UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for use of
☐	Definitive Proxy Statement		the Commission Only (as
☐	Definitive Additional Materials		permitted by Rule 14a-
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12		6(e)(2))

EDELBROCK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of filing fee (check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, ($0.01 par value)

2)	Aggregate number of securities to which transaction applies:

3,274,774 outstanding shares of Common Stock to be exchanged for cash in the merger and 481,387 shares subject to warrants and options representing the right to acquire shares of Common Stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

The filing fee of $7,247 was calculated based on (i) 3,274,774 shares of Common Stock to be exchanged for cash in the merger multiplied by the $16.75 per share merger consideration, plus (ii) the cash-out value of 481,387 options and warrants representing the right to purchase shares of Common Stock determined by the excess, if any, of $16.75 over the per-share exercise price of the option or warrant multiplied by the number of shares subject to the option or warrant. The filing fee was accordingly calculated by multiplying the cash transaction value of $57,196,755 by .00012670.

4)	Proposed maximum aggregate value of transaction:

$57,196,755

5)	Total fee paid:

$7,247

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6)	Amount Previously Paid:

7)	Form, Schedule or Registration Statement No.:

8)	Filing Party:

9)	Date Filed:

EDELBROCK CORPORATION

2700 California Street
Torrance, California 90503

[                    ] [     ], 2004

Dear Stockholders:

      You are cordially invited to attend a special meeting of the stockholders of Edelbrock Corporation (“Edelbrock”) to be held on [                    ] [     ], 2004, at [     ]:[     ] [a.m.] [p.m.], local time, at the Edelbrock Corporation facility located at 510 Madrid Avenue, Torrance, California 90505.

      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 25, 2004, by and among Edelbrock, Edelbrock Holdings, Inc. (“Edelbrock Holdings”) and Edelbrock Merger Sub, Inc. (“Edelbrock Merger Sub”) and approve the merger contemplated by the merger agreement. Edelbrock Merger Sub is a wholly owned subsidiary of Edelbrock Holdings and was formed solely for the purpose of acquiring all of the outstanding shares of Edelbrock common stock not already owned or controlled by O. Victor Edelbrock, Edelbrock’s Chairman, President and Chief Executive Officer. Both Edelbrock Holdings and Edelbrock Merger Sub are controlled by Mr. Edelbrock. Pursuant to the merger, Edelbrock Merger Sub will be merged with and into Edelbrock with Edelbrock continuing as the surviving corporation, which will no longer be a publicly-traded company.

      If the merger agreement is adopted and the merger is approved and completed in accordance with its terms you will be entitled to $16.75 in cash for each share of Edelbrock’s common stock that you own, less any applicable taxes. Prior to the merger, it is intended that each outstanding option and warrant for Edelbrock’s common stock will be canceled in exchange for the excess, if any, of $16.75 over the per share exercise price of such option or warrant multiplied by the number of shares subject to the option or warrant, and, in the case of options, less any applicable taxes. The total cash consideration payable to Edelbrock’s stockholders in connection with the merger is approximately $57.0 million.

      On June 25, 2004, a special committee of our board of directors unanimously determined that the proposed merger is advisable, fair to, and in the best interests of, Edelbrock and its unaffiliated public stockholders, and resolved to recommend the approval and adoption of the merger agreement and the merger by our stockholders. The special committee consists of three directors who are neither officers nor employees of Edelbrock, are not directly or indirectly affiliated with Edelbrock, and will not own an economic interest in Edelbrock or Edelbrock Holdings following the merger. On June 25, 2004, the board of directors, taking into account the unanimous recommendation of the special committee, voted to approve the merger agreement (with Mr. Edelbrock abstaining) and resolved to recommend that you vote “FOR” approval and adoption of the merger agreement and the merger.

      In reaching its decision, the special committee considered many factors, including an oral opinion delivered by Kerlin Capital Group, LLC (“Kerlin Capital”), the special committee’s financial advisor, on June 25, 2004 and subsequently confirmed in writing that, as of that date, and based on, and subject to, the matters set forth in the opinion, the consideration to be received by Edelbrock’s stockholders in the merger was fair from a financial point of view to Edelbrock’s unaffiliated public stockholders.

      The accompanying proxy statement explains the proposed merger and provides specific information concerning the merger agreement and the special meeting. We urge you to read these materials, including the merger agreement attached as Exhibit A and other appendices, completely and carefully.

      The merger agreement requires that the merger be approved and adopted by an affirmative vote of the holders of a majority of the outstanding shares of Edelbrock’s common stock. Mr. Edelbrock, together with family trusts for which he serves as trustee, own shares of Edelbrock common stock, constituting 51.2% of the total number of issued and outstanding shares and, accordingly, have the power to cause the merger agreement to be adopted and approved by Edelbrock’s stockholders. You have the right to dissent from the merger under the Delaware General Corporation Law, and upon compliance with procedural requirements, receive the “fair value” of your shares if the merger is completed. In order to exercise dissenters’ rights, you must not vote in favor of the merger.

      Whether or not you can attend the meeting, please read the proxy statement carefully, then sign, date and return the enclosed proxy card promptly in the enclosed pre-addressed postage-paid envelope, so that your shares will be represented at the meeting. If you later attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

      Failure to return a properly executed proxy card or vote at the special meeting will have the same effect as a vote against the approval and adoption of the merger agreement and the merger. If you have any questions, or need assistance in completion of your proxy, please contact Edelbrock in writing at 2700 California Street, Torrance California, or by phone at (310) 781-2222 extension 2173.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

      This proxy statement is dated [                    ], 2004 and is first being mailed to Edelbrock stockholders on or about [                    ], 2004.

EDELBROCK CORPORATION

2700 California Street
Torrance, California 90503

NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS

TO BE HELD ON [                        ], 2004

To Our Stockholders:

      Notice is hereby given that a special meeting of the stockholders of Edelbrock will be held on [                    ], 2004 at [     :     ] [a.m.] [p.m.], local time, at the Edelbrock facility located at 510 Madrid Avenue, Torrance, California 90505 for the following purposes:

1.	To vote on the approval and adoption of the Agreement and Plan of Merger, dated as of June 25, 2004, by and among Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub, and to approve the merger contemplated by the agreement. Pursuant to the merger agreement, Edelbrock Merger Sub will be merged with and into Edelbrock, with Edelbrock as the surviving corporation, and each stockholder of Edelbrock will be entitled to receive $16.75 per share in cash, without interest, for each share of Edelbrock common stock owned in accordance with, and subject to, the terms and conditions contained in the merger agreement. It is expected that each outstanding option for Edelbrock’s common stock will be canceled prior to the merger in exchange for the excess, if any, of $16.75 over the per share exercise price of the option, multiplied by the number of shares subject to the option, less any applicable taxes. Each outstanding warrant for Edelbrock’s common stock may also be cancelled in exchange for a cash payment. Pursuant to the transaction, Edelbrock will become a privately-held company.

2.	To consider, act upon and transact such other matters, if any, as may properly come before the special meeting or any adjournments or postponements of the special meeting.

3.	To adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies as may be deemed appropriate by the proxy holders in their discretion.

      The board of directors has fixed the close of business on [                    ], 2004 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting, as the case may be. Only holders of record of shares of Edelbrock common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

      The board of directors, following consideration of the unanimous recommendation of a special committee of the board consisting of three directors who are not officers or employees of Edelbrock, are not directly or indirectly affiliated with Edelbrock or Mr. Edelbrock, and will not own an economic interest in Edelbrock or Edelbrock Holdings following the merger, has approved the merger agreement and the merger, and has determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, Edelbrock’s unaffiliated public stockholders. A copy of the merger agreement is attached as Exhibit A to this proxy statement.

      You have the right to dissent from the proposed merger and, upon compliance with the procedural requirements of the Delaware General Corporation Law, to receive the “fair value” of your shares if the merger is completed. In order to exercise dissenters’ rights, you must not vote in favor of the merger. See “SPECIAL FACTORS — Appraisal Rights” in the attached proxy statement. A copy of the relevant sections of the Delaware General Corporation Law regarding appraisal rights is attached to the accompanying proxy statement as Exhibit B.

      You should not send any certificates representing common stock with your proxy card. If the proposed merger is completed, you will be sent instructions regarding the surrender of your certificates.

      Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you attend the special meeting and wish to vote in person, you may withdraw your proxy card and vote in person. Please note, however, that, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. A broker, bank or other nominee cannot vote your shares on the merger by proxy without your express instructions.

      We urge you to read carefully the accompanying proxy statement.

Torrance, California

[                    ], 2004

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What happens if I do not return a proxy card?	10
Where can I find more information regarding the merger?	10
May I vote in person?	10
May I change my vote after I have mailed my signed proxy card?	10
If my shares are held in “street name” by my broker, will my broker vote my shares for me?	10
Should I send in my stock certificates now?	10
Do I have a right to seek an appraisal of my shares?	11
Who can help answer my questions?	11
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	11
EDELBROCK SELECTED HISTORICAL FINANCIAL DATA	12
MARKET AND MARKET PRICE	14
Market Information	14
Number of Stockholders	14
Dividends	14
INFORMATION CONCERNING THE SPECIAL MEETING	15
General	15
Matters to be Considered at the Special Meeting	15
Record Date and Voting Information	16
Voting Pursuant to Stockholders Support Agreement	16
Quorum	16
Proxies; Revocation	16
Expenses of Proxy Solicitation	17
Adjournments	17
Appraisal Rights	17
THE PARTICIPANTS	18
Edelbrock Corporation	18
Edelbrock Holdings, Inc. and Edelbrock Merger Sub, Inc	18
SPECIAL FACTORS	19
Background of the Merger	19
Purpose of the Merger	28
Structure of Transaction	29
Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger	30
Position of O. Victor Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub as to the Fairness of the Merger to Edelbrock’s Unaffiliated Stockholders	34
Edelbrock Corporation’s Position on Fairness of the Merger to Edelbrock’s Unaffiliated Public Stockholders	37
Forward Looking Information; Certain Projections	37
Edelbrock Corporation Projected Consolidated Income Statement and Cash Flow Items, March 2004, Going-Private Analysis	39
Edelbrock Corporation Projected Consolidated Income Statement and Cash Flow Items, June 2004 Analysis	40
Opinion of Financial Advisor to the Special Committee	40
Presentations by Banc of America Securities to Mr. Edelbrock	49
Alternatives to the Merger	54
Effects of the Merger	55
Interests of Certain Persons in the Merger	56
Equity Ownership in Edelbrock; Merger Consideration to Be Received by Directors and Officers of Edelbrock	57

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SUMMARY TERM SHEET

      This summary term sheet briefly describes the most important terms of the proposed merger and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should carefully read this entire document and the additional documents to which you are referred, including the Agreement and Plan of Merger attached as Exhibit A to this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Stockholders Can Find More Information.”

The Participants (page 18)

•	Edelbrock — Edelbrock Corporation, founded in 1938, is a Torrance, California-based Delaware corporation that has been publicly traded since 1994, and is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, Edelbrock Corporation owns and operates an aluminum foundry and its motorcycle carburetor division in San Jacinto, California, at which it manufactures many of its quality products. O. Victor Edelbrock’s family founded Edelbrock and has managed and controlled the company since its inception.

•	Edelbrock Holdings — Edelbrock Holdings, Inc. is a Delaware corporation that was formed in 2004 by O. Victor Edelbrock, Edelbrock’s Chairman, President and Chief Executive Officer. Mr. Edelbrock formed Edelbrock Holdings for the purpose of holding all of the outstanding common stock of Edelbrock effective upon the completion of the merger. The only stockholders of Edelbrock Holdings are the following family trusts for which Mr. Edelbrock is the trustee: the Vic and Nancy Edelbrock Inter Vivos Trust dated December 19, 1980; the Vic Edelbrock, Sr. Will Marital Deduction Fund; the Vic Edelbrock, Sr. Will Residuary Fund; the Sean Michael Robb Trust; the Alexander Edelbrock Wilson Trust; the Courtney Isom Trust; the Carey Edelbrock Robb Trust; the Cathleen Edelbrock Trust; the Christina Edelbrock Wilson Trust; the Troy Frederick Robb Trust; the Grant Douglas Robb Trust; the Brooke Elizabeth Robb Trust; and the Kyle Patrick Robb Trust. Mr. Edelbrock has discretionary decision-making authority with respect to each of these trusts.

•	Edelbrock Merger Sub — Edelbrock Merger Sub, Inc. is a Delaware corporation that was formed in 2004 and is a wholly owned subsidiary of Edelbrock Holdings. The sole purpose of Edelbrock Merger Sub is to merge with and into Edelbrock pursuant to the merger described in this proxy statement, with Edelbrock Corporation as the surviving corporation.

The Special Meeting

Date, Time, Place and Matters to be Considered (page 15)

      The special meeting of the stockholders will be held on [                    ], 2004 at [     :     ] [a.m.] [p.m.], local time, at the Edelbrock facility located at 510 Madrid Avenue, Torrance, California 90505. At the special meeting, you will be asked to consider and vote to approve and adopt the Agreement and Plan of Merger, dated as of June 25, 2004, by and among Edelbrock Corporation, Edelbrock Holdings, and Edelbrock Merger Sub and to approve the merger contemplated by the merger agreement.

Record Date, Quorum and Stockholders Support Agreement (page 16)

      The board of directors set the close of business on [                    ], 2004, as the record date for determining the holders of shares of Edelbrock common stock entitled to notice of and to vote at the special meeting. On the record date, there were 5,485,392 shares of common stock outstanding. Each holder of record of Edelbrock common stock on the record date is entitled to one vote for each share held.

      The holders of a majority of the outstanding shares of Edelbrock common stock as of the close of business on [                    ], 2004, and entitled to vote at the special meeting must be present in person or by proxy in order for a quorum to exist at the special meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum and will have the effect of a vote against the merger.

      The merger proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Edelbrock common stock. Mr. Edelbrock, together with family trusts for which he serves as trustee, owns 2,806,082 shares of Edelbrock common stock, constituting 51.2% of the total number of issued and outstanding shares. Mr. Edelbrock in his own capacity, and on the behalf of these trusts, has entered into a stockholders support agreement pursuant to which he has agreed to vote all shares of Edelbrock common stock held in favor of the merger. Mr. Edelbrock and these trusts alone have the power to cause the merger agreement to be adopted and approved by Edelbrock’s stockholders.

Revocation of Proxies (page 16)

      You may revoke your proxy at any time before the special meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to Edelbrock’s Secretary (Attn: Proxy Vote), or by attending the meeting and giving oral notice of your intention to vote in person.

      Your attendance at the meeting will not by itself constitute a revocation of your proxy. You must also vote your shares in person at the meeting. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain a “legal proxy” from the record holder. You must bring this legal proxy to the meeting in order to vote in person.

Structure of the Transaction; The Merger

What You Will Receive in the Merger (page 7)

      Unless you choose to exercise your appraisal rights in accordance with Delaware law, you will receive $16.75 per share in cash, without interest, in exchange for each share of Edelbrock common stock that you own.

      The per share cash price represents a premium of approximately (1) 23.9% over the $13.52 per share closing price of Edelbrock common stock on April 8, 2004, the last trading day before the public announcement of Mr. Edelbrock’s intention to consummate the merger, and (2) 13.1% over the $14.81 closing sale price for Edelbrock’s common stock on June 25, 2004, the day Edelbrock announced the execution of the merger agreement. In addition, the merger consideration of $16.75 per share is higher than the highest closing price of Edelbrock’s common stock at any point since June 4, 1998 as reported by the Nasdaq National Market. The total cash consideration payable to Edelbrock’s stockholders in connection with the merger is approximately $57.0 million.

Effects of the Merger (page 49)

      This is a “going private” transaction. The merger will extinguish all equity interests in Edelbrock held by its public stockholders and will result in Edelbrock being a wholly-owned subsidiary of Edelbrock Holdings. Mr. Edelbrock and family trusts for which he serves as trustee will, as stockholders of Edelbrock Holdings, be the beneficiaries of any earnings and growth of Edelbrock following the merger and will bear the risks of any decrease in the value of Edelbrock following the merger.

      Following the merger, Edelbrock common stock will no longer be publicly traded, and Edelbrock will no longer file periodic reports with the SEC.

Treatment of Stock Options and Warrants (page 65)

      All holders of outstanding options to purchase shares of Edelbrock common stock, including Edelbrock employees and directors, but excluding Mr. Edelbrock, will be able to receive, for each unexercised share of Edelbrock common stock subject to the option, an amount equal to the excess, if any, of $16.75 over the exercise price of such option multiplied by the number of shares subject to such option. Holders of options that will expire in October and prior to the expected closing date for the merger, if consummated, will be eligible to receive their respective payments prior to the closing of the merger and prior to the expiration of their option.

      Two unaffiliated third parties hold warrants to purchase an aggregate of 154,000 shares of Edelbrock common stock. These warrants may also be cancelled in exchange for a cash payment to these warrant holders.

Background of the Merger (pages 19-28)

      For a description of the events leading to the approval of the merger agreement and the merger by the board of directors, you should refer to “SPECIAL FACTORS — Background of the Merger” and “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Recommendations of the Special Committee and the Board of Directors (pages 30-34)

      A special committee of the Edelbrock board of directors, which consists of three directors who are not officers or employees of Edelbrock, are not directly or indirectly affiliated with Mr. Edelbrock, will not own an economic interest in Edelbrock or Edelbrock Holdings following the merger, and have no financial interest in the proposed merger different from the Edelbrock stockholders generally, unanimously determined that the proposed merger and the terms of the merger agreement are advisable, fair to, and in the best interests of, Edelbrock’s unaffiliated public stockholders, and unanimously recommended the approval and adoption of the merger agreement and the merger by Edelbrock’s stockholders.

      The board of directors, taking into account the unanimous recommendation of the special committee, reached a determination (with Mr. Edelbrock abstaining) that the proposed merger and the terms of the merger agreement are advisable, fair to, and in the best interests of, Edelbrock’s unaffiliated public stockholders. Accordingly, the members of the board approved the merger agreement and resolved to recommend that the stockholders vote “FOR” approval and adoption of the merger agreement and the merger. Members of the board of directors (excluding Mr. Edelbrock) will receive aggregate merger consideration of approximately $1.1 million. Please see “SPECIAL FACTORS — Interests of Certain Persons in the Merger” beginning on page [     ], for a description of such benefits.

      For a description of the factors considered by both the board of directors and the special committee in making their recommendations, see “SPECIAL FACTORS — Background of the Merger” and “— Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Opinion of Financial Advisor to the Special Committee (page 40)

      Kerlin Capital delivered an oral opinion to the special committee on June 25, 2004, and later confirmed in writing that, as of that date, based on, and subject to, the matters set forth in the opinion, the price per share to be received by the holders of Edelbrock common stock in the merger was fair to Edelbrock’s unaffiliated public stockholders from a financial point of view. A copy of this opinion is attached as Exhibit C to this proxy statement. The opinion of Kerlin Capital is addressed to the special committee and does not constitute a recommendation as to how you should vote at the special meeting.

Purpose of the Merger (page 28)

      For Edelbrock, the purpose of the merger is to eliminate the costs and burdens associated with being a publicly traded company, giving Edelbrock greater flexibility to make operating decisions based on long-term strategic goals without the concern of short-term market expectations.

      Edelbrock Holdings’ and Mr. Edelbrock’s purpose for the merger is to eliminate the substantial costs and inefficiencies of operating Edelbrock as a publicly traded company, to retain the benefit of any future earnings and growth of Edelbrock, and to acquire 100% ownership of Edelbrock.

Interests of Certain Persons in the Merger (page 50)

      In considering the board of directors’ recommendation that you vote in favor of the merger, you should be aware that Mr. Edelbrock and certain directors and executive officers of Edelbrock have interests in the merger that are different from your interests as a stockholder, including the following:

•	Mr. Edelbrock, on his own behalf and on the behalf of certain family trusts for which he serves as trustee, has entered into a stockholders support agreement pursuant to which he has agreed to vote all of the shares of Edelbrock common stock owned or controlled by him in favor of the merger.

•	Mr. Edelbrock and certain family trusts for which he serves as trustee will receive an aggregate of $7.0 million of cash consideration in the merger, and, in addition, Mr. Edelbrock will receive approximately $3.0 million in cash in exchange for shares held for his benefit in Edelbrock’s 401(k) plan.

•	As a result of their ownership of Edelbrock Holdings, Mr. Edelbrock and these family trusts will be the ultimate beneficial owners of Edelbrock following completion of the merger.

•	Executive officers of Edelbrock, consisting of nine persons excluding Mr. Edelbrock, will receive aggregate merger consideration of approximately $2.8 million.

•	Executive officers of Edelbrock have an expectation of continuing employment with Edelbrock following the merger.

      The special committee and the board of directors were aware of these interests and considered them in making their recommendations.

Merger Financing (pages 54 and 69)

      The obligation of Edelbrock Holdings and Edelbrock Merger Sub to complete the merger is subject to a financing condition. Edelbrock Holdings and Mr. Edelbrock estimate that approximately $60.9 million will be required to complete the merger and pay related fees and expenses. Edelbrock Holdings and Mr. Edelbrock expect this amount to be substantially funded through a credit line of approximately $53.0 million provided by Bank of America and City National Bank. The total cost to purchase the outstanding shares subject to the merger is $54.9 million. Payments to option and warrant holders aggregating up to approximately $2.2 million, plus fees and expenses of approximately $3.8 million, will be funded by Edelbrock from available cash on hand.

The Merger Agreement

Conditions to the Merger (page 71)

      Each party’s obligation to complete the merger is subject to the following conditions:

•	the merger agreement must have been approved by a majority of the outstanding shares of Edelbrock common stock; and

•	the absence of any restraint, order or injunction prohibiting the merger or any legal requirement that makes completion of the merger illegal.

      The obligation of each party to complete the merger is subject to various other customary closing conditions that are described on pages [     ] to [     ] of this proxy statement.

Solicitation of Other Acquisition Proposals; Adverse Recommendation Change (page 69)

      The merger agreement generally prohibits Edelbrock and its board of directors and special committee from soliciting or accepting competing acquisition proposals or entering into any agreement with a third party that relates to an acquisition proposal or that would cause Edelbrock to abandon, terminate or fail to complete the merger.

      However, prior to the date that Edelbrock’s stockholders adopt and approve the merger agreement at the special meeting, the board of directors and the special committee are permitted to engage in discussions with a third party regarding an acquisition proposal if:

•	the acquisition proposal was not solicited by Edelbrock or its representatives; and

•	the board of directors or the special committee determines in good faith, after consultation with its financial and legal advisors, that (1) the acquisition proposal is superior to Edelbrock’s stockholders as compared to the merger that is the subject of this proxy statement, and (2) the board’s or special committee’s fiduciary duties under applicable law require discussions to be conducted with the third party.

      The board of directors or the special committee is permitted by the merger agreement to withdraw its approval or recommendation of the merger agreement and the merger only if:

•	The special committee has determined, based on receipt of an unsolicited superior acquisition proposal or based on another material event relating to Edelbrock or the merger agreement that occurs after June 25, 2004 and after receipt of advice from its financial advisors and legal counsel, that under the circumstances the board’s failure to make an adverse recommendation is reasonably likely to breach the special committee’s or the board’s fiduciary duties under applicable law; and

•	The adverse recommendation by the board of directors or the special committee is made prior to the date that Edelbrock’s stockholders have adopted and approved the merger agreement.

Termination of the Merger Agreement (page 72)

      The merger agreement will automatically terminate prior to the completion of the merger if the board of directors or the special committee makes an adverse recommendation regarding the merger in accordance with the terms and conditions of the merger agreement.

      The merger agreement may also be terminated prior to the completion of the merger under other circumstances that are described in the merger agreement, including if the merger has not been completed by March 25, 2005, or in the event of a final order prohibiting the merger.

Termination Fees and Expenses (page 73)

      Edelbrock must pay up to $1,000,000 of Edelbrock Holdings’ fees and expenses, if the merger agreement is terminated under specified circumstances described in the merger agreement. In addition, Edelbrock must pay Edelbrock Holdings a termination fee of $2,000,000, less the amount of any reimbursement made by Edelbrock, if the merger agreement is terminated under specified circumstances described in the merger agreement.

Litigation Related to the Merger (page 57)

      Three purported class action lawsuits relating to the merger have been served. Each of these actions purport to be brought on behalf of Edelbrock’s public stockholders. The complaints seek a preliminary and permanent injunction to enjoin the merger and, if the merger is consummated, rescission and damages. The three actions have been consolidated into a single action. On July 30, 2004, the parties to the consolidated action entered into a memorandum of understanding with respect to a proposed settlement of these actions.

Regulatory Approvals and Requirements (page 56)

      In connection with the merger, Edelbrock will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies. It is currently expected that no regulatory approvals will be required in order to complete the merger.

Certain Risks in the Event of Bankruptcy (page 54)

      If Edelbrock is insolvent at the time of the merger or becomes insolvent because of the merger, the funds paid to stockholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of Edelbrock’s creditors. If such claims are asserted by Edelbrock’s creditors, there is a risk that persons who were stockholders at the effective time of the merger would be ordered by a court to return to Edelbrock’s trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. The board of directors of Edelbrock has no reason to believe that Edelbrock and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

Appraisal Rights (page 59)

      If the merger is to be completed but you do not wish to exchange your shares of Edelbrock common stock for the merger consideration, you have the right under Delaware law to have the “fair value” of your shares determined by the Delaware Court of Chancery. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must:

•	not vote in favor of adoption of the merger agreement and approval of the merger;

•	make a written demand to Edelbrock for appraisal before the vote on the merger agreement and the merger; and

•	hold your shares of record continuously from the time of making a written demand for appraisal until the closing date of the merger.

      You will not protect your right of appraisal by merely voting against the merger agreement and the merger. A copy of the relevant section of the Delaware General Corporation Law is attached to this proxy statement as Exhibit B.

Federal Income Tax Consequences (page 57)

      You will be taxed on the cash you receive in the merger to the extent that the cash exceeds your tax basis in your shares, or, conversely, you will recognize loss to the extent that your tax basis exceeds the cash you receive. Please note you should consult your tax advisor regarding your individual tax consequences as a result of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

When and where is the special meeting?

      The special meeting of stockholders will be held on [                    ], 2004, at [      a.m.][p.m.] at the Edelbrock facility located at 510 Madrid Avenue, Torrance, California 90505.

What am I being asked to vote upon?

      You are being asked to approve and adopt the merger agreement and approve the merger. Under the merger agreement, Edelbrock Merger Sub will be merged with and into Edelbrock with Edelbrock continuing as the surviving corporation. Edelbrock Merger Sub is a Delaware corporation formed in June 2004 and is wholly owned by Edelbrock Holdings. Edelbrock Holdings is a Delaware corporation formed in June 2004 and controlled by O. Victor Edelbrock, Edelbrock’s Chairman, President and Chief Executive Officer.

What will happen to Edelbrock as a result of the merger?

      If the merger agreement is adopted by the stockholders and the merger is approved and completed, Edelbrock will no longer be a publicly held corporation. Prior to the merger, Mr. Edelbrock’s family trusts will contribute at least 2,210,618 shares of Edelbrock common stock to Edelbrock Holdings in exchange for shares of common stock of Edelbrock Holdings. Mr. Edelbrock, individually and on behalf of certain family trusts of which he serves as trustee, will own Edelbrock as the surviving corporation through the ownership of Edelbrock Holdings.

What will I receive in the merger?

      If the merger is completed, each of your shares of Edelbrock common stock will be converted into the right to receive $16.75 in cash, without interest.

What kind of premium to the price of Edelbrock common stock is implied by the merger consideration?

      The merger consideration represents a premium of approximately (i) 23.9% over the $13.52 closing sale price for Edelbrock common stock as listed on the Nasdaq National Market on April 8, 2004, the last trading day before Mr. Edelbrock’s intention to consummate the merger was publicly announced, and (ii) 13.1% over the $14.81 closing sale price for Edelbrock’s common stock as listed on the Nasdaq National Market on June 25, 2004, the day Edelbrock announced the execution of the merger agreement. In addition, the merger consideration of $16.75 per share is higher than the highest closing price of Edelbrock’s common stock at any point since June 4, 1998. The total cash consideration payable to Edelbrock’s stockholders in connection with the merger is approximately $57.0 million.

What will happen to outstanding stock options and warrants?

      All holders of outstanding options to purchase shares of Edelbrock common stock, including Edelbrock employees and directors, but excluding Mr. Edelbrock, will be able to receive, for each share of Edelbrock common stock subject to the option, an amount equal to the positive difference between $16.75 and the exercise price of such option, multiplied by the number of shares subject to the option. Holders of options that will expire in October and prior to the expected closing date for the merger, if consummated, will be eligible to receive their respective payments prior to the closing of the merger, and prior to the expiration of their option. Two unaffiliated third parties who together hold warrants exercisable for an aggregate of 154,000 shares may also receive a cash payment in exchange for the cancellation of their warrants.

Why was the special committee formed?

      Apart from Mr. Edelbrock, certain members of the Edelbrock board of directors, Jeffrey L. Thompson, Aristedes T. Feles and Cathleen Edelbrock, in particular, have an interest in the merger because they expect to remain members of management of Edelbrock following the merger. In addition, Mr. Timothy Pettit, an outside director, is the trustee of the Edelbrock 401(k) plan, and also provides tax services to both Edelbrock and Mr. Edelbrock personally. As a result of the potential conflicts, the Edelbrock board of directors concluded that the formation of a special committee of independent directors who were not officers or employees of Edelbrock, and who will not be officers or employees of Edelbrock or Edelbrock Holdings following the merger was necessary to evaluate and negotiate the merger and, if appropriate, recommend the adoption of the merger agreement and approval of the merger.

What will happen to present members of management and the board of directors?

      It is expected that Edelbrock’s current management will continue as its management following the merger. Like all other Edelbrock stockholders, members of management and the board of directors will be entitled to receive $16.75 per share in cash, without interest, for their shares of Edelbrock common stock (other than the shares that will be contributed to Edelbrock Holdings in exchange for common stock of Edelbrock Holdings). Mr. Edelbrock and trusts for which he serves as trustee will receive approximately $7.0 million of cash consideration pursuant to the merger as a result of their ownership of shares of Edelbrock that they will not be contributing to Edelbrock Holdings. In addition, members of management and the board of directors, but excluding Mr. Edelbrock, will also receive the cash-out value for their options.

Why did the special committee approve and recommend the merger agreement and the merger?

      In making the determination to approve and recommend the merger and the merger agreement, the special committee of the board of directors considered, among other factors:

•	The oral opinion of Kerlin Capital delivered on June 25, 2004, which was subsequently confirmed in writing, that, as of June 25, 2004 and based on, and subject to, the matters described in the opinion, the consideration to be received by Edelbrock’s unaffiliated public stockholders in the merger was fair from a financial point of view to such stockholders; and

•	The fact that the merger consideration of $16.75 per share to be received by Edelbrock’s unaffiliated public stockholders represented (1) a 23.9% premium over the $13.52 per share closing price of Edelbrock’s common stock on April 8, 2004, the last full trading day prior to the public announcement of Mr. Edelbrock’s intention to consummate the merger, (2) an increase of $1.95 per share over Mr. Edelbrock’s original proposal of $14.80 per share and (3) was higher than the highest closing price of Edelbrock’s common stock at any point since June 4, 1998 as reported by the Nasdaq National Market. For a discussion of additional factors considered by the special committee, see page 30, “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Why is the Edelbrock board of directors recommending that I vote to approve and adopt the merger agreement and the merger?

      The board of directors, taking into account the unanimous recommendation of the special committee, believes that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of, Edelbrock and its unaffiliated public stockholders. Accordingly, the board of directors voted to approve the merger agreement (with Mr. Edelbrock abstaining) and resolved to recommend that you vote “FOR” approval and adoption of the merger agreement and the merger. Members of the board of directors (excluding Mr. Edelbrock) will receive aggregate merger consideration of approximately $1.1 million. Please see “SPECIAL FACTORS — Interests of Certain Persons in the Merger” beginning on page 48, for a description of such benefits. To review the background and reasons for the merger in greater detail, see “SPECIAL FACTORS — Background of the Merger” and “— Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Is the merger subject to the satisfaction of any conditions?

      Yes. Before the merger can be completed, a number of conditions must be satisfied or waived. See “THE MERGER AGREEMENT — Conditions to Completing the Merger” on pages 69 to 70.

How will Mr. Edelbrock finance the merger?

      Mr. Edelbrock and Edelbrock estimate that approximately $60.9 million will be required to complete the merger and pay all related fees and expenses. Mr. Edelbrock, subject to certain conditions, expects to receive funds to finance the merger in the amount of $53.0 million from Bank of America and City National Bank. The total cost to purchase the outstanding shares subject to the merger is $54.9 million. Payments to option and warrant holders aggregating approximately $2.2 million, and fees and expenses of approximately $3.8 million incurred by Edelbrock will be paid out of available cash.

When do you expect the merger to be completed?

      Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub are working toward completing the merger as quickly as possible. If the merger agreement is adopted and the merger is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

What will happen to the market for Edelbrock common stock following the merger?

      Following the merger, Edelbrock common stock will no longer be quoted on the Nasdaq National Market, and there will no longer be a public market for Edelbrock common stock. Price quotations for Edelbrock common stock will no longer be available, and the registration of Edelbrock common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

What happens if I sell my shares of Edelbrock common stock before the special meeting?

      The record date for the special meeting is before the expected closing date of the merger. If you transfer your shares of Edelbrock common stock after the record date but before the merger, you will retain your right to vote at the special meeting but will transfer the right to receive the $16.75 in cash per share (if the merger occurs) to the person to whom you transferred your shares.

What are the U.S. federal income tax consequences of the merger?

      The receipt of cash for shares of Edelbrock common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss equal to the difference between $16.75 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss generally will be a capital gain or loss if you held the shares of common stock as a capital asset. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor with respect to your own individual tax consequences as a result of the merger.

Who can vote on the merger agreement?

      Holders of Edelbrock common stock at the close of business on [                    ], 2004, the record date for the special meeting, may vote in person or by proxy at the special meeting.

What vote is required to adopt the merger agreement and approve the merger?

      The merger agreement must be adopted by the affirmative vote of a majority of the outstanding shares of Edelbrock common stock. An affirmative vote of a majority of the shares held by public stockholders unaffiliated with Mr. Edelbrock and his affiliates is not required. Mr. Edelbrock on his own behalf and on behalf of family trusts for which he serves as trustee has agreed to vote in favor of the adoption of the merger agreement pursuant to a stockholders support agreement. Mr. Edelbrock and these trusts hold

2,806,082 shares of Edelbrock common stock, constituting 51.2% of the total number of issued and outstanding shares. The affirmative vote of these stockholders is sufficient to adopt the merger agreement and approve the merger.

What do I need to do now?

      You should read this proxy statement carefully, including the exhibits accompanying this proxy statement and the documents incorporated by reference into this proxy statement, and consider how the merger affects you. Then, please mark your vote on your proxy card and date, sign and mail it in the enclosed postage paid return envelope as soon as possible so that your shares can be voted at the special meeting.

What happens if I do not return a proxy card?

      The failure to return your proxy card will have the same effect as voting against the merger agreement.

Where can I find more information regarding the merger?

      The U.S. Securities and Exchange Commission (the “SEC”) requires all affiliated parties involved in certain “going-private” transactions such as the merger to file with it a transaction statement on Schedule 13E-3. Edelbrock, Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub have filed a transaction statement on Schedule 13E-3 with the SEC, copies of which are available without charge at its website at www.sec.gov. In addition, each exhibit to the Schedule 13E-3 and the other documentation relating to the merger and the merger financing, including prior Edelbrock filings with the SEC, which are incorporated herein by reference, will be made available for inspection and copying at Edelbrock’s principal office during regular business hours to any Edelbrock stockholder or representative of a stockholder as so designated in writing or upon written request to Edelbrock at its principal office, attention Secretary — Proxy Vote. The merger agreement is attached as Exhibit A to this proxy statement. You should carefully read the entire merger agreement because it is the legal document that governs the merger.

May I vote in person?

      Yes. You may attend the special meeting of the Edelbrock stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a “legal proxy” from the broker, bank or other nominee. You must bring this legal proxy to the meeting in order to vote in person.

May I change my vote after I have mailed my signed proxy card?

      Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice directed Secretary — Proxy Vote at Edelbrock’s corporate offices located at 2700 California Street, Torrance, California 90503, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card before the special meeting. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change those instructions.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

      No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided to you by your broker.

Should I send in my stock certificates now?

      No. If the merger is completed, you will receive written instructions for exchanging your shares of Edelbrock common stock for a cash payment of $16.75 per share.

Do I have a right to seek an appraisal of my shares?

      Yes. If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 57 to 60 of this proxy statement and in Exhibit B to this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of Edelbrock common stock, which will be paid to you if you seek an appraisal, may be more than, less than, or equal to the $16.75 per share to be paid in the merger.

Who can help answer my questions?

      The information provided above in question and answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the exhibits and the documents incorporated by reference into this proxy statement. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Edelbrock Corporation, in writing at 2700 California Street, Torrance, California 90503 or by phone at: (310) 781-2222 extension 2173.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement contains certain forward-looking statements regarding Edelbrock that are based on the beliefs of Edelbrock’s management as well as assumptions made by, and information currently available to, Edelbrock’s management. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Certain factors that could cause actual results to differ materially from Edelbrock’s expectations include, but are not limited to, general business conditions, competition and other factors which are described from time to time in Edelbrock’s public filings with the SEC, news releases and other communications. Also, when Edelbrock uses the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “intends,” “objectives,” “goals,” “aims,” “projects,” or similar words or expressions, Edelbrock is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Edelbrock assumes no obligation to update any forward-looking statements made herein or elsewhere whether as a result of new information, future events or otherwise.

EDELBROCK SELECTED HISTORICAL FINANCIAL DATA

      Edelbrock’s selected historical financial data presented below as of and for the five fiscal years ended June 30, 2004, is derived from the audited consolidated financial statements of Edelbrock and its subsidiaries. The following selected historical financial data should be read in conjunction with Edelbrock’s most recent Annual Report on Form 10-K incorporated by reference herein. See “QUESTIONS AND ANSWERS ABOUT THE MERGER — Where can I find more information regarding the merger?”

	Fiscal Year Ended June 30,

Edelbrock Corporation	2004	2003	2002	2001		2000

Income Statement Data:
Revenues	$125,980,000	$115,225,000	$123,579,000	$115,630,000		$121,173,000
Cost of sales	80,850,000	73,409,000	78,074,000	72,734,000		74,315,000

Gross Profit	45,130,000	41,816,000	45,505,000	42,896,000		46,858,000

Operating expenses
Selling, general and administrative	35,813,000	33,648,000	33,151,000	31,607,000		30,762,000
Research & development	3,913,000	3,827,000	3,852,000	3,651,000		3,688,000
Write-off uncollectible receivable	—	—	—	—		—
Settlement expense	—	—	—	—		—

Total Operating Expenses	39,726,000	37,475,000	37,003,000	35,258,000		34,450,000

Operating income	5,404,000	4,341,000	8,502,000	7,638,000		12,408,000
Interest expense	6,000	48,000	96,000	283,000		196,000
Interest income	31,000	54,000	53,000	227,000		385,000
Gain on sale of assets and other income	453,000	—	—	—		—

Income before taxes on income	5,882,000	4,347,000	8,459,000	7,582,000		12,597,000
Taxes on income	2,388,000	1,377,000	3,099,000	2,790,000		4,549,000

Net Income	$3,494,000	$2,970,000	$5,360,000	$4,792,000		$8,048,000

Per Share Data:
Net income per share:
Basic net income per share*	$0.64	$0.54	$0.98	$0.86		$1.41

Diluted net income per share*	$0.63	$0.54	$0.98	$0.86		$1.41

Basic weighted average number of shares outstanding*	5,465,000	5,452,000	5,492,000	5,585,000		5,697,000
Effect of dilutive stock options and warrants*	52,000	6,000	1,000	—		7,000

Diluted weighted average number of shares outstanding*	5,517,000	5,458,000	5,493,000	5,585,000		5,704,000

Other Data:
Capital Expenditures	$4,294,000	$5,715,000	$3,998,000	$7,595,000	**	$1,285,000
Cash Dividends	$163,000	$109,000	$101,000	$203,000		$207,000

*	Earnings per share and share amounts for the years 2000 through 2002 have been retroactively adjusted to account for Edelbrock’s 10% stock dividend distributed in June 2002.

**	Includes approximately $3.3 million for the purchase of certain assets of Russell Performance Products, Inc.

	Fiscal Year Ended June 30,

	2004	2003	2002	2001	2000

	(In thousands)
Balance Sheet Data:
Working capital	$55,638	$49,020	$46,262	$39,581	$34,273
Total assets	111,284	107,400	107,862	101,918	100,247
Total long-term debt	179	494	527	563	148
Shareholders’ equity	90,749	87,038	84,177	80,024	75,443
Book value per share	16.45	15.95	15.32	14.33	13.23
Ratio of earnings to fixed charges	981.33	91.56	89.11	27.79	65.27

MARKET AND MARKET PRICE

Market Information

      Edelbrock common stock is listed on the Nasdaq National Market under the symbol “EDEL.” The table below sets forth the range of high and low closing sales prices on the Nasdaq National Market for fiscal years 2003 and 2004.

	Closing Sales Price
	of Common Stock

Fiscal Year Ended June 30, 2003	High	Low

First Quarter	$12.45	$9.90
Second Quarter	$11.00	$9.65
Third Quarter	$12.00	$9.95
Fourth Quarter	$10.42	$9.60

Fiscal Year Ended June 30, 2004	High	Low

First Quarter	$12.50	$10.35
Second Quarter	$12.58	$11.00
Third Quarter	$14.00	$11.95
Fourth Quarter	$16.42	$13.26

      The closing sale price for shares of Edelbrock common stock on the Nasdaq National Market on April 8, 2004, the last trading day before Edelbrock announced Mr. Edelbrock’s proposal, was $13.52 per share. On June 25, 2004, the last full trading day before the public announcement of the signing of the merger agreement, the high and low sales price of Edelbrock common stock as reported on the Nasdaq National Market was $14.81 per share (no trades occurred). On [                     ], 2004, the last trading day for which information was practicably available prior to the date of the first mailing of this proxy statement, the closing price per share of Edelbrock common stock as reported on the Nasdaq National Market was $[                    ]. Stockholders should obtain a current market quotation for Edelbrock common stock before making any decision with respect to the merger.

Number of Stockholders

      As of August 5, 2004, there were issued and outstanding 5,485,392 shares of Edelbrock common stock and approximately 100 record owners and approximately 1,000 beneficial owners of Edelbrock common stock.

Dividends

      Within the prior two years, Edelbrock paid a dividend of $0.02 per share on June 13, 2003, and a dividend of $0.03 per share on December 9, 2003. Under the merger agreement, Edelbrock has agreed not to pay any dividends on its shares of common stock prior to the completion of the merger.

INFORMATION CONCERNING THE SPECIAL MEETING

General

      This proxy statement is being furnished to Edelbrock’s stockholders as part of the solicitation of proxies by the Edelbrock board of directors for use at the special meeting of stockholders to be held at the Edelbrock facility located at 510 Madrid Avenue, Torrance, California 90505 on [                    ], 2004, beginning at [          ] [a.m.] [p.m.], local time, and at any adjournments or postponements thereof. This proxy statement is accompanied by a form of proxy for use at the special meeting.

      This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about [                    ], 2004.

Matters to be Considered at the Special Meeting

      At the special meeting, the Edelbrock stockholders will be asked to vote to approve and adopt the Agreement and Plan of Merger, dated as of June 25, 2004, by and among Edelbrock Corporation, Edelbrock Holdings, and Edelbrock Merger Sub and to approve the merger contemplated by the merger agreement. Pursuant to the merger, Edelbrock Merger Sub will be merged with and into Edelbrock, with Edelbrock as the surviving corporation and becoming a wholly owned subsidiary of Edelbrock Holdings. Immediately prior to the merger, Mr. Edelbrock will, under to the terms of the stockholder support agreement, contribute at least 2,210,618 shares of the common stock of Edelbrock to Edelbrock Holdings in exchange for shares of common stock of Edelbrock Holdings.

      At the effective time of the merger, each share of common stock of Edelbrock issued and outstanding immediately prior to the filing of a certificate of merger with the Secretary of State of the State of Delaware will be converted into the right to receive $16.75 in cash, without interest, except for:

•	shares for which appraisal rights have been perfected properly under Section 262 of the Delaware General Corporation Law, which will be entitled to receive the consideration provided for by Delaware law;

•	shares held by Edelbrock in treasury, which will be canceled without payment; and

•	shares held by Edelbrock Holdings prior to the merger, which will be canceled without payment.

      Like all other Edelbrock stockholders, executive officers of Edelbrock and the board of directors will be entitled to receive $16.75 per share in cash, without interest, for each share of Edelbrock common stock held by them at the time of the merger. In addition, 417,910 shares owned by family trusts controlled by Mr. Edelbrock and not contributed to Edelbrock Holdings, plus 177,553 shares held by Mr. Edelbrock in the Edelbrock 401(k) plan, will be converted into approximately $10.0 million in cash consideration.

      All holders of outstanding options to purchase shares of Edelbrock common stock, excluding Mr. Edelbrock, will be able to receive, for each share of Edelbrock common stock subject to an option, an amount equal to the positive difference between $16.75 and the per share exercise price of such option, multiplied by the number of shares subject to the option. Holders of options that will expire in October and prior to the expected closing date for the merger, if consummated, will be eligible to receive their respective payments prior to the closing of the merger, and prior to the expiration of their option. Two unaffiliated third parties holding warrants exercisable for an aggregate of 154,000 shares may also receive a cash payment in exchange for the cancellation of their respective warrants.

      Edelbrock does not expect a vote to be taken at the special meeting on any matter other than the proposal to adopt the merger agreement and approve the merger and, if necessary, a vote to adjourn or postpone the meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment. The proxies Edelbrock is soliciting will grant discretionary authority to vote in favor of adjournment or postponement of the special meeting to the extent the proxy holders may deem appropriate in their discretion.

Record Date and Voting Information

      Only holders of record of Edelbrock common stock at the close of business on [                    ], 2004 will be entitled to notice of, and to vote at, the special meeting. At the close of business on [                    ], 2004, there were 5,485,392 shares of Edelbrock common stock outstanding and entitled to vote. A list of the Edelbrock stockholders will be available for review at Edelbrock’s corporate offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of Edelbrock common stock on the record date is entitled to one vote for each share held.

      All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Voting Pursuant to Stockholders Support Agreement

      Mr. Edelbrock and certain family trusts for which Mr. Edelbrock serves as trustee have entered into a stockholders support agreement with Edelbrock that requires them to vote their shares of Edelbrock common stock to adopt and approve the merger agreement and merger, and to use all reasonable efforts to take, or cause to be taken, all actions that are necessary or advisable to consummate the transactions contemplated by the merger agreement. As provided in the stockholders support agreement, an aggregate of 2,806,082 shares of Edelbrock common stock owned by Mr. Edelbrock and such trusts will be voted to adopt and approve the merger agreement and the merger. These shares represent in the aggregate approximately 51.2% of the voting power represented by the outstanding shares of Edelbrock common stock currently entitled to vote at the special meeting. For additional details regarding the stockholders support agreement, see “SPECIAL FACTORS — The Stockholders Support Agreement.”

Quorum

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Edelbrock common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

      Because the affirmative vote of a majority of all outstanding shares of Edelbrock common stock is required in order to adopt the merger agreement and approve the merger, abstentions and broker non-votes will have the same effect as votes against adoption and approval of the merger agreement.

      With the exception of broker non-votes, the treatment of which is discussed above, each share of Edelbrock common stock represented by a proxy properly executed and received by Edelbrock in time to be voted at the special meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted for the proposal to adopt the merger agreement and approve the merger.

Proxies; Revocation

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Edelbrock at Edelbrock’s principal office located at 2700 California Street, Torrance, California 90503, Secretary — Proxy Vote, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain a “legal proxy” from the record holder. The stockholder must bring this legal proxy to the meeting in order to vote in person.

Expenses of Proxy Solicitation

      Edelbrock will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others for forwarding to these beneficial owners. Edelbrock may reimburse persons representing beneficial owners of common stock for their reasonable costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of Edelbrock. No additional compensation will be paid to directors, officers or other regular employees for their services.

Adjournments

      It is not expected that the special meeting will be adjourned for the purpose of soliciting additional proxies; however, the proxy card will provide the discretionary authority to the proxy holders to do so.

Appraisal Rights

      Stockholders who do not vote in favor of adoption of the merger agreement and approval of the merger, and who otherwise comply with the applicable statutory procedures of Delaware law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Edelbrock common stock as set forth in Section 262 of the Delaware General Corporation Law. See “SPECIAL FACTORS — Appraisal Rights.”

      Please do not send in stock certificates at this time. If the merger is completed, the procedure for the exchange of certificates representing shares of Edelbrock’s common stock will be as described in this proxy statement. For a description of procedures for exchanging certificates representing shares of Edelbrock’s common stock for the merger consideration following completion of the merger, see “THE MERGER AGREEMENT– Payment for Shares and Surrender of Stock Certificates.”

THE PARTICIPANTS

Edelbrock Corporation

2700 California Street

Torrance, California 90503
(310) 781-2222

      Originally founded in 1938, Torrance, California-based Edelbrock Corporation, a Delaware corporation that has been publicly traded since 1994, is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. Mr. Edelbrock’s family founded Edelbrock and has remained intrinsically involved since the inception of the company. In addition to three production facilities and an automated distribution center in Torrance, Edelbrock Corporation owns and operates an aluminum foundry and its motorcycle carburetor division in San Jacinto, California, at which it manufactures many of its quality products.

Edelbrock Holdings, Inc. and Edelbrock Merger Sub, Inc.

2700 California Street

Torrance, California 90503
(310) 781-2222

      Edelbrock Holdings is a Delaware corporation formed in 2004 by O. Victor Edelbrock, Edelbrock’s Chairman, President and Chief Executive Officer. Mr. Edelbrock and family trusts for which he serves as trustee formed Edelbrock Holdings solely for the purpose of holding the common stock of Edelbrock Merger Sub and shares of Edelbrock common stock contributed by Mr. Edelbrock and these family trusts to Edelbrock Holdings in connection with the merger. The stockholders of Edelbrock Holdings following the merger will be the following family trusts: the Vic and Nancy Edelbrock Inter Vivos Trust dated December 19, 1980, the Vic Edelbrock, Sr. Will Marital Deduction Fund, the Vic Edelbrock, Sr. Will Residuary Fund, the Sean Michael Robb Trust, the Alexander Edelbrock Wilson Trust, the Courtney Isom Trust, the Carey Edelbrock Robb Trust, the Cathleen Edelbrock Trust, the Christina Edelbrock Wilson Trust, the Troy Frederick Robb Trust, the Grant Douglas Robb Trust, the Brooke Elizabeth Robb Trust, and the Kyle Patrick Robb Trust. Mr. Edelbrock has discretionary decision-making authority with respect to each of these trusts. Edelbrock Merger Sub is a Delaware corporation formed in 2004 that is wholly owned by Edelbrock Holdings. Edelbrock Merger Sub was formed solely for the purpose of effecting the merger. Edelbrock Holdings’ and Edelbrock Merger Sub’s sole executive officer and director is O. Victor Edelbrock, a U.S. citizen.

SPECIAL FACTORS

Background of the Merger

      On November 18, 2003, Mr. Edelbrock met with representatives of Banc of America Securities, LLC (“Banc of America Securities”), which Mr. Edelbrock was considering retaining as his financial advisor with respect to a transaction that would result in Edelbrock’s becoming a privately-held company. Representatives from Banc of America Securities, as well as Bank of America N.A., were present. Members of Edelbrock’s management, Mr. Jeffrey L. Thompson, Edelbrock’s Chief Operating Officer, and Mr. Aristedes T. Feles, Edelbrock’s Chief Financial Officer, were also present. At the meeting, Banc of America Securities first discussed the concept of a going private transaction with Mr. Edelbrock. The participants discussed strategic goals and objectives, process and timing, and roles and responsibilities of parties to be involved. The parties also engaged in an overview discussion of Edelbrock’s current stock price performance, historical trading volume, and ownership profile.

      On February 12, 2004, Mr. Edelbrock held a second meeting with representatives of Banc of America Securities and Bank of America, N.A. to consider further a going private transaction involving Edelbrock, again including a discussion of process and timing, and roles and responsibilities, as well as financing arrangements and considerations for such a transaction. Messrs. Thompson and Feles were also present.

      Throughout February and March 2004, Edelbrock’s management generated projected financial data for fiscal 2004, 2005 and 2006. The projections were prepared on the assumption that Edelbrock was no longer publicly-held. These projections were refined into the projections eventually provided in February and also March to Bank of America, N.A. and City National Bank for their analysis of the transaction in developing their financing commitments. These projections were also provided to Banc of America Securities and Kerlin Capital in June.

      On March 1, 2004, Mr. Edelbrock signed a financing commitment letter with Bank of America, N.A., which would finance in part a going private transaction with respect to Edelbrock. Each of Bank of America, N.A., and also City National Bank which would also later commit to finance a part of the transaction, had prior lending relationships with Edelbrock.

      On March 3, 2004, Mr. Edelbrock signed an engagement letter with Banc of America Securities for the provision of financial advisory services to Mr. Edelbrock in connection with a proposal by Mr. Edelbrock that would result in Edelbrock becoming a privately-held company.

      On March 11, 2004, Mr. Edelbrock and members of Edelbrock management met with Banc of America Securities as part of an organizational meeting concerning a going private proposal. Representatives from Banc of America Securities, as well as Bank of America N.A. were present. Messrs. Thompson and Feles were also present. Representatives of Morgan Lewis & Bockius LLP were also present, which firm had provided legal services to Edelbrock up to that time in unrelated matters and Mr. Edelbrock was considering retaining as his counsel with respect to the transaction. To avoid any potential conflict of interest concerns, Morgan Lewis later resigned from any engagement with respect to the transaction and Mr. Edelbrock was represented by Troy & Gould. At the meeting, a review of process and timing of a transaction was discussed, as well as a brief overview of issues often encountered in going-private transactions. Recent stock price performance, trading history, and the ownership profile of Edelbrock’s common stock were also discussed.

      On April 2, 2004, Mr. Edelbrock sent a letter to the attention of Edelbrock’s board of directors in which he proposed a transaction whereby an entity newly formed by him would acquire all of the outstanding shares of Edelbrock common stock not already owned by Mr. Edelbrock or family trusts he controlled for $14.80 per share via a cash merger. The letter indicated that the requisite financing for the proposed transaction would be available from debt financing for which commitment letters had already been obtained by Mr. Edelbrock.

      On April 5, 2004, the Edelbrock board of directors received a copy of the letter and held a meeting to discuss the proposal from Mr. Edelbrock. The board of directors designated a special committee of the board of directors, consisting solely of directors who were not officers or employees of Edelbrock and who had no financial interest in the proposed transaction different from Edelbrock’s stockholders generally. The special committee was given exclusive authority, among other things, to consider, negotiate, evaluate and either recommend or reject the terms of any proposed transaction. The special committee initially consisted of Messrs. Ralph O. Hellmold, Jerry Herbst, Timothy D. Pettit and Dr. Cornelius J. Pings, all non-employee directors.

      On April 6, 2004, the special committee retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) as its independent counsel to advise the special committee in connection with Mr. Edelbrock’s proposal.

      On April 7, 2004, City National Bank provided a written financing commitment letter to Mr. Edelbrock and his affiliates to provide a portion of the financing for the proposed transaction, which referenced the commitment letter between Mr. Edelbrock and his affiliates, and Bank of America, N.A.

      On April 12, 2004, Edelbrock issued a press release announcing the receipt and terms of Mr. Edelbrock’s proposal, and the formation of the special committee.

      On April 14, 2004, the special committee held its first meeting by telephonic conference call. Present at the meeting were Messrs. Hellmold and Pettit and Dr. Pings. Mr. Herbst was not able to participate in the meeting. Also present at the meeting were representatives of Skadden Arps. The principal purposes of the meeting were to:

•	provide the special committee with an overview of class action litigation filed in Delaware involving Edelbrock and its directors and officers relating to Mr. Edelbrock’s proposal, and

•	discuss the selection of an independent financial advisor in connection with the special committee’s consideration of Mr. Edelbrock’s proposal.

      At the April 14th meeting, representatives of Skadden Arps provided the special committee with a detailed overview of the fiduciary duties of directors under Delaware law as members of the special committee in the context of a sale of Edelbrock, in general, and Mr. Edelbrock’s proposal, in particular. The special committee also discussed the pending Delaware litigation. Mr. Hellmold then provided an overview of the process of selecting an independent financial advisor to advise the special committee in connection with Mr. Edelbrock’s proposal. Mr. Hellmold also provided an update as to those firms from which he had received proposals, those firms from which he had received indications of interest and those firms from which he had received indications of no interest in providing the desired services. The special committee and its legal advisors discussed the information provided by Mr. Hellmold and certain legal considerations in the selection of an independent financial advisor. At the April 14th meeting, the special committee designated Mr. Hellmold as its Chairman.

      On or about April 14, 2004, each of the members of the board of directors received a letter from Dalton, Greiner, Hartman, Maher & Co., LLC (“Dalton Greiner”), a stockholder of Edelbrock stating, among other things, that Dalton Greiner was disappointed to learn that Mr. Edelbrock was proposing to take Edelbrock private and that it believed that Mr. Edelbrock’s proposed offer price of $14.80 per share undervalued Edelbrock’s business.

      On April 19, 2004, Edelbrock formally asked Jones Day, which firm had provided legal services on various matters in the past for Edelbrock, to act as its legal counsel for the company in connection with Mr. Edelbrock’s proposal, as well as for Messrs. Thompson and Feles, as members of management and directors of Edelbrock not associated with Mr. Edelbrock’s proposal.

      On April 19, 2004, a regular meeting of the board of directors of Edelbrock was held. After further consideration of his role as trustee of Edelbrock’s 401(k) plan and his provision of tax services to both Edelbrock and Mr. Edelbrock personally, Mr. Pettit as a precautionary measure after discussion with the other members of the special committee and their legal counsel, resigned from the special committee. The board of directors also discussed the litigation that had been filed in Delaware in connection with Mr. Edelbrock’s proposal to take Edelbrock private.

      On April 20, 2004, the special committee held a meeting at Edelbrock’s corporate offices in Torrance, California. All members of the special committee were present either in person or by telephone at the meeting.

      Also in attendance at the meeting were representatives of Skadden Arps. The principal purposes of the meeting were to:

•	discuss the special committee’s duties and responsibilities in connection with Mr. Edelbrock’s proposal; and

•	establish a process for the selection by the special committee of an independent financial advisor to consider the fairness from a financial point of view of Mr. Edelbrock’s proposal and of any future offers, and, if appropriate, to assist the special committee in negotiating with Mr. Edelbrock.

      After representatives of Skadden Arps reviewed the special committee process for the members of the special committee, including a further discussion of the members’ fiduciary duties in connection with evaluating Mr. Edelbrock’s proposal and the judicial standards under which their conduct would be reviewed, Mr. Hellmold updated the special committee on prospective financial advisors that had submitted proposals or expected to submit proposals to act as the special committee’s independent financial advisor. The special committee determined that it would not accept additional proposals from prospective financial advisors following the close of business, Eastern time, on April 26, 2004.

      The special committee and its legal advisors also discussed certain additional resolutions it wanted the board of directors to adopt, including clarifying and confirming that the board of directors had given the special committee the exclusive authority to negotiate with Mr. Edelbrock on an arms’-length basis in connection with Mr. Edelbrock’s proposal and any modifications thereto, and authorizing the special committee to retain and utilize the services of an independent financial advisor to assist the special committee in negotiating with the entities which Mr. Edelbrock would form in connection with his proposal, and utilize such other advisors as the special committee, in its sole discretion, deemed appropriate, in each case on terms and conditions acceptable to the special committee and at Edelbrock’s expense. The special committee then determined to recommend to the board of directors that these additional and clarifying resolutions be adopted by the board of directors. The board of directors adopted these additional and clarifying resolutions by unanimous written consent effective May 6, 2004.

      The special committee and its legal advisors also discussed the Dalton Greiner letters and determined that Edelbrock should respond to the letters on behalf of the board of directors and the special committee.

      On April 22, 2004, the board of directors received a letter from Kohlberg Management IV, L.L.C. indicating an interest in acquiring 100% of the outstanding common stock of Edelbrock at a price of $16.00 per share in cash, subject to due diligence. The Kohlberg letter also indicated that Kohlberg would refinance any outstanding debt of Edelbrock and would secure a revolving credit facility to fund Edelbrock’s ongoing business operations.

      On April 23, 2004, Accretive Capital Partners, LLC sent a letter expressing an interest in providing financing to Mr. Edelbrock and his affiliates in connection with the merger and containing a recommendation that Mr. Edelbrock revise his offer to a price at least equivalent to the tangible book value of $16.25 per share. On April 26, 2004, Mr. Edelbrock sent a letter to Accretive Capital Partners, LLC, acknowledging receipt of the letter, but declining to meet with them to discuss their offer.

      On April 23, 2004, representatives of Edelbrock, Jones Day and Skadden Arps and Mr. Hellmold, in his capacity as Chairman of the special committee, had a telephone conference call to discuss further Edelbrock’s response to the Dalton Greiner letters and to discuss the Kohlberg letter. In accordance with the special committee’s determination, representatives of Edelbrock agreed to send a response letter to Dalton Greiner on behalf of the board of directors. Representatives of Edelbrock also agreed to provide a copy of the Kohlberg letter to Mr. Edelbrock and his legal and financial advisors, in light of the indication of an interest in the acquisition of “100%” of the common stock, which would require Mr. Edelbrock’s participation. Mr. Edelbrock had remained steadfast in asserting that he was not interested in being a seller in any transaction. The participants at the meeting agreed to follow-up to advise the special committee, Skadden Arps and Jones Day of Mr. Edelbrock’s response.

      On April 26, 2004, Edelbrock sent a letter to Dalton Greiner, responding on behalf of the board of directors to the Dalton Greiner letters. In its letter, Edelbrock stated that, as indicated in Edelbrock’s April 12th press release, the board of directors had formed a special committee and that the special committee had commenced the process of evaluating and responding to Mr. Edelbrock’s proposal, including retaining legal counsel and interviewing prospective independent financial advisors.

      During the period from April 14, 2004 through April 26, 2004, the special committee received written proposals from fourteen financial advisory firms interested in serving as the special committee’s independent financial advisor in connection with Mr. Edelbrock’s proposal.

      On April 28, 2004, the special committee held a telephonic meeting to select, from among the fourteen firms that had submitted proposals, four firms that the special committee would invite to Los Angeles to make presentations to the special committee on the basis of which the special committee would select its independent financial advisor. Copies of each of the proposals previously had been distributed to each member of the special committee and to Skadden Arps. The selection criteria considered and discussed by the special committee included:

•	the candidate firm’s experience (and the experience of the particular individuals at the firm who would be working on the special committee’s behalf) in advising special committees in situations in which a majority stockholder has offered to buy the interests of the minority stockholders,

•	the ability of the particular individuals at the candidate firm who would be working on the special committee’s behalf to negotiate effectively with Mr. Edelbrock and his financial advisors and to conduct discussions with any other parties that may make an acquisition proposal,

•	the knowledge of the special committee and their advisors of the particular individuals at the candidate firm who would be working on the special committee’s behalf, the expertise of such individuals and the special committee’s assessment of whether such individuals could work effectively with the members of the special committee; and

•	the candidate firm’s experience (and the experience of the particular individuals at the firm who would be working on the special committee’s behalf) in rendering fairness opinions in the context of companies undergoing change of control transactions.

      The special committee also considered and discussed as positive factors the extent to which the proposal submitted by the candidate firm identified issues and provided analysis specific to Edelbrock, Mr. Edelbrock’s proposal and the special committee’s role. The special committee specifically concluded that excellence of services was to be the primary factor for consideration. As a result, the special committee would not consider the proposed fees of each financial advisor as a significant factor in making its decision, so long as such fees fell within a range of reasonableness. The special committee also discussed any potential conflicts of interest to which, to the special committee’s knowledge, any candidate might be subject. The special committee and its legal advisors agreed that each candidate firm invited for in-person presentations would be separately interviewed as to its independence and any conflicts of interest prior to making its in-person presentation.

      On May 6, 2004, the special committee received in-person presentations from the four advisory firms it had selected to invite to Los Angeles. Following the completion of the presentations, the special committee met to determine which of the firms it would retain as its independent financial advisor. The special committee first reviewed the selection criteria considered and discussed at its April 28th meeting. The special committee then considered and discussed individually and in detail each of the four presentations received by the special committee, in light of such selection criteria. The special committee also confirmed that representatives of each of the four candidate firms had assured the special committee of the firm’s independence and the absence of any conflicts of interest. After careful consideration and further discussion, the special committee determined to engage Kerlin Capital as its independent financial advisor, which firm had never previously rendered services to Edelbrock. The special committee then authorized Mr. Hellmold, in his capacity as Chairman of the special committee, to negotiate with Kerlin Capital and seek to finalize the terms of the engagement letter on a basis consistent with the special committee’s discussions as promptly as practicable.

      The basic terms of the Kerlin Capital engagement agreement were negotiated by May 7, 2004, and Kerlin Capital commenced its activities. On May 10, 2004, Kerlin Capital met with Messrs. Thompson and Feles for extensive discussions about the condition of Edelbrock and its business. On May 11, 2004, Kerlin Capital interviewed Mr. Edelbrock, Edelbrock’s Chairman, President and Chief Executive Officer. Prior to these interviews, Kerlin Capital had been provided detailed financial information on Edelbrock and its operations. Included in the information were projected financial data prepared by Edelbrock’s management in March 2004 that had previously been provided to Bank of America in connection with developing the original financing commitments for the April 2, 2004 offer by Mr. Edelbrock and later to City National Bank, in connection with its commitment to provide a portion of the financing for the transaction. On May 28, 2004 and June 2, 2004, Kerlin Capital representatives extensively interviewed five vice presidents of Edelbrock regarding their respective areas of responsibility and the business, assets, and operations outlook for Edelbrock. Following these meetings, Kerlin Capital requested Edelbrock to prepare an updated estimate of its operating data assuming it remained a public company for fiscal year 2004 and refined projected operating data for fiscal years 2005 and 2006, based on current information.

      On May 12, 2004, representatives of Kerlin Capital and Skadden Arps met at Kerlin Capital’s Los Angeles office to discuss the plan for Kerlin Capital’s ongoing due diligence review of Edelbrock. At this meeting, Skadden Arps provided Kerlin Capital with the relevant background materials and other information with respect to Mr. Edelbrock’s proposal, including copies of the Kohlberg letter, Dalton Greiner letters and Edelbrock’s responses, and the facsimile from Concord Energy Consultants and Edelbrock’s response.

      On May 18, 2004, the special committee formally engaged Kerlin Capital as its independent financial advisor.

      During the first two weeks of June, Edelbrock’s management provided certain projected financial data to Kerlin Capital, prepared on the assumption that Edelbrock remained a public company. This data was refined through various iterations into the projections that were prepared as of June 14th, and provided to Kerlin Capital and Banc of America Securities.

      On June 7, 2004, the special committee held a meeting at the Los Angeles offices of Skadden Arps to receive a presentation of the preliminary results of Kerlin Capital’s financial analysis of Mr. Edelbrock’s proposal. All members of the special committee were present in person at the meeting. Also in attendance at the meeting were representatives of Kerlin Capital, its legal counsel, Latham & Watkins LLP, and Skadden Arps. Representatives of Kerlin Capital made an oral presentation to the special committee and its legal advisors of the preliminary results of Kerlin Capital’s financial analysis of Mr. Edelbrock’s proposal and presented the special committee with related presentation materials.

      Kerlin Capital informed the special committee that, based on its financial analysis of Mr. Edelbrock’s proposal and Edelbrock, Mr. Edelbrock’s current offer of $14.80 per share was inadequate. After further discussions among Kerlin Capital, the special committee and their respective legal advisors, the special committee concurred with Kerlin Capital’s conclusion and directed Kerlin Capital to discuss its financial analysis with Banc of America Securities and to request that Mr. Edelbrock increase the price of his offer.

      The special committee, Kerlin Capital and their respective legal advisors then discussed the Dalton Greiner letters, Concord Energy Consultants facsimile and Kohlberg letter. A representative of Kerlin Capital reported to the special committee that Mr. Edelbrock had clearly stated that his shares in Edelbrock were not available for sale to any third party (including if a third party purchased the shares of Edelbrock not owned by Mr. Edelbrock or his affiliates). A representative of Kerlin Capital also reported that Mr. Edelbrock was similarly unwilling to support any alternative bid to purchase shares of Edelbrock’s common stock by granting board representation or special minority shareholder rights. Representatives of Kerlin Capital informed the special committee that the probability of finding a third party buyer for the shares of Edelbrock not owned by Mr. Edelbrock or his affiliates at a price of $14.80 or above without granting such rights was “most unlikely.” The special committee then determined that Kerlin Capital should respond by letter to Kohlberg.

      Later on June 7, 2004, representatives of Kerlin Capital met with representatives of Banc of America Securities to communicate the results of the special committee meeting. Kerlin Capital indicated that the special committee had determined that Mr. Edelbrock’s offer of $14.80 per share was inadequate. In this first meeting between the representatives, there was a general discussion of share price relative to the premium to the market but no specific prices, premium, or valuation ranges were discussed. Kerlin Capital stated that the proposed offer to Edelbrock did not contain an adequate premium to the market and disagreed with the assertion by Banc of America Securities that the offer contained an adequate premium to the historical trading range of Edelbrock’s common stock. Kerlin Capital indicated that the special committee would be receptive to considering a revised offer at a higher price, but no target price was identified.

      On June 9, 2004, Banc of America Securities, on behalf of Mr. Edelbrock, communicated to Kerlin Capital that Mr. Edelbrock was willing to raise his offer to $15.50 per share.

      On June 10, 2004, a representative of Kerlin Capital met in the Chicago area with Mr. Edelbrock and certain of his representatives, including a representative of Banc of America Securities to discuss Mr. Edelbrock’s revised offer. The Kerlin Capital representative indicated that this revised offer of $15.50 also appeared inadequate in light of various factors, including:

•	the timing of the offer relative to the improving economy and the encouraging guidance given by Edelbrock’s management during its usual quarter end investor conference calls on February 3, 2004 and May 4, 2004 which indicated improved sales and earnings as well as a positive outlook on the industry;

•	the requirement of a premium over market price prior to the offer to compensate adequately the public holders of Edelbrock’s common stock;

•	the existence of the $16.00 per share indication of interest in the Kohlberg letter and its possible implications for the private sale value of Edelbrock; and

•	the existence of real estate being carried at cost on Edelbrock’s financial statements, which potentially could have a higher market value not adequately reflected in Edelbrock’s stock price.

      Edelbrock’s real estate values are carried at cost as disclosed in the company’s historical financial statements. Due to the general appreciation of real estate values in the Los Angeles County area, Kerlin Capital requested Edelbrock to prepare an appraisal reflecting estimated current values of the company’s owned real estate in part to determine whether the real estate value was appropriately reflected in Edelbrock’s stock price, which was determined to be the case. Such appraisal was already being prepared by third parties in connection with the Bank of America financing arrangement. The MAI real estate appraisal took additional time to finalize and was not available to Edelbrock, Bank of America or Kerlin Capital until June 24, 2004.

      On June 10, 2004, Troy & Gould, Mr. Edelbrock’s legal counsel, distributed to Skadden Arps and Jones Day an initial draft of the merger agreement.

      On June 13, 2004, Banc of America Securities, on behalf of Mr. Edelbrock, communicated to Kerlin Capital that Mr. Edelbrock, after careful consideration and discussion with his advisors, would be willing to increase his offer to $16.15 per share. Banc of America Securities indicated that Mr. Edelbrock did not believe the going-private value should be this high, especially in light of the valuations of other companies that Banc of America Securities believed were comparable to Edelbrock. Banc of America Securities also communicated Mr. Edelbrock’s belief that the Kohlberg offer was not relevant, due to Mr. Edelbrock’s position that he was not willing to sell all of the shares of Edelbrock’s common stock he held and/or controlled and, consequently, should not be considered as a factor in determining fair value.

      On June 14, 2004, Kerlin Capital received the revised management estimates for fiscal year 2004 and projections for fiscal years 2005 and 2006 that it had requested in early June. These estimates and projections indicated improvements in projected earnings. Later on June 14, 2004, Banc of America Securities contacted Kerlin Capital on behalf of Mr. Edelbrock to advocate further the offer price of $16.15 per share. Banc of America Securities noted that, in Mr. Edelbrock’s view, (i) Edelbrock was dependent on Mr. Edelbrock to remain successful, (ii) analysis of peers to Edelbrock did not justify a higher price, (iii) the Kohlberg indication of interest likely included a control premium and the acquisition of a controlling interest did not appear to be an available option, (iv) premiums to market price paid in past going private transactions were unique to each situation, and (v) execution risk and economic uncertainty should be taken into account when evaluating Edelbrock’s projections. Kerlin Capital responded that the recent revision of Edelbrock’s financial projections received on June 14, 2004 showed an increase in Edelbrock’s earnings for each of the 2004 and 2005 fiscal years and that in Kerlin Capital’s view, these projections could be exceeded by judicious cutting of costs or the occurrence of greater than projected demand for Edelbrock products during the forecast period. Kerlin Capital further expressed its view that the $16.15 per share offer was not adequate. Kerlin Capital also advised the representative of Banc of America Securities of the special committee’s position that it would not convene a meeting unless and until there was an offer put forward that would be supported by Kerlin Capital.

      Later that day, Banc of America Securities, on behalf of Mr. Edelbrock, contacted Kerlin Capital and advised it that Mr. Edelbrock, after having held additional discussions with his advisors and following careful consideration, would agree to an offer price of $16.50 per share. Kerlin Capital indicated it would consider the offer but also indicated that any offer would be evaluated on the basis of all of its terms, including the price, the terms of the merger agreement and the strength of the related financing commitments. Banc of America Securities responded that Mr. Edelbrock had indicated that $16.50 per share was Mr. Edelbrock’s best offer price.

      On June 15, 2004, the special committee met telephonically. At the meeting, representatives of Kerlin Capital summarized recent discussions and negotiations with representatives of Mr. Edelbrock. Representatives of Skadden Arps also provided the special committee a summary of the terms of the draft merger agreement. The special committee reviewed the history of the negotiations and the potential for an increased price, and considered the risks of losing what could be a favorable transaction for Edelbrock’s stockholders. The special committee determined that the desirability of any transaction would depend upon all of its terms, including price, the terms of the merger agreement and the strength of the related financing commitments. The special committee and its advisors then discussed the financing commitments that had been obtained by Mr. Edelbrock.

      The special committee determined that it was not appropriate to evaluate the terms of Mr. Edelbrock’s $16.50 per share offer at that time and directed Kerlin Capital to contact Mr. Edelbrock’s advisors and attempt to obtain a higher offer price, with certain changes to the merger agreement and financing commitments, subject to the completion of appraisals of Edelbrock’s real estate assets. The primary desired changes to the merger agreement were to provide that the transaction be approved by a majority of the holders of Edelbrock’s common stock (other than Mr. Edelbrock and his affiliates), and to provide the board of directors and the special committee the ability to change or withdraw its recommendation to Edelbrock’s stockholders of the merger and terminate the merger agreement if the special committee determined that such an action was warranted in order to fulfill the board of directors’ and the special committee’s fiduciary duties. Kerlin Capital also expected to receive the real estate appraisals allowing it to determine whether the value of Edelbrock’s real estate was appropriately reflected in Mr. Edelbrock’s offer price. Later that day, representatives of Kerlin Capital communicated to representatives of Banc of America Securities the request that Mr. Edelbrock provide a higher offer price, with an acceptable merger agreement and financing commitments, subject to acceptable real estate appraisals.

      During the period from June 13 through June 20, representatives of Kerlin Capital, Latham & Watkins, Banc of America Securities, Skadden Arps, Jones Day and Troy & Gould participated in active negotiations concerning the terms of the merger agreement and the financing commitments.

      Kerlin Capital sent a letter to Kohlberg on June 17, 2004 informing Kohlberg that Mr. Edelbrock had determined that he was not interested in selling any or all of the shares of Edelbrock that he owned or controlled and, therefore, that the special committee did not believe any discussions to sell 100% of Edelbrock were practical. A representative of Kohlberg responded to Kerlin Capital on June 22, 2004 that, on that basis, it was no longer interested in pursuing a transaction.

      On June 21, 2004, Banc of America Securities, on behalf of Mr. Edelbrock, communicated to Kerlin Capital that Mr. Edelbrock would revise his offer to $16.75 per share in cash, provided that the merger agreement required only the vote of approval by a majority of all outstanding shares of Edelbrock’s common stock. In this communication, a representative of Banc of America Securities indicated that Mr. Edelbrock would be willing to revise the merger agreement to provide the board of directors and the special committee the ability to change or withdraw its recommendation to Edelbrock’s stockholders of the merger if the special committee determined that such an action was necessary in light of the board of directors’ and the special committee’s fiduciary duties. This representative also described the offer as Mr. Edelbrock’s “absolute and final best offer.”

      On June 23, 2004, representatives of Kerlin Capital, Latham & Watkins, Skadden Arps and Mr. Hellmold, the Chairman of the special committee, met at the Los Angeles office of Skadden Arps and developed a proposal to be incorporated into the merger agreement consistent with the discussions above. This proposal was communicated to Banc of America Securities by Kerlin Capital and to Jones Day by Skadden Arps and was accepted by Mr. Edelbrock. Later that morning, the special committee held a meeting with representatives of Kerlin Capital, Latham & Watkins and Skadden Arps. During this meeting, the representatives of Kerlin Capital made a presentation regarding the financial analyses it had performed and the fairness of an offer price of $16.75 per share to Edelbrock’s unaffiliated public stockholders, and indicated that Kerlin Capital was prepared to render its fairness opinion with respect to the acquisition, subject only to receiving final real estate appraisals and reviewing the final language of the merger agreement and financing commitments. The representatives of Skadden Arps then updated the special committee on the status of the merger agreement and other documents being prepared in connection the transaction. The special committee also discussed the condition in Mr. Edelbrock’s offer that the merger agreement require only the vote of approval of a majority of all outstanding shares of Edelbrock’s common stock rather than a vote of approval by a majority of Edelbrock’s unaffiliated stockholders. The special committee understood that, given Mr. Edelbrock’s ownership and control of shares of Edelbrock’s common stock, without a so-called majority of the minority vote, Mr. Edelbrock would have the power acting alone to cause the merger agreement to be adopted and approved by Edelbrock’s stockholders. At the same time, representatives of Mr. Edelbrock indicated his willingness to accept revisions to the merger agreement which would provide the board of directors and the special committee the ability to change or withdraw the recommendation of the merger to Edelbrock’s unaffiliated stockholders, which would cause an automatic termination of the merger agreement under the terms thereof, if the special committee determined that the failure to take such an action would be reasonably likely to entail a breach of the board of directors’ or the special committee’s fiduciary duties. Considered with the special committee’s composition of directors who are neither officers nor employees of Edelbrock, are not directly or indirectly affiliated with Edelbrock, and will not own an economic interest in Edelbrock or Edelbrock Holdings following the merger, the special committee determined that these revisions would provide appropriate protection for Edelbrock’s unaffiliated stockholders. The special committee also determined that it was prepared to advise the board of directors that, if the final terms of the merger agreement, the financing commitments, the stockholder support agreement and the real estate appraisals were satisfactory, it expected that it would be prepared to recommend the transaction. The meeting was then adjourned until June 25, 2004.

      Later the same day, a meeting of the board of directors was held at Edelbrock’s corporate offices in Torrance, California. The special committee advised the board of directors that, if the final terms of the merger agreement and financing commitments were revised to be acceptable to it and if the outstanding real estate appraisals were received and satisfactory, the special committee would likely be in a position to recommend the approval of the merger via a telephonic meeting of the board of directors held on June 25, 2004. The meeting of the board of directors was then adjourned until June 25, 2004.

      Also on that same day, Troy & Gould distributed to Skadden Arps and Jones Day executed copies of the Bank of America and City National Bank commitment letters.

      On June 24, 2004, representatives of Skadden Arps distributed a draft of the stockholders support agreement, which provided for the agreement of each of Mr. Edelbrock and his affiliates to vote in favor of the merger and to use all reasonable efforts to take all actions that are necessary or advisable to consummate the transactions contemplated by the merger agreement. Also on June 24, 2004, Kerlin Capital received extracted summary information from the last of the outstanding real estate appraisals, which appraisals indicated that the estimated value of Edelbrock’s real estate properties was less than Kerlin Capital’s initial estimates based upon summary insurance replacement cost values. Kerlin Capital relied on the extracted summary information of the MAI real estate appraisals, which were later confirmed by Kerlin Capital when the full MAI real estate appraisals were available in the week following June 25, 2004. The insurance replacement cost values were the values for which the buildings had been insured for general liability coverage and were merely a beginning estimated valuation used by Kerlin Capital in its analysis. Once Kerlin Capital received the summary information extracted from the MAI appraisals, which were done by third parties, Kerlin Capital relied on this data rather than the earlier available insurance estimates. The MAI appraisal value and insurance cost replacement value are summarized in more detail in the section of Preliminary Proxy Statement entitled “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee — Adjusted Book Value Analysis.”

      The representatives of Skadden Arps regularly updated the special committee regarding negotiations with representatives of Mr. Edelbrock and provided updates about settlement discussions with counsel for the plaintiffs in class action litigation pending in Delaware (see “Litigation Related to the Merger” below). On June 25, 2004, the special committee held a telephonic meeting to discuss the progress on the terms of the proposed transaction, including the merger agreement, the stockholders support agreement and the financing commitments. At this meeting, representatives of Skadden Arps reviewed with the special committee the terms and conditions of the merger agreement, the stockholders support agreement and the revised financing commitments. The special committee was also mindful of the pendency of the class action litigation in Delaware. In addition, at this meeting, representatives of Kerlin Capital reviewed with the special committee the extracted summary information from the real estate appraisals it had received and its financial analysis of the merger consideration, and rendered to the special committee an oral opinion, which opinion was later confirmed in writing that, as of that date and based on, and subject to, the matters described in its opinion, the offer price of $16.75 per share in cash to be received by the holders of Edelbrock’s common stock (other than Mr. Edelbrock and his affiliates) pursuant to the merger agreement was fair from a financial point of view. Following a review of the Kerlin Capital presentation, and a discussion and consideration of those factors deemed relevant by the members of the special committee, the special committee unanimously:

•	determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of, Edelbrock’s unaffiliated public stockholders; and

•	resolved to recommend to Edelbrock’s stockholders that they vote in favor of the adoption and approval of the merger agreement and the transactions contemplated by it, including the merger.

      The special committee also unanimously resolved to recommend to the board of directors that it:

•	determine that the merger agreement and the related agreements and the transactions contemplated by them, including the merger, are advisable, fair to, and in the best interests of, Edelbrock’s unaffiliated public stockholders;

•	recommend that Edelbrock’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated by it, including the merger; and

•	approve and declare advisable the merger agreement and the related agreements and the transactions contemplated by them, including the merger.

      Immediately following the meeting of the special committee, the board of directors held a special telephonic meeting. Representatives of Kerlin Capital, Troy & Gould, Jones Day and Skadden Arps participated. At the board meeting, the special committee, with its legal and financial advisors participating, reported its review of the merger agreement, findings and recommendation to the board of directors. Representatives of Skadden Arps also reviewed the terms of the final merger agreement and the stockholders support agreement. Representatives of Kerlin Capital reviewed its oral opinion to the special committee that, as of that date and based upon, and subject to, the factors and assumptions set forth in its opinion, the offer price of $16.75 per share in cash to be received by Edelbrock’s stockholders (other than Mr. Edelbrock and his affiliates) pursuant to the merger agreement was fair from a financial point of view. Representatives of Jones Day reviewed the legal duties of the board of directors under Delaware law in evaluating the terms of the transaction proposal. The board of directors was also advised of fraudulent conveyances law and its potential impact in the event Edelbrock were, or were to become, insolvent as a result of the merger. The board of directors reviewed certain financial data regarding projected results of operations and cash flow at the time of and following the merger as prepared by Edelbrock’s management, which showed an expectation of financial health for Edelbrock. The board of directors reviewed the terms of the various agreements and considered, among other things, the report of the special committee and the opinion of Kerlin Capital and resolved (with Mr. Edelbrock abstaining):

•	that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of, Edelbrock’s unaffiliated public stockholders;

•	to approve and declare advisable the merger agreement and related agreements, and the transactions contemplated by them, including the merger;

•	to recommend that Edelbrock’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated by it, including the merger; and

•	to authorize Edelbrock and its officers to take any necessary or appropriate actions to enter into the merger agreement and related agreements and to consummate the transactions contemplated by them.

      Following the meeting of the board of directors, representatives from Skadden Arps, Jones Day and Troy & Gould finalized the terms of the merger agreement and the related agreements. Definitive agreements to effectuate the merger were then executed on June 25, 2004, and Edelbrock issued a press release announcing the execution of the definitive agreements to effectuate the merger.

      On October 14, 2004, Mr. Edelbrock received a letter from California Investment Fund (“CIF”) expressing an interest in commencing discussions regarding an acquisition of all outstanding shares of Edelbrock for a per share price in the range of $19.00 to $19.50. Mr. Edelbrock promptly shared the letter with Edelbrock, its board of directors, the special committee and Kerlin Capital. Following its initial review of the CIF letter, the special committee directed Kerlin Capital to discuss the letter with Mr. Edelbrock, and also to contact CIF regarding the letter. Kerlin Capital discussed the letter with Mr. Edelbrock, who reconfirmed his earlier position that his shares in Edelbrock were not available for sale to a third party and that he was unwilling to support a third party’s purchasing a minority interest in Edelbrock. Kerlin Capital then had a telephone conversation with CIF, who indicated their letter contemplated establishing a control position in Edelbrock. Kerlin Capital then reviewed with CIF the history of the going private transaction, including the fact that Mr. Edelbrock had stated his intention that his shares were not available for sale. On this basis, CIF indicated that it intended to withdraw its indication of interest.

      On October 18, 2004, the special committee met in a telephone conference to review the CIF letter and the events described above. During this meeting, Kerlin Capital reviewed with the special committee the various discussions that had taken place regarding the CIF letter. Kerlin Capital confirmed to the special committee that its fairness opinion remained operative and would not be affected by CIF’s indication of interest, noting it had effectively been withdrawn. The special committee considered this background, as well as the fact that CIF had not performed any due diligence inquiry or other procedures relating to Edelbrock. Following additional discussion, the special committee determined that there was no basis to consider the CIF letter as a proposal since, among other things, CIF’s interest was conditioned on acquiring a controlling interest in the Company. The special committee also determined that, considering Kerlin Capital’s advice and that the CIF letter was neither a firm nor a fully-financed offer, there was no basis to further consider its conclusions and recommendations relating to the merger agreement and the transactions contemplated by it. The special committee directed Kerlin Capital to send a letter to CIF confirming their discussions and confirming that CIF had withdrawn its indication of interest. Kerlin Capital transmitted this letter on October 18, 2004.

Purpose of the Merger

      The purpose of the merger for Edelbrock is to eliminate the costs and burdens associated with being a publicly traded company, giving Edelbrock greater flexibility to make operating decisions based on long-term strategic goals without the concern of short-term market expectations. The special committee and the board of directors of Edelbrock believe, based upon the reasons discussed under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval

and Adoption of the Merger Agreement and the Merger,” that the merger is advisable, fair to and in the best interests of, the Edelbrock unaffiliated public stockholders.

      For Mr. Edelbrock and Edelbrock Holdings, the purpose of the merger is to allow them to benefit from any future earnings and growth of Edelbrock after its common stock ceases to be publicly traded. Mr. Edelbrock and Edelbrock Holdings believe that public company status imposes a number of limitations on Edelbrock and its management in conducting Edelbrock’s operations, including restraints associated with meeting the expectations of market analysts and the costs of being a public company such as accounting, expenses associated with the reporting obligations under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, and transfer agent fees. Accordingly, one of the purposes of the merger for Mr. Edelbrock and Edelbrock Holdings is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable Edelbrock to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies. Mr. Edelbrock and Edelbrock Holdings, in deciding to engage in the merger, considered these factors as well as the projections for revenues and earnings prepared by Edelbrock’s management described under the section entitled “SPECIAL FACTORS — Forward Looking Information; Certain Projections.”

      Mr. Edelbrock and Edelbrock Holdings determined to conduct the merger at this time rather than at a future time because:

•	New requirements under the Sarbanes-Oxley Act of 2002 and related SEC regulations — such as expanded disclosure obligations in periodic reports filed under the Securities Exchange Act of 1934 and new requirements for the attestation by Edelbrock’s accounting firm regarding the effectiveness of the company’s internal control over financial reporting — will significantly increase Edelbrock’s cost of continuing as a public company, and Edelbrock’s becoming a private company will eliminate those newly imposed and future costs; see “SPECIAL FACTORS — Effects of the Merger”;

•	Cost savings from Edelbrock’s becoming a private company are expected to approximate $300,000 in the first year, including the elimination of printers’ fees, transfer agent fees, Nasdaq listing fees, and reduced professional fees;

•	Mr. Edelbrock and Edelbrock Holdings concluded that the interest rates on the debt financing of approximately $53.0 million that they will obtain to fund the merger are likely to increase in the future, and they accordingly believed that it was desirable to complete the merger as promptly as practicable; see “SPECIAL FACTORS — Merger Financing”; and

•	Mr. Edelbrock and family trusts for which he serves as trustee desire to obtain funds for personal purposes and completing the merger now rather than in the future will permit Mr. Edelbrock and his family trusts to obtain approximately $10.0 million of cash consideration with respect to Edelbrock common stock that they do not plan to contribute to Edelbrock Holdings and shares held by Mr. Edelbrock in Edelbrock’s 401(k) plan, which will be converted to cash pursuant to the merger; see “SPECIAL FACTORS — Equity Ownership in Edelbrock; Merger Consideration to be Received by Directors and Officers of Edelbrock.”

Structure of Transaction

      The proposed transaction is a merger of Edelbrock Merger Sub with and into Edelbrock, with Edelbrock surviving in the merger as a wholly owned subsidiary of Edelbrock Holdings.

      The principal steps that will accomplish the merger are as follows:

      Debt Financing. Bank of America and City National Bank have committed to provide Mr. Edelbrock with a senior secured credit facility in a principal amount of up to $53.0 million to fund acquisition costs and related expenses, subject to certain terms and conditions. The repayment of the debt will be secured by all or substantially all of Edelbrock’s assets.

      The Merger. Following the finalization of the financing described above and the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

•	each share of Edelbrock common stock that is held by Edelbrock or any wholly owned subsidiary of Edelbrock, or held in Edelbrock’s treasury immediately before the merger becomes effective will automatically be cancelled, and no consideration will be delivered in exchange for such shares;

•	each share of Edelbrock common stock that is held by Edelbrock Holdings immediately before the merger becomes effective will automatically be cancelled, and no consideration will be delivered in exchange for such shares;

•	each share of Edelbrock common stock issued and outstanding immediately before the merger becomes effective (other than those shares that are described in the preceding two paragraphs and other than the shares that are held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $16.75 in cash without interest;

•	each option to purchase shares of Edelbrock common stock will become fully vested and exercisable, and each holder of an option to purchase shares of Edelbrock common stock will be able to receive an amount in cash equal to the number of unexercised shares subject to such option times the excess of $16.75 over the per share exercise price of the option;

•	two unaffiliated third parties who hold warrants to purchase an aggregate of 154,000 shares of Edelbrock common stock may also receive a cash payment in exchange for the cancellation of their warrants; and

•	each share of Edelbrock Merger Sub common stock shall be converted into one share of Edelbrock’s common stock, as the surviving corporation.

      As a result of the merger:

•	the stockholders of Edelbrock (other than Mr. Edelbrock and his affiliates) will no longer have any interest in, and will no longer be stockholders of, Edelbrock and will not participate in any future earnings or growth of Edelbrock;

•	the total number of outstanding shares of Edelbrock common stock will decrease from 5,485,392 to 100, all of which will be owned by Edelbrock Holdings;

•	Mr. Edelbrock and his affiliates will own all of the outstanding shares of Edelbrock Holdings; and

•	shares of Edelbrock common stock will no longer be listed on the Nasdaq National Market, and price quotations with respect to sales of shares of Edelbrock in the public market will no longer be available. The registration of Edelbrock common stock under the Exchange Act will be terminated, and Edelbrock will cease filing reports with the SEC.

      Board of Directors of Edelbrock. The board of directors of Edelbrock after the completion of the merger will initially consist of Mr. Edelbrock, as the sole director. Mr. Edelbrock expects that, after consummation of the merger, the board of directors of Edelbrock will include many of the individuals currently serving on Edelbrock’s board of directors. However, no decision has been made as to the identity of the persons who may be offered the opportunity to join the Edelbrock board of directors after the consummation of the merger; and it is not expected that such determination will be made prior to the consummation of the merger.

      For additional details regarding the terms and structure of the debt financing, the merger and interests of Mr. Edelbrock and his affiliates in the transaction, see “SPECIAL FACTORS — Financing,” “— Interests of Certain Persons in the Merger” and “MERGER AGREEMENT.”

Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger

      The Special Committee. At the meeting of the special committee held on June 25th, 2004, the members of the special committee considered and discussed the merger and terms of the merger agreement,

and unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of, Edelbrock’s unaffiliated public stockholders and unanimously resolved to recommend to the board of directors that it approve the merger agreement and the merger. The board of directors, after considering the recommendation of the special committee, through a vote of the members of the board (with Mr. Edelbrock abstaining) declared the merger advisable and approved the merger agreement and resolved to recommend to Edelbrock’s stockholders that they vote “FOR” approval and adoption of the merger agreement and the merger.

      In reaching its determination on June 25, 2004, the special committee considered factors including:

•	the oral opinion delivered by Kerlin Capital on June 25, 2004, and subsequently confirmed in writing that, as of that date and, based on, and subject to, the matters set forth in the opinion, the consideration to be received by Edelbrock’s unaffiliated public stockholders in the merger was fair from a financial point of view to such stockholders, as described in the analyses presented to the special committee by Kerlin Capital, which are described on pages 40 to 46 of this proxy statement, and, in addition, the written materials from the June 7th and June 23rd presentations to the special committee by Kerlin Capital have been filed as exhibits to the parties’ transaction statement on Schedule 13e-3;

•	the fact that the merger consideration of $16.75 per share to be received by Edelbrock’s stockholders in cash was, at the time of the special committee’s determination, an approximate 23.9% premium over the $13.52 per share closing price of Edelbrock’s common stock on April 8, 2004, the last full trading day prior to the public announcement that Mr. Edelbrock had made an offer to purchase all of the outstanding shares of Edelbrock common stock that he did not already beneficially own, and an approximate 13.1% premium over the $14.81 per share closing price of Edelbrock’s common stock on June 24, 2004, the last trading day before the announcement of the execution of the merger agreement; in addition, the merger consideration of $16.75 per share is higher than the highest closing price of Edelbrock’s common stock at any point since June 4, 1998 as reported by Nasdaq;

•	the special committee’s belief that the historically low price of Edelbrock’s publicly traded common stock within the prior five years did not reasonably reflect the value of Edelbrock due to its limited trading volume;

•	the special committee’s consideration of the various analyses undertaken by Kerlin Capital, each of which is described below under “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee”;

•	the special committee’s belief that Edelbrock’s liquidation value was not material for purposes of determining the substantive fairness of the merger consideration because it did not reflect the intrinsic value of Edelbrock due to the fact that Edelbrock will continue to operate its business following completion of the merger and because of the special committee’s belief that a liquidation sale would likely result in proceeds substantially less than the sale of the Company as a going concern;

•	the special committee’s belief, based on the performance of Edelbrock’s common stock absent any other operational announcement and absent a similar increase in the stock prices of Edelbrock’s industry peers, that the increase in the market price of Edelbrock’s common stock following the announcement by Edelbrock that Mr. Edelbrock had made an offer to purchase all of the outstanding shares of common stock that he did not already beneficially own, primarily reflected anticipation of a possible acquisition by Mr. Edelbrock, rather than a perception of higher intrinsic value for Edelbrock’s common stock;

•	the special committee’s belief that the principal advantage of Edelbrock continuing as a public company would be to allow public stockholders to continue to participate in any growth in the value of Edelbrock’s equity but that, under all of the relevant circumstances and in light of the proposed $16.75 per share price, the value to stockholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $16.75;

•	the active and direct role of the members of the special committee, consisting solely of directors who are not officers or employees of Edelbrock and who have no financial interest in the proposed transaction different from Edelbrock’s stockholders generally, and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the special committee at numerous special committee meetings;

•	the negotiations that took place between the special committee and its representatives, on the one hand, and Mr. Edelbrock and his representatives, on the other hand, with respect to the increase in the merger consideration from the initial offer at $14.80 per share to $16.75 per share and the belief by the members of the special committee that $16.75 per share was the highest price that Mr. Edelbrock would agree to pay to Edelbrock’s stockholders;

•	the belief that no alternative bidder would be able to consummate an acquisition of Edelbrock due to Mr. Edelbrock’s position that he was unwilling to sell any shares of Edelbrock common stock that he owned or of which he controlled the disposition, which shares represent a controlling interest in connection with any transaction involving Edelbrock;

•	the terms of the merger agreement that permit the board of directors and the special committee to explore, under certain circumstances, unsolicited acquisition proposals if the board of directors or the special committee determines that the acquisition proposal is reasonably likely to result in a superior proposal from a financial point of view and that the failure to take action is reasonably expected to result in a breach of the fiduciary duties of the board of directors or the special committee;

•	the terms of the merger agreement that permit the board of directors or the special committee to change or withdraw its recommendation to Edelbrock’s stockholders of the merger if the special committee determines that, based upon a material event or events relating to Edelbrock, the merger agreement or a superior proposal, the failure to take such action is reasonably expected to result in a breach of the fiduciary duties of the board of directors or the special committee;

•	the status and conditions of the financing to be used by Mr. Edelbrock to fund the merger and provide for the ongoing working capital of Edelbrock, and the experience and success of Bank of America and City National Bank in closing other similar transactions;

•	the terms and conditions of the stockholders support agreement providing for Mr. Edelbrock’s and his affiliates’ agreement to vote in favor of the merger and to use reasonable efforts to take all actions that are necessary or advisable to consummate the transaction contemplated by the merger agreement; and

•	the availability of appraisal rights under Delaware law to holders of shares of Edelbrock’s common stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

      Each of these factors favored the special committee’s conclusion that the merger is advisable, fair to, and in the best interests of, Edelbrock and its unaffiliated public stockholders. The special committee, as well as the board of directors, relied on Edelbrock’s management to provide accurate and complete financial information, projections and assumptions (based on the best information available to management at that time), as the starting point for its analysis. The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that, following the merger, Edelbrock’s stockholders will cease to participate in any future earnings of Edelbrock or benefit from any future increase in Edelbrock’s value;

•	the fact that certain parties, including Mr. Edelbrock and his affiliates, may have interests that are different from those of Edelbrock’s stockholders as described under “SPECIAL FACTORS — Interests of Certain Persons in the Merger;”

•	the limitations contained in the merger agreement on Edelbrock’s ability to solicit other offers, as well as the possibility that Edelbrock could be required to reimburse Edelbrock Holdings for up to $1,000,000 of its out-of-pocket expenses in the event that the merger is not consummated;

•	the fact that the obligation of Bank of America and City National Bank to provide funds to Mr. Edelbrock to pay the merger consideration is subject to certain conditions outside of Edelbrock’s control; and

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to Edelbrock’s stockholders receiving the consideration.

      This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendation includes all of the material factors considered by the special committee but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the special committee may have given different weight to different factors.

      The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of Edelbrock’s unaffiliated public stockholders. These procedural safeguards include the following:

•	the special committee’s active and intense negotiations, with the assistance of the special committee’s representatives, with Mr. Edelbrock and his representatives regarding the merger consideration and the other terms of the merger and the merger agreement;

•	other than the indemnification rights under the merger agreement, members of the special committee do not have an interest in the merger different from that of Edelbrock’s stockholders, and provided however that stock options members of the special committee hold will be cashed out in the merger for cash consideration of $75,653, which is the amount equal to the product of the total number of shares of common stock underlying such options and the excess of $16.75 over the per share exercise price of such options;

•	the special committee retained and received the advice and assistance of Kerlin Capital as its financial advisor and Skadden Arps as its legal advisor, and requested and received from Kerlin Capital an opinion, delivered orally on June 25, 2004, with respect to the fairness from a financial point of view of the merger consideration to be received by Edelbrock’s stockholders other than the Mr. Edelbrock and his affiliates, which opinion was later confirmed in writing;

•	the fact that Kerlin Capital’s fee for financial advisory services would increase with respect to any premium negotiated for Edelbrock’s stockholders above the original $14.80 per share offered by Mr. Edelbrock;

•	the recognition by the special committee that it had no obligation to recommend the approval of the merger proposal or any other transaction;

•	the recognition by the special committee that the board of directors could consider superior proposals; and

•	the availability of appraisal rights under Delaware law for Edelbrock’s stockholders who oppose the merger, which rights are described under “SPECIAL FACTORS — Appraisal Rights.”

      In light of the creation of the special committee and the other procedural safeguards described above, the special committee did not consider it necessary to require adoption and approval of the merger agreement and the transactions contemplated by it, including the merger, by at least a majority of Edelbrock’s unaffiliated stockholders.

      The Board of Directors. After Mr. Edelbrock’s proposal to acquire all the outstanding shares of Edelbrock common stock that he did not already own, Mr. Edelbrock requested that the board of directors act to form the special committee to consider and negotiate the proposal.

      In reaching its determination that the terms of the merger agreement and the transactions contemplated by it, including the merger, are advisable, and in the best interests of, Edelbrock’s unaffiliated public stockholders, the board of directors determined that the analysis of the special committee was reasonable and adopted the analysis of the special committee as to the fairness of the merger consideration of $16.75 per share to be received by Edelbrock’s stockholders. In determining the reasonableness of the special committee’s analysis and adopting the special committee’s analysis, the board of directors considered and relied upon:

•	the process the special committee conducted in considering the merger;

•	the special committee’s unanimous recommendation on June 25, 2004 that the board of directors approve the merger agreement and the transactions contemplated by it, including the merger;

•	the special committee’s declaration of the merger agreement’s advisability; and

•	the oral opinion delivered by Kerlin Capital on June 25, 2004, and subsequently confirmed in writing that, as of that date and based on, and subject to, the matters set forth in the opinion, the consideration to be received by Edelbrock’s unaffiliated public stockholders in the merger was fair from a financial point of view to such stockholders; and

•	the fact that Edelbrock had received no firm offer for an acquisition of the company in the prior two years and the board of directors did not foresee it as likely that any firm offers competitive with Mr. Edelbrock’s offer would be forthcoming.

      The board of directors also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the special committee to represent effectively the interests of Edelbrock’s unaffiliated public stockholders. See “SPECIAL FACTORS — Edelbrock Corporation’s Position on Fairness of the Merger to Edelbrock’s Unaffiliated Public Stockholders.” The board of directors reached this conclusion based on, among other things:

•	the fact that the special committee consisted solely of directors who are not officers or employees of Edelbrock and are not otherwise affiliated with Edelbrock or Mr. Edelbrock, and who have no financial interest in the transaction different from Edelbrock’s stockholders generally;

•	the selection and retention by the special committee of its own financial advisor and legal counsel;

•	the fact that the merger agreement and the merger were approved by members of the board, including those directors who are not affiliated with Mr. Edelbrock;

•	the fact that an independent special committee is recognized under Delaware law as an effective way to promote fairness in transactions of this kind; and

•	the fact that the negotiations that had taken place between Mr. Edelbrock and his representatives, on the one hand, and the special committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the special committee and promote the fairness of the transaction.

      The board of directors determined that it did not need to retain an unaffiliated representative to act on behalf of Edelbrock’s unaffiliated public stockholders in light of the formation of the special committee and the special committee’s retention of its own advisors. The board of directors took this factor into account in its assessment of the fairness of the transaction but determined that sufficient procedural safeguards were in place to ensure the fairness of the transaction. See “SPECIAL FACTORS — Edelbrock Corporation’s Position on Fairness of the Merger to Edelbrock’s Unaffiliated Public Stockholders.”

      In view of the wide variety of factors considered by the board of directors in evaluating the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.

      Based in part upon the recommendation of the special committee, the board of directors voted to declare advisable and approve the merger agreement (with Mr. Edelbrock abstaining), and resolved to recommend that you vote “FOR” approval and adoption of the merger agreement and the merger. The transaction does not, however, require a vote of approval by a majority of the Edelbrock unaffiliated public stockholders. Mr. Edelbrock’s vote of those shares which he owns or controls is sufficient to approve the merger, and the transaction may proceed even if a majority of Edelbrock’s unaffiliated public stockholders oppose the transaction.

      Members of the board of directors (excluding Mr. Edelbrock) will receive aggregate merger consideration of approximately $1.1 million. Please see “SPECIAL FACTORS — Interests of Certain Persons in the Merger” beginning on page 48 for a description of such benefits.

Position of O. Victor Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub as to the Fairness of the Merger to Edelbrock’s Unaffiliated Stockholders

      Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub believe that the terms and conditions of the merger are substantively and procedurally fair to Edelbrock’s unaffiliated public stockholders. Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub did not believe that it was necessary to obtain approval for the merger from a majority of the unaffiliated public stockholders because they believed that sufficient procedural and substantive safeguards were in place to ensure that unaffiliated public stockholders’ interests were protected. In particular, Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub considered the same factors considered by the special committee and the board of directors. See “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

      Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub believe that sufficient substantive safeguards are present to ensure the fairness of the merger to Edelbrock’s unaffiliated public stockholders. These substantive safeguards include the following:

•	The fact that the $16.75 per share merger consideration (1) represents an approximate 23.9% premium over the $13.52 per share closing price of Edelbrock common stock on April 8, 2004, the last full trading day prior to the public announcement of the original proposal by Mr. Edelbrock, and an approximate 13.1% premium over the closing price of $14.81 per share on June 25, 2004, on which day execution of the merger agreement was announced following closing of the market, and (2) at the time of the execution of the merger agreement, the $16.75 per share price was higher than the highest closing price of Edelbrock common stock since June 4, 1998, on which day Edelbrock common stock had a closing price of $16.93;

•	The merger will provide cash consideration to the Edelbrock stockholders of approximately $57.0 million, which will allow them to pursue other investment alternatives;

•	The fact that the financial advisor to the special committee delivered its oral opinion to the special committee and the board of directors on June 25, 2004, and subsequently confirmed in writing, that as of that date and based on, and subject to, the matters described in its opinion, the consideration to be received by the unaffiliated public stockholders of Edelbrock in the merger was fair to the stockholders;

•	The conclusion by the special committee and the board of directors that the merger consideration is fair to the unaffiliated public stockholders of Edelbrock; and

•	The determination by the special committee and the board of directors to recommend to Edelbrock’s stockholders that they vote for approval and adoption of the merger agreement and the merger.

      Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub believe that sufficient procedural safeguards are present to ensure the fairness of the merger to Edelbrock’s unaffiliated public stockholders. These procedural safeguards include the following:

•	Edelbrock publicly disclosed that Mr. Edelbrock made a proposal providing for an all-cash merger more than two months prior to the public announcement of the signing of the merger agreement, allowing potentially interested parties to become aware of the fact that Edelbrock might be considering a potential transaction. During that time, as discussed below, a special committee of disinterested directors was established by the board of directors;

•	The board of directors established a special committee of independent directors, among other things, to consider Edelbrock Holdings’ proposal and negotiate with Edelbrock Holdings. In particular, the special committee was represented by its own independent financial advisor and independent legal counsel. See “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger;”

•	The merger agreement permits Edelbrock to provide information and participate in negotiations with respect to parties who have submitted written indications of interest or unsolicited acquisition proposals in the circumstances described in the merger agreement and to change or withdraw the board of directors’ or the special committee’s recommendation of the merger to Edelbrock’s stockholders if the special committee determines that, based upon a material event or events relating to Edelbrock, the merger agreement or a superior proposal, the failure to withdraw the recommendation is reasonably expected to result in a breach of the fiduciary duties of the board of directors or the special committee;

•	The fact that the terms of the merger agreement were the result of arm’s-length negotiations with the special committee and its financial and legal advisors (which negotiations led to an increase in the consideration to be received by the Edelbrock stockholders from $14.80 per share to $16.75 per share); and

•	Under Delaware law, the Edelbrock stockholders have the right to demand appraisal of their shares.

      In reaching their conclusion, Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub also reviewed and considered the analysis and conclusions of the special committee, the board of directors and Kerlin Capital as to the fairness of the merger consideration to be received by Edelbrock’s unaffiliated public stockholders discussed under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger” and “— Opinion of Financial Advisor to the Special Committee.” However, since Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub relied on their own analysis and conclusions in determining that the merger is substantively and procedurally fair to Edelbrock’s unaffiliated public stockholders, Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub did not expressly adopt the analysis and conclusions of the special committee, the board of directors and Kerlin Capital regarding the fairness of the merger to unaffiliated stockholders.

      Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub did not consider net book value to be a material factor in determining the fairness of the merger to Edelbrock’s unaffiliated stockholders because they do not believe that stockholders’ equity in Edelbrock reflects its intrinsic value. Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub noted, however, that the merger consideration of $16.75 per share is higher than Edelbrock’s book value per share of $16.35 as of March 25, 2004.

      Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub did not consider liquidation value to be a material factor in determining the fairness of the merger to Edelbrock’s unaffiliated stockholders because Edelbrock will continue to operate its business following completion of the merger and because of Edelbrock Holdings’ belief that liquidation sales generally result in proceeds substantially less than sales of a going concern.

      In making his initial offer of $14.80 per share for the shares held by Edelbrock’s unaffiliated stockholders, Mr. Edelbrock consulted with his financial advisor, Banc of America Securities, concerning historical premiums over stock prices paid in similar transactions. He did not ask Banc of America Securities to generate going concern valuations of Edelbrock because he believed that a special committee of the board of directors of Edelbrock would be formed to consider his offer, that it would independently generate, through its own financial advisor, going-concern valuations of Edelbrock and that the special committee would rely on its advisors in considering any offers, in negotiating, and in determining whether to recommend acceptance of an offer.

      In determining the fairness of the merger consideration, Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub did not review any firm offers made by any unaffiliated third parties for a merger with or acquisition of Edelbrock because (i) no such firm offers were received during the preceding two years, and (ii) Mr. Edelbrock has stated that he is not interested in selling his interest or any part thereof in Edelbrock.

      In view of the variety of factors considered by Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub in evaluating the substantive and procedural fairness of the merger to Edelbrock’s unaffiliated stockholders, Mr. Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub did not find it practicable, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors that they considered.

      The sole director and officer of Edelbrock Holdings is a director and officer of Edelbrock and has an interest in the merger not shared by other stockholders of Edelbrock. These interests are described under “SPECIAL FACTORS — Interests of Certain Persons in the Merger.”

Edelbrock Corporation’s Position on Fairness of the Merger to Edelbrock’s Unaffiliated Public Stockholders

      The board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, the Edelbrock unaffiliated public stockholders for all of the reasons set forth above under “SPECIAL FACTORS — Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.” In addition, with respect to procedural fairness, the board of directors established a special committee, consisting of three independent directors of Edelbrock, none of whom has an interest in the merger different from that of the Edelbrock stockholders and option holders generally, other than the receipt of board of directors and special committee fees. None of the members of the special committee is an officer or employee of Edelbrock, and none will be a stockholder, officer or employee of Edelbrock or Edelbrock Holdings following the merger, although they may serve as directors of Edelbrock after the merger. Further, the merger consideration of $16.75 in cash per share was the highest price Mr. Edelbrock indicated he was willing to pay following extensive negotiations with the special committee and its representatives.

      In reaching these conclusions, the board of directors considered it significant that the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with Mr. Edelbrock and his advisors.

      Kerlin Capital was retained to advise the special committee as to the fairness, from a financial point of view, of the proposal received from Edelbrock Holdings and Edelbrock Merger Sub. Kerlin Capital reached the conclusion expressed in its oral opinion delivered June 25, 2004 that, based on, and subject to, the considerations and limitations set forth in the opinion, the merger is fair, from a financial point of view, to Edelbrock’s unaffiliated public stockholders.

      The board of directors, based in part on the unanimous recommendation of the special committee, recommends that the Edelbrock stockholders vote FOR the adoption of the merger agreement and approval of the merger. The recommendation of the board of directors was made after consideration of all the material factors, both positive and negative, as described above.

Forward Looking Information; Certain Projections

      Edelbrock does not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with the negotiations that led to the execution of the merger agreement and the approval of the merger, Edelbrock’s management prepared and provided to the board of directors, the special committee, Kerlin Capital, and Mr. Edelbrock and his advisors, including Bank of America N.A. and Banc of America Securities, certain projections, which are summarized below in this section in two tables under the captions “Edelbrock Corporation Projected Consolidated Income Statement and Cash Flow Items, March 2004, Going-Private Analysis” for the five fiscal years of Edelbrock ending June 30, 2008 and “Edelbrock Corporation Projected Consolidated Income Statement and Cash Flow Items, June 2004 Analysis” for the three fiscal years of Edelbrock ending June 30, 2006. These projections were put in final form by management as of March 10, 2004 and June 14, 2004.

      The March 2004 analysis was prepared by Edelbrock’s management in connection with Mr. Edelbrock’s discussions with Bank of America and City National Bank, and provided to these parties in connection with developing the original financing commitments for Mr. Edelbrock’s April 2, 2004 offer, and was later provided to Kerlin Capital. The March 2004 analysis and projections prepared by management are based on the assumption that Edelbrock becomes a privately-held company. The March 2004 analysis assumed Edelbrock no longer incurred normal costs associated with being a publicly-held company, including transfer agent fees, costs associated with preparing and filing public reports, press release fees, costs associated with hosting public conference calls and earnings announcements, Delaware filing costs and franchise taxes, stock market listing fees, additional audit fees associated with being a public company, director and officer insurance as a continuing public company, and costs associated with complying with standards issued by the Public Company Accounting Oversight Board as well as other government and regulatory agencies. In addition, the March 2004 analysis assumed that Edelbrock obtained a significant amount of financing to purchase common stock outstanding other than (i) shares held directly by Mr. Edelbrock, (ii) shares held by family trusts of which Mr. Edelbrock is a trustee and (iii) shares owned through Edelbrock’s 401(k) plan.

      The June 2004 projections were prepared by Edelbrock’s management in connection with Kerlin Capital’s analysis of the fairness of the transaction and were provided to Mr. Edelbrock and Banc of America Securities as well. The June 2004 projections were prepared with the assumption that Edelbrock remained a public company.

      The primary difference between the March 2004 and June 2004 projections, apart from the inclusion of continuing public company costs in the June 2004 projections, was the incorporation of updated information into the June projections prepared by management. Costs included in the June projections included professional fees at a level that would be expected with continued public company status, as well as miscellaneous costs associated with public company reporting requirements and stockholder communications, and the increased costs of compliance with regulatory provisions under the Sarbanes-Oxley Act.

      In the view of Edelbrock’s management, the projections were prepared on a reasonable basis, reflect the best available estimates and judgments at that time, and present, to the best of the knowledge and belief of Edelbrock’s management, the expected course of action and the expected future performance of Edelbrock. Neither Edelbrock’s independent accountants nor any other independent accountants have compiled, examined or reviewed these projections. No independent accountants have expressed any opinion or other form of assurance with respect to these projections or whether the projections can be achieved, and Edelbrock’s independent accountants assume no responsibility for, and disclaim any association with, these projections.

      In light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this proxy statement should not be regarded as a representation by Edelbrock, the board of directors of Edelbrock, the special committee, or any of their advisors, agents or representatives that these projections will prove to be correct.

      Edelbrock did not prepare the forecasts with a view to public disclosure and they are included in this proxy statement only because this information was furnished to Mr. Edelbrock and his advisors with respect to the discussions pertaining to Mr. Edelbrock’s acquisition proposal. Edelbrock did not prepare the forecasts that were provided to Mr. Edelbrock and his advisors with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

      The projected financial information set forth below includes forward-looking statements regarding Edelbrock that are based on the beliefs of Edelbrock’s management as well as assumptions made by, and information currently available to, Edelbrock’s management. This data necessarily reflect numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the control of Edelbrock. These projections are forward-looking statements that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries, product demand, market acceptance, manufacturing efficiencies, new product development, the success of planned advertising, marketing and promotional campaigns, dependence on key suppliers, and other risks identified herein and in other documents filed by Edelbrock with the SEC. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that Edelbrock, Mr. Edelbrock or anyone else who received this information considered it a reliable predictor of future events and this information should not be relied on as such. Neither Edelbrock, nor Mr. Edelbrock, nor any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and Edelbrock has made no representations regarding such information.

      The projections below were prepared in March 2004, and assume that Edelbrock does not continue as a public company with all associated costs.

Edelbrock Corporation Projected Consolidated Income Statement and Cash Flow Items, March 2004, Going-Private Analysis

	Fiscal Year Ending June 30,
Edelbrock Corporation
Income Statement	2004	2005	2006	2007	2008

	(Amounts in thousands, except per share data)
Sales, net	$123,755	$129,943	$136,440	$143,262	$150,425
Cost of sales	78,639	81,539	85,616	89,825	94,241

Gross profit	45,116	48,404	50,824	53,437	56,184
Gross profit percentage	36.46%	37.25%	37.25%	37.30%	37.35%
Selling, general & administrative	34,358	35,389	36,804	38,276	40,190
Research & development	3,822	4,010	4,150	4,316	4,489

Operating expenses	38,180	39,399	40,954	42,592	44,679
Operating income	6,936	9,005	9,870	10,845	11,505
Interest expense	274	3,083	2,773	2,527	2,092
Interest income	(31)	(20)	(25)	(25)	(25)

Income before taxes	6,693	5,942	7,122	8,343	9,437
Taxes on income	2,526	2,199	2,635	3,087	3,492

Net income	$4,167	$3,743	$4,487	$5,256	$5,945

	Fiscal Year Ending June 30,
Edelbrock Corporation
Income Statement	2004	2005	2006	2007	2008

	(Amounts in thousands, except per share data)
Number of shares outstanding — diluted(3)	5,486	5,486	5,486	5,486	5,486
Diluted earnings per share	$0.76	$0.68	$0.82	$0.96	$1.08

Depreciation	5,853	6,400	6,200	6,000	6,250

Amortization	24	48	50	50	50

Capital expenditures	6,980	5,600	6,000	6,000	6,000

EBITDA	12,813	15,453	16,119	16,894	17,804

(1)	EBITDA (earnings before interest, taxes, depreciation and amortization) is not a Generally Accepted Accounting Principles (GAAP) measurement but is being included, as we believe it is a commonly used measure of operating performance in Edelbrock’s industry. EBITDA was provided to enhance the understanding of Edelbrock’s projected operating results. It should not be construed as an alternative to operating income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as projected may not be comparable to EBITDA used by other companies. Operating income is a GAAP measure that may be considered comparable to EBITDA.

(2)	The amounts of EBITDA reflected in the table may differ from the amounts of EBITDA that may be calculated based on the line items set forth in the table because some of the line items set forth in the table have been rounded.

(3)	Number of shares outstanding — diluted shown in the table above is not adjusted to reflect the effect of shares retired pursuant to the going private transaction.

      The below projections were prepared June 14, 2004, and assume that Edelbrock does continue as a public company with all associated costs.

Edelbrock Corporation Projected Consolidated Income Statement and Cash Flow Items, June 2004 Analysis

	Fiscal Year Ending June 30,
Edelbrock Corporation
Income Statement	2004	2005	2006

	(Amounts in thousands,
	except per share data)
Sales, net	$125,520	$131,243	$137,804
Cost of sales	80,061	83,488	87,643

Gross profit	45,459	47,755	50,161
Gross profit percentage	36.22%	36.39%	36.40%
Selling, general & administrative	35,177	37,004	38,944
Research & development	3,949	4,333	4,549
Operating expenses	39,126	41,337	43,493

Operating income	6,333	6,418	6,668
Interest expense	7	20	25
Interest income	(35)	(20)	(25)
Other income	(457)	—	—

Income before taxes	6,818	6,418	6,668
Taxes on income	2,497	2,346	2,433

Net income	$4,321	$4,072	$4,235

	Fiscal Year Ending June 30,
Edelbrock Corporation
Income Statement	2004	2005	2006

	(Amounts in thousands,
	except per share data)
Number of shares outstanding — diluted	5,501	5,515	5,515
Diluted earnings per share	$0.79	$0.74	$0.77

Depreciation	5,904	6,400	6,200

Amortization	12	48	50

Capital expenditures	4,716	5,600	6,000

EBITDA(1)(2)	12,249	12,866	12,918

(1)	EBITDA (earnings before interest, taxes, depreciation and amortization) is not a Generally Accepted Accounting Principles (GAAP) measurement but is being included, as we believe it is a commonly used measure of operating performance in Edelbrock’s industry. EBITDA was provided to enhance the understanding of Edelbrock’s projected operating results. It should not be construed as an alternative to operating income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as projected may not be comparable to EBITDA used by other companies. Operating income is a GAAP measure that may be considered comparable to EBITDA.

(2)	The amounts of EBITDA reflected in the table may differ from the amounts of EBITDA that may be calculated based on the line items set forth in the table because some of the line items set forth in the table have been rounded.

Opinion of Financial Advisor to the Special Committee

      Kerlin Capital acted as financial advisor to the special committee in connection with the merger. In connection with Kerlin Capital’s engagement, the special committee requested that Kerlin Capital evaluate the fairness, from a financial point of view, of the merger consideration to the holders of Edelbrock’s common stock, other than Mr. Edelbrock and his affiliates. At the meetings of the special committee and the board of directors held on June 25, 2004, Kerlin Capital delivered to the special committee its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based on, and subject to, the matters described in its opinion, the merger consideration is fair, from a financial point of view, to the holders of Edelbrock’s common stock, other than Mr. Edelbrock and his affiliates. Kerlin Capital’s written presentation to the special committee will be available for inspection and copying at Edelbrock’s principal executive offices during regular business hours by any interested stockholder or any representative of any stockholder who has been so designated in writing.

      The full text of Kerlin Capital’s written opinion to the special committee, dated June 25, 2004, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit C to this proxy statement and is incorporated herein by reference. Holders of Edelbrock’s common stock are encouraged to read this opinion carefully and in its entirety. Kerlin Capital’s opinion was provided to the special committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction. Kerlin Capital has not evaluated the consideration to be received by Mr. Edelbrock or his affiliates in connection with the merger. Kerlin Capital’s oral opinion, subsequently confirmed in writing, was among many factors taken into consideration by the special committee in recommending the merger and the board of directors in making its determination to approve and recommend the merger. The summary of Kerlin Capital’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Written materials from each of the June 7th and

June 23rd presentations to the special committee by Kerlin Capital have been filed as exhibits to the Schedule 13e-3 filed by the transaction parties.

      The following is a summary of the material financial analyses, among other things, performed by Kerlin Capital in connection with the preparation of its opinion:

•	Reviewed certain publicly available business and financial information relating to Edelbrock that Kerlin Capital believed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Edelbrock furnished to Kerlin Capital by Edelbrock;

•	Conducted discussions with members of senior management of Edelbrock regarding the items listed above;

•	Reviewed historical market prices, trading activity, results of operations and valuation multiples for Edelbrock and compared them with those of publicly traded companies that Kerlin Capital believed to be most comparable to Edelbrock;

•	Reviewed summary information extracted from MAI Appraisals, in draft form, of Edelbrock’s real estate properties that were made available to Kerlin Capital;

•	Reviewed the financial terms, to the extent available, of certain comparable public transactions and compared them to the proposed terms of the proposed merger;

•	Participated in discussions and negotiations among representatives of Edelbrock and Mr. Edelbrock;

•	Reviewed the merger agreement, capital commitment letters and other documents related to the transaction; and

•	Conducted other examinations and analyses that Kerlin Capital deemed appropriate, including its assessment of general economic and market conditions.

      In connection with its review, Kerlin Capital did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts for Edelbrock provided to, or discussed with, Kerlin Capital by Edelbrock’s management, Kerlin Capital assumed that the forecasts were reasonably prepared on a basis that reflected the best currently available estimates and judgments of Edelbrock’s management as to the future financial performance of Edelbrock. Kerlin Capital also assumed that the merger would be consummated substantially in accordance with the terms of the merger agreement, without waiver, amendment, or modification of any material term, condition or agreement contained in the merger agreement, and that, in the course of obtaining any necessary regulatory and third party approvals and consents for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the contemplated benefits of the merger.

      Kerlin Capital was furnished with summary information extracted from an independent evaluation and appraisal of the real estate properties of Edelbrock, but Kerlin Capital did not assume any obligation to conduct any physical inspection of the properties or facilities of Edelbrock. Although Kerlin Capital evaluated the merger consideration from a financial point of view, Kerlin Capital was not requested to, and it did not, recommend the specific consideration to be received in the merger, which consideration was determined between the special committee, on the one hand, and Mr. Edelbrock and his affiliates, on the other hand. Kerlin Capital’s opinion was necessarily based on information available to it and the financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Due to the fact that Mr. Edelbrock had indicated, which indication was confirmed by Kerlin Capital, that his shares in Edelbrock were not available for sale to any third party (including if a third party purchased the shares of Edelbrock not owned by Mr. Edelbrock or his affiliates), the special committee directed Kerlin Capital to not solicit, and Kerlin Capital did not solicit, third party indications of interest in acquiring all or any part of Edelbrock. Kerlin Capital’s opinion did not address the relative merits of the merger as compared to other transactions or business strategies that may be available to Edelbrock, and it did not address the underlying business decision of Edelbrock to proceed with the merger. Although subsequent developments may affect its opinion, Kerlin Capital does not have any obligation to update, revise or reaffirm its opinion. No other limitations were imposed on Kerlin Capital with respect to the investigations made or procedures followed by Kerlin Capital in rendering its opinion.

      In preparing its opinion to the special committee, Kerlin Capital performed a variety of financial and comparative analyses, including those described below. The material analyses performed by Kerlin Capital are summarized below. Each of the analyses conducted by Kerlin Capital was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Kerlin Capital did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Kerlin Capital considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Kerlin Capital did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Kerlin Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Kerlin Capital considered industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Edelbrock. No company, transaction or business used in Kerlin Capital’s analyses as a comparison is identical to Edelbrock or the proposed merger, and Kerlin Capital’s evaluation of those analyses was not entirely mechanical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Kerlin Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Kerlin Capital’s analyses are inherently subject to substantial uncertainty.

      The following is a summary of the material financial analyses underlying Kerlin Capital’s opinion dated June 25, 2004 delivered to the special committee in connection with the merger.

Internal Management Projections

      Kerlin Capital was provided with certain internal management projections during the course of its review of Edelbrock. Initially, Kerlin Capital was provided with the projections that management had prepared in March 2004, which assumed that Edelbrock would become a privately-held company and were provided to Bank of America and City National Bank in connection with the development of financing commitments for the transaction. At the request of Kerlin Capital, Edelbrock’s management prepared projections in June 2004 assuming that it did continue as a public company. In an attempt to convert the March 2004 projections into an estimate of those as a public company, Kerlin Capital adjusted the March 2004 earnings per share to reflect the removal of interest expense. However, it was subsequently learned by Kerlin Capital that the March 2004 projections included certain cost savings for Edelbrock associated with going private and not being required to comply with all of the requirements of the Sarbanes-Oxley Act of 2002, and other related securities laws and Nasdaq requirements. Accordingly, the March 2004 projections as revised by Kerlin Capital do not reflect all of the costs associated with public company status.

      Kerlin Capital requested in May 2004 that Edelbrock reforecast its internal management projections to reflect the best currently available estimates at that time as to the future financial performance of Edelbrock, and assuming Edelbrock remained as a publicly-held company. Edelbrock’s management provided Kerlin Capital with certain financial data on June 1, 2004 and June 8, 2004 and subsequently provided a new set of projections on June 14, 2004 based on management’s best available information at that time. All projections are inherently subject to uncertainty and based upon numerous factors and events beyond the control of the management. Kerlin Capital did not base its review and analysis on any one set of projections.

      The following table summarizes key statistics from these management projections for fiscal years 2004, 2005 and 2006, as adjusted by Kerlin Capital.

Internal Management Projections as of March 2004 (amounts in thousands, except per share data) (originally prepared assuming Edelbrock did not continue as a publicly-held company, as later adjusted by Kerlin Capital to reflect Edelbrock’s continuing as a public company)

	FY04	FY05	FY06

Revenue	$123,755	$129,943	$136,440
EBITDA	$12,813	$15,453	$16,119
EPS	$0.79	$1.03	$1.13

Internal Management Projections as of June 2004 (amounts in thousands, except per share data) (assuming Edelbrock does continue as a publicly-held company)

	FY04	FY05	FY06

Revenue	$125,520	$131,243	$137,805
EBITDA	$12,249	$12,866	$12,918
EPS	$0.79	$0.74	$0.77

Historical Stock Price Performance

      Kerlin Capital analyzed the prices at which Edelbrock’s common stock traded during the period from April 8, 2003 through April 8, 2004. Kerlin Capital noted that the merger consideration of $16.75 per share was higher than the highest closing price of Edelbrock’s common stock during this period. It was also higher than the closing share price at any point since June 4, 1998 as reported by the Nasdaq National Market. The following table reflects the premium that the $16.75 in cash per share merger consideration represents to the closing prices and average closing prices at various points in time prior to the public announcement of the proposed merger.

		Implied
	Price	Premium

April 8, 2004 — 1 day prior to announcement	$13.52	23.9%
30-Day average of closing stock price prior to announcement	$13.52	23.9%
90-Day average of closing stock price prior to announcement	$12.78	31.1%
180-Day average of closing stock price prior to announcement	$12.35	35.6%
52-Week high prior to announcement	$14.00	19.6%
52-Week average prior to announcement	$11.56	44.9%
52-Week low prior to announcement	$9.56	75.2%

Comparable Companies Analysis

      Using publicly available information, Kerlin Capital reviewed the market values and trading multiples of the following publicly traded companies in the related automotive aftermarket, automotive parts and automotive components industries. None of the companies reviewed is exactly comparable to Edelbrock, and, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of such companies.

•	Aftermarket Technology Corp. (ATAC)

•	Amerigon Inc. (ARGN)

•	ArvinMeritor Inc. (ARM)

•	Clarion Technologies Inc. (CLAR)

•	Cummins Inc. (CMI)

•	Dana Corp. (DCN)

•	Delphi Corp. (DPH)

•	Eaton Corp. (ETN)

•	Enova Systems Inc. (ENVA)

•	Featherlite Inc. (FTHR)

•	Federal Screw Works (FSCR)

•	Federal-Mogul Corp. (FDML.Q)

•	Hastings Manufacturing Co. (HGMG)

•	Hayes Lemmerz International Inc. (HAYZ)

•	Keystone Automotive Industries Inc. (KEYS)

•	LKQ Corp. (LKQX)

•	Motorcar Parts of America Inc. (MPAA)

•	Puradyn Filter Technologies Inc. (PFT)

•	R&B Inc. (RBIN)

•	Rockford Corp. (ROFO)

•	Safety Components International Inc. (SAFY)

•	Shiloh Industries Inc. (SHLO)

•	Standard Motor Products Inc. (SMP)

•	Starcraft Corp. (STCR)

•	Tenneco Automotive Inc. (TEN)

•	Tower Automotive Inc. (TWR)

•	TransPro Inc. (TPR)

•	Universal Automotive Industries Inc. (UVSL)

•	Visteon Corp. (VC)

•	Wescast Industries Inc. (WCST)

      Kerlin Capital compared the enterprise values, calculated as equity value plus total debt and minority interests, less cash, of Edelbrock and the comparable companies, as a multiple of EBITDA, EBIT and revenue for the latest twelve months of publicly disclosed financial data as of June 18, 2004, as well as the price to earnings ratio and the price to tangible book value ratio. Kerlin Capital then applied a range of EBITDA, EBIT and revenue multiples derived from its analysis of the comparable companies to the latest twelve months of publicly disclosed financial data of Edelbrock as of June 18, 2004. Kerlin Capital also applied a range of price to earnings and price to tangible book value ratios derived from its analysis to the latest twelve months of publicly disclosed financial data as of June 18, 2004. Kerlin Capital used in this analysis the inner quartiles range (which statistically is the middle 50% of a set of defined data). Kerlin Capital believes the inner quartile range is a more useful statistical measure than an absolute high and low range of data, as the inner quartile range narrows the range to a more statistically relevant data sample. This analysis indicated the following implied values per share of Edelbrock’s common stock:

			Median	Inner Quartiles
Ratio	Median	Inner Quartiles	Predicted	Predicted
Analysis	Ratio	Ratio	Per Share Value	Per Share Values

TEV/Revenue	0.6x	0.5x - 0.9x	$13.12	$10.94 - $19.69
TEV/EBITDA	8.2x	5.7x - 11.1x	$15.47	$10.75 - $20.94
TEV/EBIT	13.8x	10.0x - 18.2x	$11.26	$ 8.16 - $14.85
Price/Earnings	21.2x	12.2x - 22.9x	$12.93	$ 7.44 - $13.97
Price/Book Value	2.0x	1.0x - 4.7x	$32.72	$16.36 - $76.89

Premiums Paid Transaction Analysis

      Kerlin Capital performed a premiums paid analysis for Edelbrock based upon its review and analysis of the range of premiums paid in 25 announced going private transactions between $40 million and $200 million for the period from April 12, 2002 through April 12, 2004. The range of premiums paid relative to the target company’s stock price one day prior to announcement, five days prior to announcement, and thirty days prior to announcement were as follows:

	1-Day	5-Day	30-Day
	Premium	Premium	Premium

High	146.2%	193.9%	142.6%
Low	(11.7)%	(7.8)%	(9.1)%
Median	30.4%	31.2%	33.3%
Average	37.1%	38.8%	45.6%
1st Quartile	9.5%	6.8%	19.8%
3rd Quartile	55.1%	54.8%	65.7%

      Kerlin Capital then reviewed the following implied price per share purchase prices calculated using the median premium and inner quartiles premium range. This analysis showed the following:

			Implied Price Based
			on Premium
	Median	Inner Quartiles
	Premium	Premium	Median	Inner Quartiles

1-Day Premium	30.4%	9.5% - 55.1%	$17.63	$14.80 - $20.97
5-Day Premium	31.2%	6.8% - 54.8%	$17.61	$14.33 - $20.77
30-Day Premium	33.3%	19.8% - 65.7%	$17.86	$16.05 - $22.20

      Based on the foregoing, Kerlin Capital noted that the premium to be paid to the Edelbrock public stockholders in the merger relative to the closing price of Edelbrock’s common stock prior to the public announcement of the proposed going private transaction was slightly below the one-day median premium, five-day median premium, and thirty-day median premium paid in Kerlin Capital’s review of going private transactions, but was well within the inner quartiles range for all three periods.

Discounted Cash Flow Analysis

      Kerlin Capital performed a discounted cash flow analysis of Edelbrock to calculate the estimated present value of the stand-alone, unlevered, after-tax cash flows that Edelbrock could generate over fiscal years 2005 through 2009 based on internal estimates of Edelbrock’s management for the last quarter of fiscal year 2004 as well as fiscal years 2005 and 2006 and Kerlin Capital extrapolated results for fiscal years 2007, 2008 and 2009 based on a 5% annual growth rate for revenue and operating income. This growth rate was selected based on Kerlin Capital’s analysis of comparable companies.

      In each case, Kerlin Capital applied discount rates reflecting a weighted-average cost of capital ranging from 7.0% to 10.0%. Based upon selected comparable companies in the automotive aftermarket, automotive parts, and automotive components industries, Kerlin Capital applied terminal multiples of 7.0x to 9.0x for EBITDA, 12.0x to 14.0x for EBIT, and 0.6x to 1.0x for revenue. The discounted cash flow analysis indicated an implied equity valuation range for Edelbrock of approximately $14.10 to $24.44.

      The following table sets forth the discount rates and resulting implied equity values per share based on the designated terminal multiple:

               EBITDA

Weighted Average
Cost of Capital	7.0x	8.0x	9.0x

7.0%	$16.64	$18.53	$20.42
8.0%	$16.07	$17.89	$19.71
9.0%	$15.53	$17.28	$19.04
10.0%	$15.01	$16.70	$18.39

               EBIT

Weighted Average
Cost of Capital	12.0x	13.0x	14.0x

7.0%	$15.62	$16.64	$17.66
8.0%	$15.09	$16.07	$17.05
9.0%	$14.58	$15.53	$16.47
10.0%	$14.10	$15.01	$15.92

               Revenue

Weighted Average
Cost of Capital	0.6x	0.8x	1.0x

7.0%	$16.03	$20.23	$24.44
8.0%	$15.48	$19.53	$23.58
9.0%	$14.96	$18.87	$22.77
10.0%	$14.47	$18.23	$21.99

Adjusted Book Value Analysis

      During the week preceding June 25, 2004, Edelbrock provided Kerlin Capital with property value information extracted from MAI appraisals for Edelbrock’s real estate properties. These MAI appraisals were completed as part of Edelbrock’s financing arrangement in connection with the proposed merger. Based on this information, Kerlin Capital estimated the adjusted book value to be $18.48, an increase of approximately $2.20 per share above the net book value per share as of March 25, 2004.

      Kerlin Capital initially considered the effect of adjusting Edelbrock’s book value per share for the estimated market value of Edelbrock’s real estate properties using summary insurance replacement cost values. In order to estimate the effect of this market value on the value of Edelbrock, Kerlin Capital adjusted Edelbrock’s book value according to its latest published financial data to account for the additional value inferred. Based upon this analysis, Kerlin Capital initially estimated the adjusted book value per share to be $19.27, an increase of approximately $3.00 per share above the net book value of $16.28 as of March 25, 2004.

Hypothetical Leveraged Buyout Analysis

      Kerlin Capital performed a hypothetical leveraged buyout analysis of Edelbrock to ascertain the price that would be attractive to a hypothetical potential financial buyer based on current market conditions, and assuming that a purchase of 100% of Edelbrock’s outstanding stock was achievable. For this analysis, Kerlin Capital used Edelbrock’s management projections as of March 2004. Kerlin Capital assumed a capital structure that a financial buyer might apply to Edelbrock, an exit EBITDA multiple ranging from 5.38x to

7.38x, and an equity investment that would achieve a rate of return between approximately 20% and 36%. Based on these assumptions, the hypothetical leveraged buyout analysis resulted in a range of equity values per share for Edelbrock from $13.00 to $17.00.

Hypothetical Strategic Acquisitions Analyses

      Using published summary information, Kerlin Capital estimated a hypothetical strategic acquisition value for Edelbrock. Kerlin Capital calculated the per share purchase price of Edelbrock common stock based on the average enterprise value to EBITDA multiple and average enterprise value to revenue multiple for companies in the general industrials category for the period from January 15, 2001 through April 23, 2004. The general industrials category included public company transactions in aerospace & defense, automotive, building materials, food & beverage, manufacturing, medical instruments, home furnishings, telecom equipment, and textiles. The published information consisted of a summary based on a total of 65 unidentified transactions with a purchase price under $250 million and an average purchase price of $97.5 million. Kerlin Capital then applied the average EBITDA and revenue multiples contained in the summary to the latest twelve months of publicly disclosed financial data of Edelbrock as of June 18, 2004. This analysis indicated the following implied values per share of Edelbrock’s common stock:

	General Industrials

		Average	Average
	Average	Implied TEV	Implied
	Multiple	(amounts in thousands)	Per Share Value

TEV/Revenue	1.16x	$139,928	$25.37
TEV/EBITDA	6.54x	$68,042	$12.34

      Kerlin Capital also developed a hypothetical range of purchase prices that would most likely be paid for Edelbrock in a strategic acquisition. Kerlin Capital considered the strengths and weaknesses of Edelbrock in the current business environment as if it were available for sale and assumed the existence of a hypothetical group of potential strategic buyers having the following characteristics: knowledge and appreciation of the market segment, appreciation of the value of the brand name, control of other products that could benefit from association with Edelbrock, and access to capital at reasonable costs. Kerlin Capital did not identify individual companies as part of its analysis. Based upon its analysis, Kerlin Capital estimated the likely per share equity value of Edelbrock’s common stock if sold to a strategic buyer would likely be in the range of $16.00 to $20.00 per share. Kerlin Capital noted that this was a hypothetical analysis only, since Mr. Edelbrock had indicated that his shares were not for sale and, hence, a strategic sale of the company was not possible.

About Kerlin Capital Group, LLC

      Kerlin Capital is a registered NASD broker dealer based in Los Angeles, California, founded in 1994. As part of its investment banking business, Kerlin Capital is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities and private placements as well as providing valuations for corporate and other purposes.

      Pursuant to the terms of the engagement agreement between Kerlin Capital and the special committee, Edelbrock agreed to pay Kerlin Capital for its services as follows: (1) an initial retainer fee of $100,000, (2) a fairness opinion fee of $300,000 (less the retainer fee which would be credited) payable at the earlier of (a) such time as Kerlin Capital delivered its fairness opinion (if any, and any fee for rending an opinion as to the fairness of the transaction would be payable irrespective of the conclusions of such opinion and regardless as to whether a transaction was consummated) or (b) such time as the Kerlin Capital engagement is suspended or terminated by the special committee, and (3) a potential additional fee based on the increase in the per share amount received or otherwise achieved for the public stockholders in a transaction compared to the original offer price. Such additional fee was to be calculated as 5% of the product determined by multiplying the consideration paid to the public stockholders per share less $14.80 per share and this net amount would be multiplied by the number of shares of common stock held of record by the unaffiliated public stockholders. The calculated additional fee, if the proposed merger is completed, would be $260,356 for a total fee of $560,356 payable to Kerlin Capital. Edelbrock also has agreed to reimburse Kerlin Capital for its reasonable and customary out-of-pocket expenses, including the reasonable fees and expenses of its outside legal counsel. Additionally, Edelbrock has agreed to indemnify Kerlin Capital and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Presentations by Banc of America Securities to Mr. Edelbrock

      On March 3, 2004, Mr. Edelbrock formally retained Banc of America Securities to act as sole financial advisor to Mr. Edelbrock in connection with the merger. Prior to retaining Banc of America Securities, Mr. Edelbrock met with representatives of Banc of America Securities on November 18, 2003 and February 12, 2004. In addition, representatives of Banc of America Securities met with Mr. Edelbrock on March 11, 2004. Messrs. Thompson and Feles were also present at these meetings. During these meetings, the participants discussed the concept of a going private transaction involving Edelbrock, including process and timing and the roles and responsibilities of the parties to be involved. In addition, Banc of America Securities reviewed with Mr. Edelbrock an overview of Edelbrock’s current stock price performance, historical trading volume, ownership profile and other analyses of Edelbrock. Banc of America Securities was not asked to render or deliver, nor has Banc of America Securities rendered or delivered, any opinion with respect to the fairness of the merger or the merger consideration.

      The following is a summary of the material financial analyses that Banc of America Securities reviewed with Mr. Edelbrock at the February 12, 2004 meeting. The materials that Banc of America Securities reviewed with Mr. Edelbrock at the November 18, 2003 and March 11, 2004 meetings were substantially similar to the materials that were reviewed with Mr. Edelbrock at the February 12, 2004 meeting, with the analyses being updated to the most recent practicable date prior to the date of each meeting. The financial analyses that Banc of America Securities reviewed with Mr. Edelbrock at these meetings were not valuations or appraisals of the value of Edelbrock or shares of Edelbrock common stock, did not reflect any opinion of Banc of America Securities as to the value of Edelbrock or shares of Edelbrock common stock and should not be viewed as determinative of the opinion of Banc of America Securities, Mr. Edelbrock, the Edelbrock board of directors, the special committee or Edelbrock’s management with respect to the value of Edelbrock or whether Mr. Edelbrock or the special committee would have been willing to agree to a different merger consideration. The analyses do not constitute a recommendation to Mr. Edelbrock, the Edelbrock board of directors or the special committee with respect to the fairness of the merger, the transactions contemplated thereby or the merger consideration. In addition, Banc of America Securities’ analyses do not constitute a recommendation to any stockholder of Edelbrock on how to vote or act with respect to the merger.

      The analyses were based on economic, monetary, market and other conditions in effect on, and the information made available to, Banc of America Securities at the time of the meetings. Accordingly, although subsequent developments may affect its analyses, Banc of America Securities did not assume any obligation to update, revise or reaffirm its analyses.

      Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed for the purposes of its analyses. Banc of America Securities also assumed, without independent verification, that the preliminary financial forecasts provided by Edelbrock’s management had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future performance of Edelbrock.

      Certain of the following summaries of analyses that were reviewed at the February 12, 2004 meeting include information presented in tabular format. In order to understand fully the analyses, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses that Banc of America Securities reviewed with Mr. Edelbrock.

      Copies of written materials that Banc of America Securities reviewed with Mr. Edelbrock at the meetings on November 18, 2003, February 12, 2004 and March 11, 2004 have been filed as exhibits to the Schedule 13e-3 filed by the transaction parties. These materials will be made available for inspection and copying at Edelbrock’s principal executive offices at 2700 California Street, Torrance, California 90503 during regular business hours by any interested stockholder or his or her representative who has been so designated in writing.

      Analysis of Implied Transaction Statistics at Various Illustrative Purchase Prices. Banc of America Securities calculated several values implied by illustrative purchase prices per share of Edelbrock common stock ranging from $12.45 to $16.19. The illustrative purchase prices were selected to reflect premiums to the closing share price of Edelbrock common stock on February 10, 2004 ranging from 0% to 30% and were not selected to indicate any appropriate purchase price for the proposed merger consideration. The following table summarizes the results of this analysis:

	Illustrative Purchase Price Per Share of Edelbrock Common Stock

	$12.45	$13.07	$13.70	$14.32	$14.94	$15.56	$16.19

	($ in millions, except per share data)
Premium to Share Price on February 10, 2004	0.0%	5.0%	10.0%	15.0%	20.0%	25.0%	30.0%
Premium/(Discount) to 52-Week High Share Price	(4.5)%	0.2%	5.0%	9.8%	14.6%	19.3%	24.1%
Premium/(Discount) to 52-Week Low Share Price	31.1%	37.6%	44.2%	50.7%	57.3%	63.8%	70.4%
Implied Equity Value	$68.4	$72.2	$75.9	$79.6	$83.4	$87.1	$90.8
Implied Enterprise Value	$59.0	$62.8	$66.5	$70.2	$73.9	$77.7	$81.4

      Banc of America Securities calculated enterprise value as:

•	equity value, defined as the product of the fully diluted number of shares outstanding multiplied by the illustrative purchase price; plus

•	outstanding total debt; less

•	cash and cash equivalents.

      Based on the results of this analysis, Banc of America Securities calculated the multiples of enterprise value to actual revenues, earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT) for the 12 months ended December 25, 2003, and estimated revenues, EBITDA and EBIT for the 2004 fiscal year. In addition, Banc of America Securities calculated the multiples of share price to fully-diluted earnings per share (EPS) for the 12 months ended December 25, 2003, and estimated fully-diluted EPS for the 2004 fiscal year. Such estimates of revenues, EBITDA, EBIT and fully-diluted EPS were based on financial forecasts of Edelbrock’s management and includes a

$1.0 million estimated cost savings to reflect the elimination of public reporting company expenses. The following table summarizes the results of this analysis:

	Illustrative Purchase Price Per Edelbrock Share

	$12.45		$13.07		$13.70		$14.32		$14.94		$15.56		$16.19

Enterprise Value as a Multiple of Net Sales for:
12 Months ended December 25, 2003	0	.50x	0	.53x	0	.56x	0	.60x	0	.63x	0	.66x	0	.69x
2004 Fiscal Year (Estimated)	0.48		0.51		0.54		0.57		0.60		0.63		0.66
Enterprise Value as a Multiple of EBITDA for:
12 Months ended December 25, 2003	6	.2x	6	.6x	6	.9x	7	.3x	7	.7x	8	.1x	8	.5x
2004 Fiscal Year (Estimated)	4.6		4.9		5.2		5.5		5.8		6.1		6.4
Enterprise Value as a Multiple of EBIT for:
12 Months ended December 25, 2003	15	.8x	16	.8x	17	.8x	18	.8x	19	.8x	20	.8x	21	.8x
2004 Fiscal Year (Estimated)	8.5		9.0		9.6		10.1		10.7		11.2		11.7
Share Price as a Multiple of Diluted EPS for:
12 Months ended December 25, 2003	25	.5x	26	.7x	28	.0x	29	.3x	30	.6x	31	.8x	33	.1x
2004 Fiscal Year (Estimated)	15.3		16.0		16.8		17.6		18.3		19.1		19.8

      Recent Selected Going Private Transaction Analysis. Banc of America Securities reviewed the premium to prevailing market prices represented by the initial price offered in 53 selected going private transactions of U.S. companies announced from January 1, 2002 through February 8, 2004. This analysis indicated the following mean and median premiums initially offered in such transactions:

	Initial Premium Offered to Average Stock Price
	Prior to Announcement

	One Day Prior	One Week Prior	One Month Prior

Average	40.1%	44.1%	48.2%
Median	34.0	35.4	42.2

      Historical Stock Trading Performance. Banc of America Securities analyzed the prices at which Edelbrock common stock traded from February 10, 2003 through February 10, 2004. Banc of America Securities noted that the high closing price of Edelbrock common stock during this period was $12.58 on December 19, 2003, and that the low closing price of Edelbrock common stock during this period was $9.60 on May 7, 2003. Banc of America Securities also noted the average closing price of Edelbrock common stock over various periods prior to and including February 10, 2004 as summarized below:

Period Prior to and Including
February 10, 2004	Average Closing Price

February 10, 2004	$12.45
Last 30 calendar days	$12.26
Last 60 calendar days	$12.29
Last 90 calendar days	$12.17
Last 360 days	$11.11

      Banc of America Securities also reviewed the recent stock price performance of Edelbrock and compared its performance with the Standard & Poor’s 500 Index and indices comprised of selected large cap and mid/small cap companies in the automotive supplier industry over the period from February 10, 2003 through February 10, 2004. The following table sets forth the changes in stock prices over various periods prior to and including February 10, 2004:

	Stock Price Increase/(Decrease) for the
	Following Periods

	Last 12	Last Six	Last Three
	Months	Months	Months	Last Month

Edelbrock	21.2%	8.4%	4.4%	3.7%
S&P 500	36.3	16.6	8.9	1.6
Large Cap Peer Index	65.4	33.2	29.7	4.2
Mid/ Small Cap Peer Index	17.5	36.2	25.2	2.7

      Banc of America Securities also analyzed the historical trading range for Edelbrock common stock over the 12 month period prior to February 10, 2004 reviewing the volume of Edelbrock common stock traded within specified price ranges, allocating the total number of shares traded per day according to the average of high and low prices on the respective day. The results of these calculations are as follows:

Average Daily	Percent of Shares
Closing Price	Traded within Range

$9.50 - $10.00	6.8%
$10.00 - $10.50	26.0%
$10.50 - $11.00	7.5%
$11.00 - $11.50	16.4%
$11.50 - $12.00	14.5%
$12.00 - $12.50	28.8%

      Selected Comparable Companies. Banc of America Securities compared certain financial information of Edelbrock with that of other companies in certain sectors of the automotive supplier industry, including:

•	Large Cap Peer Companies ArvinMeritor, Inc. Dana Corp. Superior Industries International, Inc. Tenneco Automotive Inc.

•	Mid/ Small Cap Peer Companies Aftermarket Technology Corp. Motocar Parts and Accessories, Inc. R&B, Inc. Standard Motor Products, Inc.

      No company used in the comparable companies analysis is identical to Edelbrock. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable company data.

      Such information included, among other things, the median of several financial metrics for the companies in each category, including enterprise value as multiples of actual revenues, EBITDA and EBIT for the 12 months ended February 10, 2004. In addition, Banc of America Securities calculated the median per share price to earnings ratio for the 12 months ended February 10, 2004. The multiples and ratios were calculated using publicly available information and publicly available forecasts of securities research analysts. The following table summarizes the results of this analysis:

			Large Cap Peer		Mid/Small Cap Peer
	Edelbrock		Companies		Companies

Enterprise Value to Latest 12 Months Revenues	0.5	x	0.6	x	0.8x
Enterprise Value to Latest 12 Months EBITDA	6.7	x	5.9	x	6.2x
Enterprise Value to Latest 12 Months EBIT	17.1	x	9.9	x	7.6x
Share Price to Earnings Ratio for Latest 12 Months	25.5	x	12.9	x	8.5x

      Banc of America also reviewed the median of certain comparable company leverage metrics, including the ratios of total debt to EBITDA, EBITDA to interest payments, EBITDA less capital expenditures to interest payments plus dividends, and EBITDA less capital expenditures to interest payments plus principal repayments. Banc of America compared such comparable company leverage metrics to the metrics for Edelbrock and Edelbrock on a pro forma basis assuming the consummation of the merger at a premium of 30% to the closing price of the Edelbrock common stock as of February 10, 2004. The following table summarizes the results of this analysis:

			Edelbrock		Large Cap Peer		Mid/Small Cap Peer
	Edelbrock		Pro Forma		Companies		Companies

Total Debt to EBITDA	0.0	x	2.9	x	4.2	x	1.8x
EBITDA to Interest Payments	NM		5.7	x	3.3	x	7.9x
EBITDA less Capital Expenditures to Interest plus Dividends	39.1	x	3.2	x	2.2	x	6.5x
EBITDA less Capital Expenditures to Interest plus Principal Repayments	13.2	x	2.3	x	0.7	x	1.1x

Precedent Transactions Analysis. Banc of America Securities reviewed several metrics from the following 28 precedent transactions in the automotive supplier industry:

Acquiror/Target

•	Carlyle Group/ UIS Inc. (Car Parts Unit)

•	Tomkins plc/ Stackpole Ltd.

•	Castle Harlan/ Advanced Accessory Systems LLC

•	Carlyle Group/ Breed Technologies

•	TriMas Corp./ HammerBlow Towing Systems Corp.

•	Blackstone Group/ TRW Automotive Inc.

•	Magna International Inc./ Donnelley Corp.

•	Performance Products Industries/ Mr. Gasket Inc.

•	Court Square Capital Ltd./ Delco Remy International Inc.

•	Heartland Industrial Partners/ Simpson Industries, Inc.

•	Riverside Co/ ATC Distribution Group

•	Heartland Industrial Partners/ MascoTech, Inc.

•	BC Partners/ Mark IV Industries, Inc.

•	Meritor Automotive, Inc./ Arvin Industries, Inc.

•	Autoliv, Inc./ OEA, Inc.

•	Cooper Tire & Rubber Company/ Standard Products Company

•	Kelso & Co./ Citation Corp.

•	Littlejohn & Company/ Durakon Industries, Inc.

•	TI Group/ Walbro Corporation

•	Hilite Mergerco, Inc. (Carreras, Kestner & Co., LLC)/ Hilite Industries, Inc.

•	First Technology PLC/ Control Devices, Inc.

•	Arvin Industries, Inc./ Purolator Products

•	Hayes Lemmerz International, Inc./ CMI International, Inc.

•	Lund International Holding, Inc./ Auto Ventshade Company

•	Federal-Mogul Corp./ Cooper Automotive

•	Dana Corporation/ Echlin, Inc.

•	Lund International Holding, Inc./ Deflecta-Shield Corporation

•	Tomkins plc/ Stant Corp.

      Banc of America Securities calculated the mean and median of several metrics for the precedent transactions, including the enterprise value of each target company as a multiple of sales, EBITDA and EBIT for the last 12 month period prior to the announcement of the transaction and the equity value of each target company as a multiple of net income for the last 12 month period prior to the announcement of the transaction and the book value of each target company. The following table summarizes the results of this analysis:

	Mean	Median

Enterprise Value as a Multiple of:
Last 12 Months Sales	0.9x	0.9x
Last 12 Months EBITDA	7.1	6.8
Last 12 Months EBIT	11.3	10.1
Equity Value as a Multiple of:
Last 12 Months Net Income	17.7	17.3
Book Value	3.5	2.2

      No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

      In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Edelbrock. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.

      Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Mr. Edelbrock selected Banc of America Securities on the basis of, among other things, Banc of America Securities’ qualifications, experience, expertise and reputation in investment banking.

      Pursuant to the engagement letter between Banc of America Securities and Mr. Edelbrock, Mr. Edelbrock has agreed to pay Banc of America Securities customary fees for its financial advisory services in connection with the merger. Mr. Edelbrock has also agreed to reimburse Banc of America Securities for its reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ legal counsel, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against particular liabilities, including liabilities under the federal securities laws.

Alternatives to the Merger

      To accomplish Mr. Edelbrock’s goal of acquiring all of the outstanding equity interests in Edelbrock, Mr. Edelbrock and his advisers did discuss employing a first-step tender offer followed by a second-stage merger in which all stockholders other than Mr. Edelbrock and his family trusts would receive cash in exchange for their shares. However, the merger transaction described in this proxy statement was selected in part because it required one step instead of two steps and could be coordinated with the timing of

Mr. Edelbrock’s proposed debt financing. Also, the special committee believed that a one-step merger provided a superior means to negotiate the going private transaction with Mr. Edelbrock since the price offered in a tender offer would have been determined solely by Mr. Edelbrock.

      Mr. Edelbrock had in prior years briefly considered other options pursuant to which Edelbrock would become a privately held company or receive an investment from a strategic partner. Mr. Edelbrock concluded that he had no interest in any transaction that would have allowed any other stockholders to retain an ownership interest in Edelbrock and, for the reasons described under “SPECIAL FACTORS — Purpose of the Merger,” Mr. Edelbrock did not determine with certainty until 2004 to enter into a transaction to take Edelbrock private.

Effects of the Merger

      If the merger is approved by the Edelbrock stockholders and the other conditions to the closing of the merger are either satisfied or waived, Edelbrock Merger Sub will be merged with and into Edelbrock, with Edelbrock being the surviving corporation. After the merger, Edelbrock Holdings will own all of the capital stock of Edelbrock, and Edelbrock Holdings will be owned by Mr. Edelbrock and his affiliates.

      When the merger is completed, each share of Edelbrock common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares held by Edelbrock Holdings and shares held by stockholders who validly exercise and perfect appraisal rights) will be converted into the right to receive $16.75 in cash. Each outstanding option will be canceled in exchange for an amount in cash determined by multiplying the excess, if any, of $16.75 over the per share exercise price of the option and the number of shares of common stock subject to the option, net of any applicable withholding taxes. The merger agreement provides that Edelbrock shall take action to accelerate the vesting of all options immediately prior to the effective time of the merger, and such option holders will be able to receive the cash-out value in exchange for their options, less any applicable taxes. Holders of options that will expire in October and prior to the expected closing date for the merger, if consummated, will be eligible to receive their respective payments prior to the closing of the merger, and prior to the expiration of their option. In addition, two unaffiliated third parties who hold warrants exercisable for 154,000 shares in the aggregate may also receive cash payments in exchange for the cancellation of their warrants.

      At the effective time of the merger, the current Edelbrock stockholders, other than Mr. Edelbrock and his affiliates, will cease to have ownership interests in Edelbrock or rights as Edelbrock stockholders. Therefore, current unaffiliated stockholders of Edelbrock will not participate in any future earnings or growth of Edelbrock and will not benefit from any appreciation in the value of Edelbrock.

      Edelbrock’s common stock is currently registered under the Exchange Act and is quoted on the Nasdaq Stock Market under the symbol “EDEL.” As a result of the merger, Edelbrock will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the Nasdaq Stock Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Edelbrock. After the effective time of the merger, Edelbrock will also no longer be required to file periodic reports with the SEC.

      At the effective time of the merger, the sole director of Edelbrock Merger Sub will become the sole director of the surviving corporation. It is expected that the executive officers of Edelbrock immediately prior to the effective time of the merger will remain the executive officers of the surviving corporation. In addition, Mr. Edelbrock has indicated that many of the directors of Edelbrock immediately prior to the effective time of the merger may be asked to become directors of the surviving corporation. At the effective time of the merger, the certificate of incorporation of Edelbrock will be amended and restated to conform to that attached as Exhibit B to the merger agreement, and the bylaws of Edelbrock will be amended and restated to conform to the bylaws of Edelbrock Merger Sub as in effect immediately prior to the merger.

      It is expected that, upon consummation of the merger, the operations of Edelbrock will be conducted substantially as they currently are being conducted; however, Edelbrock will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Edelbrock Holdings has advised Edelbrock that it does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Edelbrock’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the merger, Edelbrock’s management will continuously evaluate and review Edelbrock’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Edelbrock. Mr. Edelbrock and Edelbrock Holdings have expressly reserved the right to make any changes deemed appropriate in light of their evaluation and review or in light of future developments.

      A benefit of the merger to Edelbrock Holdings is that Edelbrock’s future earnings and growth will be solely for its benefit and not for the benefit of Edelbrock’s current stockholders. The detriment of the merger to Edelbrock Holdings and its stockholders is the lack of liquidity for Edelbrock Holdings’ capital stock following the merger, the risk that Edelbrock will decrease in value following the merger, the incurrence by Edelbrock of approximately $53.0 million of new long–term debt and the payment by Edelbrock of approximately $6.0 million in transaction costs and estimated fees and expenses related to the merger and financing transactions. See “SPECIAL FACTORS — Merger Financing” and “— Estimated Fees and Expenses of the Merger.”

      The benefit of the merger to Edelbrock’s stockholders is the right to receive $16.75 per share for their shares of Edelbrock common stock. The detriments are that Edelbrock’s stockholders, other than Edelbrock Holdings, will cease to participate in Edelbrock’s future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “SPECIAL FACTORS — Federal Income Tax Consequences.”

      The following table sets forth the interests in Edelbrock’s net book value and net earnings of Mr. Edelbrock and his affiliates prior to, and immediately after, the merger based upon the net book value and net earnings of Edelbrock as of and for the nine-month period ended March 25, 2004 (dollars in thousands).

Ownership Prior to the Merger				Ownership After the Merger

Net Book Value		Net Earnings		Net Book Value		Net Earnings

$ in		$ in		$ in		$ in
thousands	%	thousands	%	thousands	%	thousands	%

$45,960	51.2	$1,361	51.2	$89,766	100	$2,659	100

      Upon completion of the merger, Edelbrock’s unaffiliated stockholders will no longer hold any direct or indirect equity interest in Edelbrock and therefore will no longer own any interest in its net book value or net earnings.

Interests of Certain Persons in the Merger

      Certain members of the Edelbrock board of directors and certain executive officers have interests that are different from Edelbrock’s stockholders generally. As a result of this conflict of interest, the board of directors appointed the special committee, consisting of directors who are not officers or employees of Edelbrock, affiliated with Mr. Edelbrock, and will not be stockholders, officers or employees of Edelbrock or Edelbrock Holdings following the merger, and have no financial interest in the proposed merger different from the Edelbrock stockholders and option holders generally, other than the receipt of special committee fees. The special committee was appointed to evaluate, negotiate and, if appropriate, recommend the merger agreement and to evaluate whether the merger is in the best interests of Edelbrock’s unaffiliated public stockholders. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the Edelbrock board of directors that the merger agreement be adopted and the merger approved. In addition, each member of the Edelbrock board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger. These interests of certain other persons in the merger are described below.

      To Edelbrock’s knowledge, each of its executive officers intends to vote all of the shares of Edelbrock common stock each such executive officer directly owns in favor of adopting the merger agreement and approving the merger.

Equity Ownership in Edelbrock; Merger Consideration to Be Received by Directors and Officers of Edelbrock

      As of                     , the record date for the special meeting, Edelbrock directors and officers (excluding Mr. Edelbrock) owned 123,292 shares of Edelbrock common stock, or approximately 2.2% of the outstanding shares. Each of these directors and officers will be entitled to the cash consideration of $16.75 per share owned.

      Most of the shares of Edelbrock’s common stock held by Mr. Edelbrock and his affiliates will be contributed to Edelbrock Holdings prior to the merger. Accordingly, Mr. Edelbrock and his affiliates will not receive any merger consideration with respect to such shares. However, Mr. Edelbrock and trusts for which he serves as trustee will receive approximately $7.0 million of cash consideration pursuant to the merger as a result of their ownership of shares of Edelbrock that they will not be contributing to Edelbrock Holdings In addition, Mr. Edelbrock will receive approximately $3.0 million of consideration pursuant to the merger in exchange for the shares of common stock he owns through Edelbrock’s 401(k) plan.

      The aggregate amount to be paid to Edelbrock directors and executive officers with respect to their stockholdings is expected to be approximately $11,576,000. The following table sets forth the cash amounts that certain directors and executive officers of Edelbrock are expected to receive upon completion of the merger:

	Number of	Proceeds to Be
Name	Shares(1)	Received in Merger

O. Victor Edelbrock	565,613	$9,474,013
Ralph O. Hellmold	—	—
Timothy D. Pettit	—	—
Cornelius J. Pings	1,100	18,425
Jerry Herbst	1,100	18,425
Cathleen Edelbrock	15,231	255,119
Jeffrey L. Thompson	22,884	383,307
Aristedes T. Feles	33	553
Christina Edelbrock	38,444	643,933
Steve Whipple	—	—
Wayne Murray	46,027	770,952
Jack Mayberry	8	134
Nancy Edelbrock(2)	400	6,700
Rodney Teraishi	265	4,439

(1)	Shares of Edelbrock common stock owned by such stockholder and affiliated entities, as applicable, that will receive consideration in the merger.

(2)	Excludes shares held in a trust for which Ms. Edelbrock is a trustee, which shares are indicated above for Mr. Edelbrock, her husband.

      Prior to the effective time of the merger, all outstanding options to purchase shares of Edelbrock common stock, whether or not then exercisable, excluding options held by Mr. Edelbrock, will be accelerated and fully vested. Each option holder will be entitled to receive upon consummation of the merger a cash payment, without interest, equal to the excess, if any, of the $16.75 per share cash consideration over the exercise price per share of the cancelled options, multiplied by the number of shares of Edelbrock common stock subject to the option, less any applicable withholding taxes. Holders of options that will expire in October and prior to the expected closing date for the merger, if consummated, will be eligible to receive their respective payments prior to the closing of the merger, and prior to the expiration of their option.

      The following table sets forth the cash amounts, before taxes and any withholding, that the directors, and executive officers of Edelbrock are expected to receive in respect of their stock options upon completion of the merger:

			Proceeds to Be
	Shares Subject	Weighted Average	Received in Merger
Name	to Options	Exercise Price	from Options(1)

Ralph O. Hellmold	3,850	11.51	20,174
Timothy D. Pettit	3,850	14.88	7,200
Cornelius J. Pings	3,850	9.60	27,528
Jerry Herbst	3,850	11.36	20,752
Cathleen Edelbrock	12,761	11.36	68,782
Jeffrey L. Thompson	46,750	11.36	251,983
Aristedes T. Feles	16,105	12.45	69,184
Christina Edelbrock	9,943	11.36	53,593
Steve Whipple	11,000	10.23	71,720
Wayne Murray	19,146	11.36	103,197
Jack Mayberry	11,000	14.55	24,200
Nancy Edelbrock	—	—	—
Rodney Teraishi	7,150	10.00	48,263

(1)	Calculated by multiplying the number of shares subject to the option by the excess, if any, of the $16.75 per share cash consideration over the exercise price of the options and assumes that no options will be exercised prior to the merger.

Equity Ownership in Edelbrock Holdings and the Surviving Corporation Post Transaction

      At the closing of the merger, Edelbrock Holdings will hold 100% of the capital stock of the surviving corporation. Mr. Edelbrock, together with his affiliates, will hold 100% of the capital stock of Edelbrock Holdings

Employment with the Surviving Corporation

      It is currently expected that the executive officers of Edelbrock will remain as executive officers of the surviving corporation following completion of the merger, pursuant to the terms of their respective employment agreements as currently in effect.

      Certain of Edelbrock’s executive officers, some of whom are also directors, are party to existing employment agreements with Edelbrock. These individuals will not be entitled to any change of control payments under the terms of their existing employment agreements as a result of the merger. In March 2004, each of the employment agreements for the three executives was amended solely to extend out the term of the agreement to June 2009. The respective positions, salaries and bonuses for executive officers party to employment agreements are described below.

      Mr. Edelbrock is party to an employment agreement with Edelbrock that expires on June 30, 2009, pursuant to which he serves as Chairman, President and Chief Executive Officer of Edelbrock. The employment agreement currently provides for a base salary of $445,702 per year, with annual raises to be determined by the compensation committee of the board, and an annual bonus to be determined each year in good faith by the compensation committee utilizing such factors as Mr. Edelbrock’s performance and

Edelbrock’s financial performance. Messrs. Thompson and Feles are also party to employment agreements with Edelbrock expiring on June 30, 2009. Pursuant to their employment agreements, Messrs. Thompson, and Feles are currently entitled to annual base salaries of $313,310, and $170,310, respectively. Messrs. Thompson, and Feles will also be entitled to annual bonuses to be determined each year in the good faith discretion of the compensation committee of the board or the board, utilizing such factors as such employee’s performance and the financial performance of Edelbrock.

      The employment agreement of each of these executives provides that, upon termination of employment during this term of the employment agreement for any reason other than “cause,” death or voluntary termination, Edelbrock is obligated to make a lump sum severance payment in an amount equal to the executive’s annual salary for the current year, plus an amount equal to the bonus paid for the year prior to such termination.

Directors of the Surviving Corporation Post Transaction

      Mr. Edelbrock expects that, after consummation of the merger, the board of directors of Edelbrock will include many of the individuals currently serving on Edelbrock’s board of directors. However, no decision has been made as to the identity of these persons who may be offered the opportunity to join the Edelbrock board of directors after the consummation of the merger; and it is not expected that such determination will be made prior to the consummation of the merger.

Indemnification and Insurance

      For a description of the indemnification and insurance of the officers, directors, employees and agents of Edelbrock, see the section of this statement entitled “MERGER AGREEMENT — Directors’ and Officers’ Indemnification and Insurance.”

Compensation of the Special Committee

      In consideration for the substantial amount of time demanded by the merger transaction, the board of directors determined that each member of the special committee should be compensated for his time and efforts with respect to the duties of serving on the special committee. The members of the special committee will receive the following compensation for their service on the special committee: Mr. Hellmold, chairman of the special committee, will receive $40,000, and Dr. Pings and Mr. Herbst, members of the special committee, will each receive $25,000. In addition, the members of the special committee are entitled to receive reimbursement for the expenses incurred in connection with their service on the special committee.

Stockholders Support Agreement

      On June 25, 2004, Mr. Edelbrock and each of the trusts for which Mr. Edelbrock serves as trustee (the “Stockholders”) entered into a stockholders support agreement with Edelbrock. The stockholders support agreement relates to an aggregate of approximately 51.2% of the outstanding voting power of Edelbrock’s common stock entitled to vote at the special meeting. The following is a summary of the material provisions of the stockholders support agreement. Because it is a summary, it does not include all of the information that is included in the stockholders support agreement. The stockholders support agreement has been filed in its entirety as an exhibit to the Schedule 13e-3 filed by the transaction parties. The material terms and effects of the stockholders support agreement are as follows:

•	Each of the Stockholders agrees to vote its shares of Edelbrock common stock to adopt and approve the merger agreement, the merger and any actions, agreements or transactions contemplated by, or in furtherance of, the merger agreement;

•	Each of the Stockholders agrees not to vote its shares of Edelbrock common stock in favor of any action or proposal that would compete or could serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the transactions contemplated by the merger agreement;

•	Each of the Stockholders agrees to deliver to Edelbrock upon request an irrevocable proxy with respect to all matters related to the merger agreement;

•	Each of the Stockholders agrees not to sell, encumber or otherwise dispose of any shares of Edelbrock common stock that it currently holds or acquires the right to vote, or share in the voting of, after the date of the stockholders support agreement;

•	The Stockholders agree to contribute at least 2,210,618 shares of Edelbrock common stock to Edelbrock Holdings prior to the merger in exchange for shares of the common stock of Edelbrock Holdings;

•	Each of the Stockholders agrees to use all reasonable efforts to take all actions that are necessary or advisable to consummate the transaction contemplated by the stockholders support agreement or the merger agreement; and

•	Each of the Stockholders guarantees the obligations of Edelbrock Holdings and Merger Sub under the merger agreement for the period through the closing date of the merger.

      The parties to the stockholders support agreement have agreed that it will be impossible to measure in money the damages to the other parties if a party to the stockholders support agreement fails to comply with any of its obligation imposed by the stockholders support agreement. As a result, the parties have agreed that, in the event of any such failure, the parties will be entitled to specific performance of the terms of the stockholders support agreement in addition to any other remedy at law or equity.

      The stockholders support agreement will terminate upon the earlier (1) of the consummation of the merger, and (2) the date the merger agreement is terminated pursuant to its terms.

Certain Risks in the Event of Bankruptcy

      If Edelbrock is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $16.75 per share price payable to stockholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of Edelbrock. If such a claim is asserted by the creditors of Edelbrock following the merger, there is a risk that persons who were stockholders at the effective time of the merger will be ordered by a court to return to Edelbrock’s trustee in bankruptcy all or a portion of the $16.75 per share in cash they received upon the completion of the merger.

      Based upon the projected capitalization of Edelbrock at the time of the merger and projected results of operations and cash flow following the merger, the board of directors of Edelbrock has no reason to believe that Edelbrock and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

Merger Financing

      The obligation of Edelbrock Holdings and Edelbrock Merger Sub to complete the merger is subject to a financing condition.

      The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $60.9 million, consisting of approximately $54.9 million to pay Edelbrock’s stockholders (other than Edelbrock Holdings), assuming that no Edelbrock stockholder validly exercises and perfects its appraisal rights, and approximately $2.2 million for payments to option and warrant holders, and $3.8 million for fees and expenses in connection with the merger and the financing arrangements. These funds are anticipated to substantially come from debt financing of approximately $53.0 million obtained by Edelbrock Holdings, and the approximately $6.0 million in the aggregate for payments to option and warrant holders, and for fees and expenses, from Edelbrock’s available cash.

      Edelbrock expects that the fees, expenses and transaction costs associated with the consummation of the merger of $6.0 million will be paid from available cash on hand. Edelbrock typically generates excess cash flow in its fourth fiscal quarter and as of June 30, 2004, Edelbrock had approximately $12.5 million in cash and cash equivalents.

      Edelbrock Holdings has received, and accepted, commitment letters dated June 25, 2004 from Bank of America and City National Bank in which Bank of America and City National Bank have agreed to provide a senior secured variable rate revolving credit facility of up to $33 million and a senior secured term facility of up to $20 million, to Edelbrock. Bank of America will act as agent under the facilities and will fund 70% of the commitments. The remaining 30% of the commitments will be funded by City National Bank. Edelbrock Holdings intends to substantially fund the merger from the proceeds of these loan facilities. Edelbrock’s and Edelbrock Holdings’ obligations to complete the merger are conditioned upon satisfaction of the financing condition related to these commitments, which is described in the section of this proxy statement entitled “THE MERGER AGREEMENT — Conditions to the Merger.”

      The facilities will bear interest, at Edelbrock’s option, at either the alternative base rate or the LIBOR rate, in each case plus an applicable margin. The terms “alternative base rate” and “LIBOR rate” will have meanings customary and appropriate for financings of this type. The revolving credit facility will mature on the fifth anniversary of the closing date of the merger. The term loan will mature on the seventh anniversary of the closing date of the merger.

      The facilities will be guaranteed by all of Edelbrock’s subsidiaries and will be secured by a first priority perfected lien and security interest in all of the assets of Edelbrock Holdings and Edelbrock, subject to permitted encumbrances set forth in the credit agreement. The revolving credit facility and the term loan will include other covenants and restrictions customary for senior secured credit facilities. Edelbrock Holdings expects that Edelbrock will meet its payment obligations under the revolving credit facility and term loan from its post-merger operations and has no other plans or arrangements for Edelbrock to satisfy these obligations.

      No alternative financing arrangements or plans have been made if the facilities do not close as anticipated.

      The ability of Edelbrock Holdings to obtain proceeds from the revolving credit facility and term loan is subject to satisfaction or waiver of various conditions, including:

•	the accuracy and completeness of all representations made by Edelbrock and Edelbrock Holdings, to the satisfaction of Bank of America;

•	the absence of any materially adverse conditions or events not previously disclosed to Bank of America or materially adverse new information or additional developments affecting Edelbrock;

•	the absence, since March 25, 2004 (with respect to Edelbrock) or, in the case of Edelbrock Holdings and its subsidiaries, the date of its formation, of one or more changes, occurrences or developments that have had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities (actual or contingent), operations or financial condition of Edelbrock and its subsidiaries, taken as a whole;

•	Bank of America’s satisfaction that there shall be no competing issues of debt securities or bank facilities of Edelbrock Holdings, Edelbrock or any of their respective subsidiaries being offered, placed or arranged;

•	receipt by Bank of America of reasonably satisfactory opinions of counsel and such other customary closing documents as Bank of America shall reasonably request;

•	the absence of any litigation or other proceeding that purports to materially impair the consummation of the transactions contemplated or have a material adverse effect on Edelbrock Holdings and Edelbrock;

•	receipt and review with results reasonably satisfactory to Bank of America and its counsel, of (1) asset appraisal reports with respect to all of the real and personal property owned by Edelbrock and its subsidiaries; (2) a written audit of the accounts receivable, inventory, payables, controls and systems of

Edelbrock and its subsidiaries; and (3) unaudited interim financial statements and such other financial information as Bank of America may request;

•	satisfactory evidence that Bank of America holds a perfected first priority lien in all collateral of Edelbrock Holdings and Edelbrock, subject to no other liens (subject to exceptions to be negotiated);

•	there not having occurred a material disruption of or material adverse change in the market for bank credit facilities that, in Bank of America’s reasonable judgment, would impair the syndication of the credit facilities;

•	completion of a full scope field examination of the assets collateralizing the facilities, with results satisfactory to Bank of America, in its reasonable discretion;

•	cash, cash equivalents and availability under the revolving credit facility of at least $2 million at closing; and

•	the negotiation, execution and delivery of definitive loan agreements reasonably satisfactory to Bank of America, Edelbrock Holdings and Edelbrock.

Plans for Edelbrock if the Merger is not Completed

      As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed. It is expected that, if the merger is not completed, the current management of Edelbrock, under the direction of the board of directors, will continue to manage Edelbrock as an ongoing business. From time to time, it is expected that Edelbrock will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement and the merger are not approved and adopted or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Edelbrock will be offered or that Edelbrock’s business and operations will not be adversely impacted. In addition, if the merger is not completed, depending upon the circumstances, Edelbrock may be required to reimburse certain expenses of Mr. Edelbrock. See “SPECIAL FACTORS — Estimated Fees and Expenses of the Merger.”

Estimated Fees and Expenses of the Merger

      Edelbrock and Edelbrock Holdings expect to incur approximately $6.0 million in payments and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Expenses	Estimated Amount

Financial advisory fees and expenses	$1,532,000
Legal and accounting fees and expenses	1,208,000
Special committee fees and expenses	110,000
Printing and mailing fees	25,000
SEC filing fees	7,250
Financing fees	508,000
Miscellaneous	375,000

Total	$3,765,250

Regulatory Approvals and Requirements

      In connection with the merger, Edelbrock will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law after the approval and adoption of the merger agreement and the merger by Edelbrock’s stockholders;

•	certain notice filings with the Nasdaq National Market; and

•	complying with the U.S. federal securities laws.

      It is currently expected that no regulatory approvals will be required in order to complete the merger.

Litigation Related to the Merger

      Edelbrock is aware of three purported class action complaints that have been filed in the Court of Chancery of the State of Delaware (the “Complaints”) challenging the merger. The Complaints are styled: Garfield v. Edelbrock, et al, Del. Ch., C.A. No. 374 (filed on April 12, 2004); Steiner v. Edelbrock Corp., et al, Del. Ch., C.A. No. 377 (April 13, 2004); and Delgado v. Edelbrock Corp., et al, Del. Ch., C.A. No. 388 (April 15, 2004). All three Complaints name Edelbrock and members of Edelbrock’s board of directors, including Mr. Edelbrock, as defendants.

      The Complaints allege, among other things, that the defendants purportedly breached duties owed to Edelbrock’s stockholders in connection with the transaction by failing to: (1) appropriately assess Edelbrock’s value; (2) obtain the best transaction reasonably available for Edelbrock; and (3) adequately ensure that no conflicts of interest exist between the defendants’ own interests and their fiduciary obligation to maximize shareholder value. The plaintiffs seek, among other things: (1) an order that the Complaints are properly maintainable as a class action; (2) a declaration that defendants have breached their fiduciary duties and other duties to the plaintiffs and other members of the purported class; (3) injunctive relief; (4) monetary damages; (5) attorneys’ fees, costs and expenses; and (6) such other and further relief as the Court may deem just and proper. On May 14, 2004, the Complaints were consolidated under the caption In re Edelbrock Corporation Shareholders Litigation, C.A. No. 374-N (the “Consolidated Action”).

      Thereafter, before the Edelbrock board of directors reached an agreement with Mr. Edelbrock on the merger and before the merger was publicly announced, the parties to the Consolidated Action engaged in discussions about resolving the Consolidated Action. On July 30, 2004, the parties to the Consolidated Action entered into a Memorandum of Understanding (“MOU”) with respect to a proposed settlement of the Consolidated Action, which reflected their earlier discussions. In executing the MOU, the defendants have denied that they have engaged in any wrongdoing whatsoever and have stated that they are entering into the MOU solely because the proposed settlement would eliminate the burden and expense of further litigation. Among other things, the MOU provides that the special committee was mindful of the claims raised by the Consolidated Action and that such claims were a factor considered by the special committee when negotiating the price of the merger. The MOU also provides for full releases of the defendants and certain related or affiliated persons and extinguishes all claims that have been, could have been or could be asserted by, or on behalf of, any member of the class against the defendants and/or any related or affiliated persons that in any manner relate to the allegations, facts or other matters raised in the lawsuits or that otherwise relate to the transactions contemplated by the merger.

      In addition to the above, the MOU also provides that defendants will not oppose an application to the Court by the plaintiffs for an award of attorneys’ fees and expenses not to exceed $425,000.00 in the aggregate. The final settlement of the complaint, including the amount of attorneys’ fees to be paid, is subject to court approval, and there can be no assurance that such approval will be obtained.

Federal Income Tax Consequences

      Upon completion of the merger, each outstanding share of Edelbrock common stock (other than shares held by Edelbrock Holdings and shares as to which appraisal rights are properly exercised) will be converted into the right to receive $16.75 in cash, without interest.

      The following discussion is a summary of the principal United States Federal income tax consequences of the merger to Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub and to stockholders who receive cash in exchange for Edelbrock common stock pursuant to the merger. The discussion is based on the provisions of the Internal Revenue Code, treasury regulations, judicial decisions, and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders in whose hands shares of Edelbrock common stock are capital assets and does not address the Federal income tax consequences to Edelbrock stockholders in light of their particular circumstances or that may be subject to special rules (for example, dealers in securities, brokers, banks, insurance companies, tax-exempt organizations and financial institutions, stockholders that have acquired Edelbrock common stock as part of a straddle, hedge, conversion transaction or other integrated investment), and may not apply to shares of Edelbrock common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are not citizens or residents of the United States. The tax consequences to stockholders that hold Edelbrock common stock through a partnership or other pass-through entity generally will depend on the status of the stockholder and the activities of the entity. This discussion does not consider the effect of any state, local or foreign income or other tax law.

      Because individual circumstances may differ, each stockholder is urged to consult his or her own tax advisor to determine the applicability of the rules discussed below to him or her and the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

      For purposes of this discussion, a “U.S. holder” means a beneficial owner of Edelbrock common stock that, for Federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for Federal income tax purposes, (iii) an estate the income of which is subject to Federal income taxation regardless of its source, or (iv) a trust, if a United States court is able to exercise primary supervision over the administration of trust and one or more United States persons have the authority to control the substantial decisions of the trust. A “non-U.S. holder” refers, in this discussion, to a beneficial holder of Edelbrock common stock that is not a “U.S. holder.”

      Treatment of U.S. Holders. The receipt of cash pursuant to the merger (including any cash amounts received by stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for Federal income tax purposes, a stockholder who exchanges all his or her Edelbrock common stock for cash will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of Edelbrock common stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long term gain or loss if, on the effective date of the merger, the shares of Edelbrock common stock were held for more than one year. There are limitations on the deductibility of capital losses. Those stockholders, such as Mr. Edelbrock and his family trusts, who directly or indirectly retain an interest in Edelbrock common stock following the merger will receive dividend treatment for the amount of cash received in the merger up to the amount of Edelbrock’s current or accumulated earnings and profits allocable to such cash payment; cash amounts to such stockholders in excess of allocable earnings and profits will be applied against their adjusted tax basis, and any remaining cash amounts will be treated as capital gain from the sale of stock.

      Treatment of Non-U.S. Holders. Any gain realized by a non-U.S. holder on the receipt of cash in exchange for Edelbrock common stock pursuant to the merger generally will not be subject to Federal income tax unless such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year that the merger is consummated and certain other conditions are satisfied.

      Backup Withholding. Payments in connection with the merger may be subject to “backup withholding” (currently at a 28% rate). Backup withholding generally applies if the stockholder fails to furnish such stockholder’s social security number or other taxpayer identification number, or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

      Treatment of Edelbrock Entities. For U.S. Federal income tax purposes, no gain or loss will be recognized by Edelbrock, Edelbrock Holdings or Edelbrock Merger Sub as a result of the merger.

      Each stockholder is urged to consult its tax advisor as to the particular tax consequences to it of the receipt of cash for its Edelbrock common stock pursuant to the merger, including the application and effect of Federal, state, local, and foreign tax laws and possible changes in tax laws.

Anticipated Accounting Treatment of Merger

      The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated among Edelbrock’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Appraisal Rights

      Under Section 262 of the Delaware General Corporation Law, any holder of common stock who does not wish to accept $16.75 per share in cash for the holder’s shares of common stock may exercise appraisal rights under Delaware law and elect to have the fair value of the holder’s shares of common-stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262 of the Delaware General Corporation Law.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and it is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Exhibit B to this proxy statement. All references to a “stockholder” in Section 262 and in this summary are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

      Under Section 262, where a proposed merger is to be submitted for adoption and approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of Edelbrock common stock, and a copy of Section 262 of the Delaware law are attached to this proxy statement as Exhibit B. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Exhibit B to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Edelbrock believes that stockholders who consider exercising such appraisal rights should seek the advice of their own counsel. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

      Filing Written Objection. Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•	as more fully described below, the holder must deliver to Edelbrock a separate written demand for appraisal of the holder’s shares before the vote on the merger agreement at the special meeting, which demand must reasonably inform Edelbrock of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•	the holder must not vote the holder’s shares of common stock in favor of the merger agreement at the special meeting or consent thereto in writing pursuant to Section 228 of the Delaware General Corporation Law; and

•	the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

      The written demand for appraisal must be in addition to, and separate from, any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

      Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by, or on behalf of, the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares of record are owned in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares of record are owned by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

      Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, following the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

      Any stockholder may withdraw its demand for appraisal and accept $16.75 per share by delivering to Edelbrock a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days following the effective date of the merger will require Edelbrock’s written approval as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed with respect to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If Edelbrock, as the surviving corporation, does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same, as or less than, $16.75 per share.

      A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Edelbrock Corporation, 2700 California Street, Torrance, 90503, Attn.: Secretary — Proxy Vote.

      Notice By Edelbrock. Within 10 days following the effective time of the merger, Edelbrock, the surviving corporation, must send a notice as to the effectiveness of the merger to each of Edelbrock’s former stockholders who (i) has made a written demand for appraisal in accordance with Section 262 and (ii) has not voted, nor consented, to adopt the merger agreement or to approve the merger.

      Under the merger agreement, Edelbrock has agreed to give Edelbrock Holdings prompt notice of any demands for appraisal received by Edelbrock. In addition, a condition to the completion of the merger requires that the holders of no more than 10% of the total number of issued and outstanding shares of Edelbrock common stock request to exercise their appraisal rights. Edelbrock Holdings has the right to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware law. Edelbrock will not, except with the prior written consent of Edelbrock Holdings, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

      Within 120 days following the effective time of the merger, any former stockholder of Edelbrock who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Edelbrock, as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Edelbrock, as the surviving corporation, must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

      Filing a Petition for Appraisal. Within 120 days following the effective date of the merger, either Edelbrock, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. Edelbrock is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Edelbrock, as the surviving corporation, will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Edelbrock has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal.

      A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Edelbrock as the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Edelbrock, as the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      Determination of Fair Value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

      Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than, the $16.75 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that opinions delivered by third parties such as investment banking firms are not opinions as to fair value under Section 262.

      In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Furthermore, the court may consider “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation.”

      The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

      Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law may result in the loss of a stockholder’s statutory appraisal rights.

THE MERGER AGREEMENT

      On June 25, 2004, Edelbrock entered into the merger agreement with Edelbrock Holdings and Edelbrock Merger Sub. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Exhibit A to this proxy statement, is incorporated into this section by reference. We encourage you to read the merger agreement carefully in its entirety.

The Merger

      The merger agreement provides that, at the effective time of the merger, Edelbrock Merger Sub will merge with and into Edelbrock. Upon completion of the merger, Edelbrock Merger Sub will cease to exist and Edelbrock will continue as the surviving corporation and as a wholly owned subsidiary of Edelbrock Holdings.

Completion of the Merger

      The merger will be completed when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as Edelbrock Holdings and Edelbrock shall agree to and specify in the certificate of merger. The parties have agreed to file the certificate of merger as promptly as practicable after the satisfaction or waiver of the merger agreement’s closing conditions described below. The parties expect to file the certificate of merger shortly after Edelbrock’s stockholders approve and adopt the merger agreement at the [                     ] 2004 special meeting of the Edelbrock stockholders to consider the proposed transaction, assuming that all conditions to the merger have been satisfied or waived.

Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

      At the effective time of the merger:

•	Edelbrock’s certificate of incorporation, as amended and restated in the form attached as Exhibit B to the merger agreement, will become the certificate of incorporation of the surviving corporation;

•	Edelbrock’s bylaws will be amended and restated to be the same as Edelbrock Merger Sub’s bylaws; and

•	It is expected that Edelbrock’s executive officers immediately before the effective time of the merger will continue to serve as executive officers of Edelbrock after the merger. Mr. Edelbrock will initially be the sole director of Edelbrock following the merger, however Mr. Edelbrock has indicated the intention of appointing additional directors after the merger closes, which may include some of the individuals who are presently members of the board.

Conversion of Common Stock

      At the effective time of the merger:

•	Each outstanding share of Edelbrock common stock that is held by Edelbrock or any wholly owned subsidiary of Edelbrock (or held in Edelbrock’s treasury) will be cancelled, and no consideration will be paid for such shares;

•	Each outstanding share of Edelbrock common stock that is held by Edelbrock Holdings or Edelbrock Merger Sub, as the case may be, will also be cancelled, and no consideration will be paid for such shares;

•	Every other outstanding share of Edelbrock common stock (other than shares that are held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted automatically into the right to receive $16.75 in cash, without interest, less any applicable withholding taxes, as the merger consideration; and

•	Each outstanding share of Edelbrock Merger Sub common stock that is held by Edelbrock Holdings will be converted into one share of the common stock of Edelbrock and, as a result, Edelbrock will become a wholly owned subsidiary of Edelbrock Holdings.

      As described above under “SPECIAL FACTORS — Stockholders Support Agreement,” Mr. Edelbrock, on his own behalf and on the behalf of certain family trusts for which he serves as trustee, has agreed to contribute at least 2,210,618 shares of their Edelbrock common stock to Edelbrock Holdings prior to the effective time of the merger. All contributed shares will be cancelled in the merger and will not receive the merger consideration.

      All shares that Mr. Edelbrock and his family trusts do not contribute to Edelbrock Holdings will receive the merger consideration of $16.75 per share. As of the date of this proxy statement, Mr. Edelbrock estimates that his family trusts will retain approximately 417,910 shares and therefore will receive approximately $7.0 million of merger consideration. In addition, Mr. Edelbrock will receive approximately $3.0 million of merger consideration that is attributable to his beneficial interest in 177,553 shares that are held by Edelbrock’s 401(k) plan.

Payment for Shares and Surrender of Stock Certificates; Payment of Cash-out value for Options and Warrants

      At the effective time of the merger, all outstanding shares of Edelbrock common stock will automatically be canceled and will cease to exist and, subject to the right of a stockholder to exercise appraisal rights, all holders of certificates representing shares of Edelbrock common stock will cease to have any rights as stockholders other than the right to receive the merger consideration. No further transfer of any such shares may be made after the effective time of the merger.

      Prior to the effective time of the merger, Edelbrock Holdings will enter into an agreement with a paying agent pursuant to which the paying agent will receive and disburse (1) the merger consideration to Edelbrock’s stockholders and (2) the option consideration described below to Edelbrock’s option holders. Prior to the effective time of the merger, Edelbrock Holdings will deposit with the paying agent an aggregate amount of cash that is sufficient to enable the paying agent to make these payments.

      Within three business days after the effective time of the merger, the paying agent will mail to the record holders of Edelbrock common stock and option holders a letter of transmittal and (2) instructions for use in effecting the surrender of stock certificates or option grant documents in exchange for the merger consideration or option cancellation consideration. Upon surrender of an Edelbrock stock certificate or option grant documents to the paying agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the paying agent or Edelbrock Holdings, the holder of the stock certificate or option grant documents will be entitled to receive the merger consideration or option cancellation consideration with respect to each share of common stock that is represented by the stock certificate or option grant documents. Until properly surrendered to the paying agent with a properly executed letter of transmittal, each certificate and option grant documentation will represent only the right to receive the merger or option consideration relating to the certificate or option grant documents. No interest or dividends will be paid or will accrue on any merger or option consideration.

      Two unaffiliated warrant holders who collectively hold warrants to purchase an aggregate of 154,000 shares may also receive cash payments in exchange for the cancellation of their warrants.

      At any time following one year after the effective time of the merger, Edelbrock may require the paying agent to deliver to it any funds which had been made available to the paying agent and have not been disbursed to the holders of stock certificates and holders of option grant documents, and any holder of a stock certificates or option grant documents who has not surrendered the stock certificate or option grant documents will thereafter be entitled only to look directly to Edelbrock and Edelbrock Holdings for payment of the merger consideration upon surrender of the stock certificate or option grant documents.

      If any portion of the merger consideration is to be paid to a person other than a registered holder of shares represented by a stock certificate surrendered in exchange, the surrendered stock certificate must be properly endorsed or must otherwise be in proper form for transfer, and the person requesting such payment must pay to the paying agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of the shares or establish to the satisfaction of the paying agent that the tax has been paid or is not payable. Edelbrock, Edelbrock Holdings and the paying agent will not be liable to any person with respect to any merger consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Dissenting Shares

      Shares of Edelbrock common stock that are held by a stockholder who does not vote in favor of the approval and adoption of the merger agreement and the merger and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under Delaware law. See “SPECIAL FACTORS — Appraisal Rights” for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Delaware law.

Treatment of Stock Options and Warrants

      38 persons, including Mr. Edelbrock, hold options to acquire shares of Edelbrock common stock pursuant to employee and director stock option plans. Prior to the effective time of the merger, Edelbrock will cause each unvested option to become fully vested and exercisable. Edelbrock will also use its reasonable efforts to obtain the written consent of each option holder to the cancellation of the option immediately prior to the effective time of the merger in exchange for a cash payment (less any applicable withholding required by law) equal to the product of (1) the total number of shares of common stock underlying the option and (2) the excess, if any, of $16.75 over the per share exercise price of the option. Edelbrock’s stock option plans will be terminated at the effective time of the merger. Holders of options that will expire in October and prior to the expected closing date for the merger, if consummated, will be eligible to receive their respective payments prior to the closing of the merger, and prior to the expiration of their option.

      Mr. Edelbrock holds options to acquire 30,938 shares at an exercise price of $11.36 per share. Mr. Edelbrock’s options will expire in October without consideration.

      Two unaffiliated third parties who together hold warrants exercisable for an aggregate of 154,000 shares may also be offered a cash payment in exchange for the cancellation of their warrants.

Representations and Warranties

      The merger agreement contains various representations and warranties from Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub. The representations and warranties will terminate at the effective time of the merger and will have no further force or effect.

      Edelbrock has made representations and warranties to Edelbrock Holdings and Edelbrock Merger Sub that relate to the following matters:

•	Edelbrock’s capitalization, including (1) the number of shares of common stock that are outstanding and entitled to receive the merger consideration and (2) the number of options that are outstanding and entitled to receive cash payments in exchange for their cancellation;

•	The accuracy of all reports, schedules, forms and other documents that Edelbrock has filed with the Securities and Exchange Commission and their timely filing with the SEC and compliance with SEC form and disclosure requirements;

•	Edelbrock’s ownership of its assets and the absence of encumbrances on its assets;

•	Edelbrock’s ownership and right to use its intellectual property;

•	The absence of undisclosed liabilities affecting Edelbrock;

•	Edelbrock’s compliance with all applicable legal requirements;

•	The absence of legal proceedings involving Edelbrock;

•	Edelbrock’s due organization, existence and good standing;

•	Edelbrock’s right and power to enter into and perform the merger agreement and the proper and binding execution of the merger agreement by Edelbrock following approval by its board of directors;

•	The determination by Edelbrock’s board of directors, upon the recommendation of the special committee, that the merger agreement and the merger are advisable and fair to, and in the best interests of, Edelbrock and its stockholders;

•	The absence of the necessity for consents or approvals from governmental agencies and other third parties in connection with the merger agreement and the merger;

•	The absence of any violation by Edelbrock of any legal requirement, charter document or contract resulting from the execution or performance of the merger agreement;

•	The absence of specified changes in Edelbrock’s business or financial condition since March 25, 2004;

•	Edelbrock’s receipt of Kerlin Capital’s written opinion that the merger consideration is fair, from a financial point of view, to Edelbrock’s stockholders;

•	The absence of brokers, finders or investment bankers (other than Kerlin Capital) who are entitled to fees or commissions in connection with the merger agreement based on agreements entered into by Edelbrock; and

•	The accuracy and completeness of this proxy statement and the related Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) that has been filed with the SEC.

      Edelbrock Holdings and Edelbrock Merger Sub have made representations and warranties to Edelbrock that relate to the following matters:

•	The capitalization of Edelbrock Holdings and Edelbrock Merger Sub, including the ownership of Edelbrock Holdings by Mr. Edelbrock and his family trusts;

•	The due organization, existence and good standing of Edelbrock Holdings and Edelbrock Merger Sub;

•	Edelbrock Holdings’ and Edelbrock Merger Sub’s right and power to enter into and perform the merger agreement and their proper and binding execution of the merger agreement;

•	The absence of the necessity for consents or approvals from governmental agencies and other third parties in connection with the merger agreement and the merger;

•	The absence of any violation by Edelbrock Holdings or Edelbrock Merger Sub of any legal requirement, charter document or contract resulting from the execution or performance of the merger agreement;

•	The accuracy of all information supplied by Edelbrock Holdings and Edelbrock Merger Sub for inclusion in this proxy statement and the Schedule 13E-3;

•	The absence of any knowledge on the part of Edelbrock Holdings and Edelbrock Merger Sub with respect to any breach or inaccuracy in the representations and warranties of Edelbrock in connection with the merger agreement;

•	The absence of brokers, finders or investment bankers (other than Banc of America Securities LLC) who are entitled to fees or commissions in connection with the merger agreement based on agreements entered into by Edelbrock Holdings or Edelbrock Merger Sub; and

•	The financing commitments received by Mr. Edelbrock from Bank of America and City National Bank (See “SPECIAL FACTORS — Financing of the Merger”).

      Certain of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would have a material adverse effect on the corporation that has given the representation or warranty. A “material adverse effect” means (1) with respect to Edelbrock, an effect which (A) is materially adverse to the business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of Edelbrock, other than resulting from changes in general industry conditions or changes in general economic conditions except, in each case, to the extent any such condition affects Edelbrock to a greater extent than other similarly situated companies generally or (B) materially impairs Edelbrock’s ability to consummate the transactions contemplated by the merger agreement, and (2) with respect to Edelbrock Holdings or Edelbrock Merger Sub, any circumstance, change, event or effect which materially impairs the ability of either corporation to consummate the transactions contemplated by the merger agreement.

Access and Investigation

      Edelbrock has agreed to provide Edelbrock Holdings and its representatives with reasonable access to Edelbrock’s representatives, personnel, facilities and assets and to all of Edelbrock’s books, records, tax returns, work papers and other documents and information.

Conduct of Edelbrock’s Business Prior to the Merger

      Edelbrock has agreed that, during the period prior to the effective time of the merger, it will conduct its business in the ordinary course and use its reasonable efforts to preserve its business. In particular, unless otherwise provided in the merger agreement or consented to in writing by Edelbrock Holdings, Edelbrock has agreed that it will not take, or agree to take, any of the following actions prior to the effective time of the merger:

•	Conduct its business in a manner that departs materially from the manner in which its business was being conducted prior to the date of the merger agreement;

•	Amend its certificate of incorporation or bylaws or split, combine or reclassify any shares of its capital stock;

•	Declare or pay any dividend with respect to any shares of its capital stock;

•	Form any subsidiary or acquire a greater than fifteen percent equity interest in any other entity;

•	Issue any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of its capital stock, other than in the ordinary course of business and other than common stock issuable upon the exercise of options that were outstanding as of the date of the merger agreement;

•	Transfer, lease or license to any third party, or encumber, any material assets other than in the ordinary course of business or as security for any borrowings permitted by the merger agreement;

•	Repurchase or otherwise acquire any shares of its capital stock, except for acquisitions of common stock for a purchase price per share that does not exceed $16.75;

•	Incur any indebtedness for borrowed money or guarantee any such indebtedness except for (1) short-term borrowings incurred in the ordinary course of business, (2) borrowings pursuant to existing credit facilities or pursuant to any modifications, renewals or replacements of any such credit facilities, and (3) borrowings of up to $1,000,000 under any new credit facility which Edelbrock may enter into;

•	Adopt or materially amend any material bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation or other employee benefit agreement or plan for the benefit of any Edelbrock director, officer or employee or, subject to specified exceptions, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing agreement or plan;

•	Amend or prematurely terminate any contracts or waive, release or assign any material rights or claims under any contracts, except in the ordinary course of business or where the amendment or termination of the contracts would not individually or in the aggregate have a material adverse effect on Edelbrock;

•	Make any material tax election, except for elections made in the ordinary course of business or consistent with Edelbrock’s past practices;

•	Change any of its methods of accounting or accounting practices in any material respect, except as required or recommended by applicable law or generally accepted accounting principles; or

•	Make any capital expenditure which, when added to all other capital expenditures made since the date of the merger agreement, would exceed $500,000 in the aggregate.

Stockholders’ Meeting

      The parties to the merger agreement agreed to cooperate with each other in preparing this proxy statement and filing it with the SEC together with the Schedule 13E-3 that contains additional information regarding the merger agreement and the merger.

      Edelbrock also agreed in the merger agreement to call, give notice of and hold a special meeting of stockholders for the purpose of adopting and approving the merger agreement and the merger. Edelbrock agreed to include in this proxy statement a statement to the effect that (1) the board and the special committee recommend that stockholders vote to adopt and approve the merger agreement, and (2) the board and the special committee have determined that the merger is fair to Edelbrock’s stockholders (other than Mr. Edelbrock and his family trusts that hold shares). Except as described below under “THE MERGER AGREEMENT — No Solicitation of Other Offers,” Edelbrock has agreed (1) not to withdraw or modify this recommendation in a manner adverse to Edelbrock Holdings, and (2) that its board and officers will use their reasonable efforts to solicit and obtain the vote of stockholders adopting and approving the merger agreement and the merger.

Regulatory Approvals and Litigation

      Each party to the merger agreement has agreed to use all reasonable efforts to file, as soon as practicable, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the merger and to submit promptly any additional information requested by any governmental body. Edelbrock and Edelbrock Holdings have agreed (1) to give each other prompt notice of the commencement or threat of commencement of any legal proceeding with respect to the merger, (2) to keep the other party informed as to the status of any such legal proceeding or threat, and (3) to promptly inform the other party of any communication to or from any governmental body regarding the merger or any of the other transactions contemplated by the merger agreement. Edelbrock and Edelbrock Holdings also agreed to give each other the reasonable opportunity to participate in the defense of any stockholder litigation relating to the merger and not to settle any such litigation without the prior written consent of the other party, which may not be unreasonably withheld. Edelbrock also agreed not to voluntarily cooperate with any third party that seeks to restrain or prohibit or otherwise oppose the merger.

Directors’ and Officers’ Indemnification and Insurance

      Edelbrock, as the surviving corporation in the merger, has agreed to honor all of its obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) its present and former directors and officers regarding acts or omissions occurring prior to the effective time of the merger to the fullest extent required by the Delaware law and Edelbrock’s certificate of incorporation and/or bylaws as in effect as of the date of the merger agreement and as provided in any indemnification agreements between Edelbrock and such indemnified persons. The obligations described in the preceding sentence will survive until the date that is six years after the effective time of the merger.

      The merger agreement provides that Edelbrock is not obligated to complete the merger unless and until it has purchased and paid for in full directors’ and officers’ liability insurance for a period of six years from the effective time of the merger. Such insurance policy is to cover Edelbrock’s present and former directors and officers with respect to those matters that are covered by Edelbrock’s existing directors’ and officers’ liability policy, and the new policy is required to have at least the same coverage as the current policy, with carriers comparable to the existing carriers and containing terms and conditions which are no less favorable to the insured parties than the terms and conditions that are contained in the existing insurance policy.

Public Announcements

      Edelbrock and Holding have agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger.

Notification of Certain Matters

      Edelbrock, Edelbrock Holdings and Edelbrock Merger Sub have agreed to give prompt notice to the other parties of the discovery by such party of (1) any material inaccuracy in any representation or warranty of any party to the merger agreement, (2) any material failure on the part of any party to comply with any of its covenants contained in the merger agreement, or (3) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the merger closing conditions described below impossible or unlikely on or prior to March 25, 2005.

Merger Financing

      The merger financing commitments of Bank of America and City National Bank are described above under “SPECIAL FACTORS — Financing of the Merger.” Edelbrock Holdings and Edelbrock Merger Sub have agreed to use their reasonable efforts to complete the transactions contemplated by these financing commitments and to obtain the financing prior to the effective time of the merger. Edelbrock Holdings and Edelbrock Merger Sub also have agreed that, in the event that at any time any or all of the financing is not or has not been, or is not reasonably likely to be, obtained or made available pursuant to and on the terms set forth in the financing commitments so as to enable Edelbrock Holdings and Edelbrock Merger Sub to proceed with the merger in a timely manner, Edelbrock Holdings, Edelbrock Merger Sub and Mr. Edelbrock will use their reasonable efforts to obtain alternative funding in an amount at least equal to the proposed financing and on terms and conditions substantially comparable to those provided in the financing commitments and will continue to comply with all their other obligations that are contained in the merger agreement. Edelbrock Holdings, Edelbrock Merger Sub and Mr. Edelbrock have also agreed not to induce or encourage Bank of America or City National Bank not to provide the financing on the terms stated in the financing commitments.

Solicitation of Other Acquisition Proposals; Adverse Recommendation Change

      The merger agreement provides that neither Edelbrock nor its representatives is permitted to:

•	Initiate, solicit, encourage or facilitate any inquiry or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal (as defined below);

•	Enter into any agreement (1) that constitutes or relates to, or that is intended to or could reasonably be expected to lead to, an acquisition proposal or (2) that requires, or would have the effect of causing, Edelbrock, the board of directors or the special committee to abandon, terminate or fail to complete the merger; or

•	Recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal.

      An “acquisition proposal” means any bona fide proposal for the (1) acquisition of a business or assets that constitutes fifteen percent or more of Edelbrock’s net revenues, net income or assets, (2) acquisition of fifteen percent or more of any class of Edelbrock’s equity securities, or (3) a merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or persons beneficially owning fifteen percent or more of any class of Edelbrock’s equity securities. Edelbrock is obligated to give Edelbrock Holdings prompt notice of the receipt of an acquisition proposal and of the status of related discussions.

      The merger agreement permits the board of directors and the special committee to engage in discussions with a third party regarding an acquisition proposal and to disclose non-public information to a third party pursuant to a confidentiality agreement only if:

•	Edelbrock receives an unsolicited written acquisition proposal from the third party;

•	The board or the special committee determines in good faith that the proposal constitutes, or is reasonably likely to result in, a superior proposal (as defined below), after receiving the advice of its financial advisors;

•	The board of directors or the special committee determines in good faith, after consultation with its outside counsel, that the failure to participate in discussions or to furnish information to the third party would be reasonably expected to result in a breach of the board’s or the special committee’s fiduciary duties under applicable law; and

•	The discussions with the third party are conducted prior to the date that the stockholders adopt and approve the merger agreement at the special meeting.

      A “superior proposal” means any bona fide written acquisition proposal that was not solicited by Edelbrock or its representatives that is made by a third party to purchase all or substantially all of Edelbrock’s assets or up to all of Edelbrock’s outstanding equity securities pursuant to a tender offer, exchange offer or merger on terms that the special committee and a majority of the board determine in good faith to be superior to Edelbrock and its stockholders from a financial point of view as compared to the transactions contemplated by the merger agreement and to any alternative transaction or changes to the terms of the merger agreement proposed by Edelbrock Holdings, after consultation with their financial advisors and after taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, and for which all requisite financing is likely to be obtained.

      Except as expressly permitted by the merger agreement, neither the board nor the special committee may withdraw (or amend or modify in a manner adverse to Edelbrock Holdings), or publicly propose to withdraw (or amend or modify in a manner adverse to Edelbrock Holdings), the approval, recommendation or declaration of advisability by the board or the special committee of the merger agreement and the merger. An action by the board or the special committee that is described in the preceding sentence is referred to in the merger agreement as an “adverse recommendation change.”

      Prior to the date that the stockholders adopt and approve the merger agreement at the special meeting, the board or the special committee may make an adverse recommendation change if, but only if, the special committee has determined, based on receipt of an unsolicited superior proposal or based on another material event or events relating to Edelbrock or the merger agreement that occurs after June 25, 2004 and after receipt of advice from its financial advisors and legal counsel, that the circumstances or the board’s failure to make an adverse recommendation change are reasonably likely to entail a breach of the special committee’s or the board’s fiduciary duties under applicable law. An adverse recommendation change may not be made after the stockholders have adopted and approved the merger agreement.

      As described below, the merger agreement will automatically terminate if the board or the special committee makes an adverse recommendation change in accordance with the terms and conditions of the merger agreement. See “THE MERGER AGREEMENT — Amendment and Termination of the Merger Agreement.”

Conditions to Completing the Merger

      The obligations of Edelbrock Holdings and Edelbrock Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	The representations and warranties of Edelbrock that are contained in the merger agreement must be accurate in all respects as of the merger’s closing date as if made on and as of the closing date (provided that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not have, a material adverse effect on Edelbrock;

•	Each obligation that Edelbrock is required to comply with or to perform at or prior to the closing of the merger must have been complied with and performed in all material respects;

•	The merger agreement must have been adopted and approved by the affirmative vote of the holders of a majority of the shares of Edelbrock common stock that are outstanding on the record date for the special meeting of stockholders;

•	Except for those consents the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on Edelbrock, all consents required to be obtained in connection with the merger must have been obtained;

•	Subsequent to June 25, 2004, no event or events shall have occurred that individually or in the aggregate had or would have a material adverse effect on Edelbrock other than any material adverse effect resulting from any litigation that had been filed as of June 25, 2004;

•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement that makes consummation of the merger illegal;

•	Edelbrock Holdings shall have received the cash proceeds of the financing in an amount that is sufficient to pay the merger consideration and all other amounts that are required to be paid by Edelbrock Holdings under the merger agreement and to pay all of the related fees and expenses; provided, however, that this condition will be deemed satisfied if the financing is not available because Mr. Edelbrock, Edelbrock Holdings or Edelbrock Merger Sub is in breach of such party’s representations or agreements in the merger agreement or the stockholders support agreement regarding the procurement of the financing; and

•	The total number of shares of Edelbrock common stock that have demanded appraisal in accordance with applicable Delaware law may not exceed ten percent of all outstanding shares of Edelbrock common stock.

      The obligations of Edelbrock to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	The representations and warranties of Edelbrock Holdings and Edelbrock Merger Sub that are contained in the merger agreement must be accurate in all respects as of the merger’s closing date as if made on and as of the closing date (provided that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not have, a material adverse effect on Edelbrock;

•	Each obligation that Edelbrock Holdings and Edelbrock Merger Sub is required to comply with or to perform at or prior to the closing of the merger must have been complied with and performed in all material respects;

•	The merger agreement must have been adopted and approved by the affirmative vote of the holders of a majority of the shares of Edelbrock common stock that are outstanding on the record date for the special meeting of stockholders;

•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement that makes consummation of the merger illegal; and

•	Edelbrock must have purchased and have in place the directors’ and officers’ insurance policy that is described above under “THE MERGER AGREEMENT — Directors’ and Officers’ Indemnification and Insurance.”

      As a result of the conditions described above to the completion of the merger, there is no assurance that the merger will be completed even if the requisite stockholders’ approval is obtained at the special meeting.

      Prior to the effective time of the merger, any party to the merger agreement may, to the extent allowed under applicable law, (1) extend the time for the performance by another party of any covenant required by the merger agreement, (2) waive any inaccuracy in another party’s representations and warranties that are contained in the merger agreement, and (3) waive compliance with any other condition that is contained in the merger agreement. Any extension or waiver must be in writing. The failure of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

Amendment and Termination of the Merger Agreement

      The merger agreement may be amended with the approval of the respective boards of directors of Edelbrock and Edelbrock Holdings at any time, whether before or after the adoption of the merger agreement by Edelbrock’s stockholders. However, after adoption of the merger agreement by Edelbrock’s stockholders, no amendment may be made which by law requires further approval of the stockholders without their further approval.

      Prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Edelbrock’s stockholders, the merger agreement may be terminated as follows:

•	By the mutual written consent of Edelbrock Holdings and Edelbrock;

•	By either Edelbrock Holdings or Edelbrock if the merger has not been completed by March 25, 2005, provided, however, that this termination right is not available to a party if the failure to complete the merger by such date is attributable to a failure on the part of such party to perform any covenant in the merger agreement that is required to be performed by such party at or prior to March 25, 2005;

•	By either Edelbrock Holdings or Edelbrock if a court of competent jurisdiction or other governmental body has issued a final and nonappealable order, decree or ruling that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	By either Edelbrock Holdings or Edelbrock if the merger agreement is not adopted at the special meeting of stockholders;

•	By Edelbrock Holdings if Edelbrock or its representatives breach any material provision of the merger agreement regarding Edelbrock’s agreements not to solicit other acquisition proposals or not to enter into agreements regarding other acquisition proposals, which agreements by Edelbrock are summarized above under “THE MERGER AGREEMENT — No Solicitation of Other Offers”;

•	By Edelbrock Holdings if (1) any of Edelbrock’s representations and warranties contained in the merger agreement is inaccurate and, as a result, the closing condition regarding the accuracy of Edelbrock’s representations and warranties that is described under “THE MERGER AGREEMENT — Conditions to Completing the Merger” is incapable of being satisfied on or before March 25, 2005, or (2) any of Edelbrock’s covenants contained in the merger agreement has been breached and, as a result, the closing condition regarding the performance of Edelbrock’s covenants that is described under “THE MERGER AGREEMENT — Conditions to Completing the Merger” is incapable of being satisfied on or before March 25, 2005; or

•	By Edelbrock if (1) any of Edelbrock Holdings’ representations and warranties contained in the merger agreement is inaccurate and, as a result, the closing condition regarding the accuracy of Edelbrock Holdings’ representations and warranties that is described under “THE MERGER AGREEMENT — Conditions to Completing the Merger” is incapable of being satisfied on or before March 25, 2005, or (2) any of Edelbrock Holdings’ covenants contained in the merger agreement has been breached and, as a result, the closing condition regarding the performance of Edelbrock Holdings’ covenants that is described under “THE MERGER AGREEMENT — Conditions to Completing the Merger” is incapable of being satisfied on or before March 25, 2005.

      Any action by Edelbrock to terminate the merger agreement pursuant to the preceding provisions requires board approval following the recommendation of the special committee.

      In addition to the termination rights that are described above, the merger agreement will automatically terminate if Edelbrock’s board or special committee makes an adverse recommendation change regarding the merger agreement in accordance with the terms and conditions of the merger agreement that are described under “THE MERGER AGREEMENT — No Solicitation of Other Offers.”

      If the merger agreement is terminated, it will be of no further force or effect; provided, however, that (1) the merger agreement’s provisions described below regarding the payment of a termination fee and expenses will survive the termination of the merger agreement, and (2) the termination of the merger agreement will not relieve any party from liability for the party’s breach of any representation, warranty or covenant that is contained in the merger agreement.

Termination Fees and Expenses

      Except as described below, all fees and expenses that are incurred in connection with the merger and the merger agreement will be paid by the party incurring the expenses.

      Edelbrock must pay up to $1,000,000 of Edelbrock Holdings’ actual, documented fees and expenses, including attorneys’ and advisors’ fees, if the merger does not occur and the merger agreement is terminated because of any of the following reasons:

•	Edelbrock Holdings’ termination of the merger agreement as a result of the breach by Edelbrock or its representatives of any material provision of the merger agreement regarding Edelbrock’s agreements not to solicit other acquisition proposals or not to enter into agreements regarding other acquisition proposals, which agreements by Edelbrock are summarized above under “THE MERGER AGREEMENT — No Solicitation of Other Offers”;

•	Edelbrock Holdings’ termination of the merger agreement because (1) any of Edelbrock’s representations and warranties contained in the merger agreement is inaccurate and, as a result, the closing condition regarding the accuracy of Edelbrock’s representations and warranties that is described under “THE MERGER AGREEMENT — Conditions to Completing the Merger” is incapable of being satisfied on or before March 25, 2005, or (2) any of Edelbrock’s covenants contained in the merger agreement has been breached and, as a result, the closing condition regarding the performance of Edelbrock’s covenants that is described under “THE MERGER AGREEMENT — Conditions to Completing the Merger” is incapable of being satisfied on or before March 25, 2005; or

•	The merger agreement’s automatic termination as a result of an adverse recommendation change regarding the merger agreement that is made by Edelbrock’s board or special committee in accordance with the terms and conditions of the merger agreement that are described under “THE MERGER AGREEMENT — No Solicitation of Other Offers.”

      Edelbrock must pay Edelbrock Holdings a termination fee of $2,000,000, less the amount of the reimbursement payment regarding Edelbrock Holdings’ fees and expenses that is made by Edelbrock, if:

•	The merger agreement terminates because the board or the special committee makes an adverse recommendation change regarding the merger agreement;

•	Edelbrock enters into a definitive agreement with respect to a superior proposal that is made by a third party; and

•	The acquisition that is the subject of the superior proposal is completed within twelve months after the termination of the merger agreement.

Governing Law and Specific Performance

      The merger agreement provides that it is governed by the laws of the State of Delaware regardless of any laws that might otherwise govern under applicable principles of conflicts of laws.

      The merger agreement provides that irreparable damage would occur in the event of a breach of any provision of the merger agreement, and that the non-breaching parties are entitled to specific performance of the provisions of the merger agreement in addition to other available legal and equitable remedies.

RECENT TRANSACTIONS

      There have been no transactions in the common stock of Edelbrock effected during the last 60 days by Edelbrock or any stockholders also members of Edelbrock’s management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the beneficial ownership of Edelbrock as of July 29, 2004 by (i) all those known to Edelbrock to be beneficial owners of more than 5% of its common stock, (ii) each executive officer and director of Edelbrock and (iii) all executive officers and directors of Edelbrock as a group. Edelbrock Holdings and Edelbrock Merger Sub currently do not beneficially own any Edelbrock common stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Edelbrock Corporation, 2700 California Street, Torrance, California 90503.

	Shares Beneficially
	Owned(1)

		Percent
Shareholders Owning in Excess of Five Percent	Number	of Class

O. Victor Edelbrock(2)	2,837,020	51.4 (3)
Nancy Edelbrock(4)	860,957	15.7
Vic and Nancy Edelbrock Inter Vivos Trust, dated December 19, 1980(5)	860,557	15.7
Edelbrock Corporation 401(k) Plan(6)	547,549	10.0
Wayne P. Murray(7)	566,915	10.3
Christina Edelbrock(8)	635,559	11.6
Timothy D. Pettit(9)	551,399	10.0
Vic Edelbrock, Sr. Will Marital Deduction Fund(10)	700,282	12.8
Vic Edelbrock, Sr. Will Residuary Fund(10)	618,750	11.3
Dalton, Greiner, Hartman, Maher & Co.(11)	396,360	7.2
Dimensional Fund Advisors(12)	343,300	6.3
Directors other than Mr. Edelbrock and Mr. Pettit
Cathleen Edelbrock(13)	71,513	1.3
Aristedes T. Feles(14)	16,138	*
Jerry Herbst	4,950	*
Jeffrey L. Thompson(15)	69,634	1.3
Dr. Cornelius J. Pings	4,950	*
Ralph O. Hellmold(16)	3,850	*
Named Officers Other Than Directors or Shareholders Owning in Excess of Five Percent
All Directors and Officers as a group (14 persons)(2)(3)(6)(7)(8)(9)(13)(14)(15)(16)(17)	3,081,916	54.4

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Includes 860,557 shares owned by the Vic and Nancy Edelbrock Inter Vivos Trust, 177,553 shares attributable to Mr. Edelbrock’s beneficial interest in the Edelbrock Corp. 401(k) Retirement Plan (“401(k) Plan”), 30,938 shares that Mr. Edelbrock has the right to acquire pursuant to options, 400 shares attributable to Mr. Edelbrock’s spouse’s, Nancy Edelbrock, beneficial interest in the 401(k) Plan, 700,282 shares owned by the Vic Edelbrock, Sr. Will Marital Deduction Fund, 618,750 shares owned by the Vic Edelbrock, Sr. Will Residuary Fund, 73,521 shares owned by the Sean Michael Robb Trust, 73,521 shares owned by the Alexander Edelbrock Wilson Trust, 73,521 shares owned by the Courtney Isom Trust, 43,510 shares owned by the Carey Edelbrock Robb Trust, 43,521 shares owned by the Cathleen Edelbrock Trust, 73,510 shares owned by the Christina Edelbrock Trust, 16,959 shares owned by the Troy Frederick Robb Trust, 16,959 shares owned by the Grant Douglas Robb Trust, 16,959 shares owned by the Brooke Elizabeth Robb Trust, and 16,959 shares owned by the Kyle Patrick Robb Trust. Mr. Edelbrock is the trustee of the above trusts. Mr. Edelbrock disclaims beneficial ownership of such shares relating to Nancy Edelbrock’s beneficial interest in the 401(k) Plan, the Vic Edelbrock, Sr. Will Marital Deduction Fund, the Sean Michael Robb Trust, the Alexander Edelbrock Wilson Trust, the Courtney Isom Trust, the Carey Edelbrock Robb Trust, the Cathleen Edelbrock Trust, the Christina Edelbrock Trust, the Troy Frederick Robb Trust, the Grant Douglas Robb Trust, the Brooke Elizabeth Robb Trust, and the Kyle Patrick Robb Trust.

(3)	Excluding options, Mr. Edelbrock’s percentage ownership is 51.2% of the outstanding voting securities of Edelbrock.

(4)	Includes 860,557 shares owned by the Vic and Nancy Edelbrock Inter Vivos Trust.

(5)	O. Victor Edelbrock and Nancy Edelbrock are trustees of, and beneficiaries under, such trust.

(6)	Mr. Murray, Ms. Edelbrock and Mr. Pettit are trustees of the 401(k) Plan. The trustees disclaim beneficial ownership of such shares held by the 401(k) Plan except to the extent of 45,807 and 4,036 shares attributable to Mr. Murray’s and Ms. Edelbrock’s respective beneficial interests in the 401(k) Plan.

(7)	Includes 547,549 shares held by the 401(k) Plan of which Mr. Murray is a trustee. Mr. Murray disclaims beneficial ownership of such shares except to the extent of 65,173 shares of which 45,807 shares are attributable to Mr. Murray’s beneficial interest in the 401(k) Plan, and 19,146 shares that Mr. Murray has the right to acquire pursuant to options.

(8)	Includes 547,549 shares held by the 401(k) Plan of which Ms. Edelbrock is a trustee. Ms. Edelbrock disclaims beneficial ownership of such shares except to the extent of 92,046 shares, of which 4,036 shares are attributable to Ms. Edelbrock’s beneficial interest in the 401(k) Plan, 73,510 shares are attributable to Ms. Edelbrock’s interest in the Christina Edelbrock Trust and 9,943 shares that Mr. Edelbrock has the right to acquire pursuant to options.

(9)	Includes 547,549 shares held by the 401(k) Plan of which Mr. Pettit is a trustee. Mr. Pettit, who is a member of the board of directors and not an employee of the Company, disclaims beneficial ownership of such shares, except to the extent of 3,850 shares that Mr. Pettit has the right to acquire pursuant to options.

(10)	O. Victor Edelbrock is trustee of the trust. He disclaims beneficial ownership of such shares.

(11)	Information regarding the amount of shares is as of December 31, 2003 and was obtained from a Schedule 13G filed on behalf of Dalton, Greiner, Hartman, Maher & Co. on February 17, 2004. The 13G states that Dalton, Greiner, Hartman, Maher & Co. has sole voting and dispositive power over such shares. Its principal office is located at 565 Fifth Avenue, Suite 2101, New York, New York 10017.

(12)	Information regarding the amount of shares is as of December 31, 2003 and was obtained from a Schedule 13G filed on behalf of Dimensional Fund Advisors Inc. (“Dimensional”) on February 6, 2004. The 13G states that Dimensional serves as investment manager in certain funds and, in such role, possesses sole voting and dispositive power over the 343,300 shares owned by such funds. Dimensional disclaims beneficial ownership of such shares. Its principal office is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(13)	Includes 11,051 shares attributable to Ms. Edelbrock’s interest in the 401(k) Plan, 43,521 shares attributable to Ms. Edelbrock’s interest in the Cathleen Edelbrock Trust, and 12,761 shares that Mr. Edelbrock has the right to acquire pursuant to options.

(14)	Includes 33 shares attributable to Mr. Feles’ beneficial interest in the 401(k) Plan and 16,105 shares that Mr. Feles has the right to acquire pursuant to options.

(15)	Includes 22,334 shares attributable to Mr. Thompson’s beneficial interest in the 401(k) Plan and 46,750 shares that Mr. Thompson has the right to acquire pursuant to options.

(16)	Represents options that, pursuant to the proposed transaction, will accelerate and fully vest.

(17)	Includes 261,487 shares attributable to the directors’ and officers’ beneficial interests in the 401(k) Plan, and 12,650 shares subject to options that will accelerate and fully vest pursuant to the transaction.

FUTURE STOCKHOLDER PROPOSALS

      If the merger is completed, there will be no public participation in any future meetings of stockholders of Edelbrock. However, if the merger is not completed, Edelbrock’s stockholders will continue to be entitled to attend and participate in Edelbrock stockholders’ meetings. If the merger is not completed, Edelbrock will inform its stockholders, by press release or other means determined reasonable by Edelbrock, of the date by which stockholder proposals must be received by Edelbrock for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

      Edelbrock files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a “going private” transaction, Edelbrock has filed a Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Edelbrock. Each exhibit to the Schedule 13E-3, including the reports and opinions of Kerlin Capital, and the other documentation relating to the merger and the merger financing, will be made available for inspection and copying at Edelbrock’s principal office during regular business hours by any Edelbrock stockholder or a representative of any stockholder as so designated in writing.

      Edelbrock stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Edelbrock at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Edelbrock’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at http://www.sec.gov.

      The SEC allows Edelbrock to “incorporate by reference” information into this proxy statement. This means that Edelbrock can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Edelbrock files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Edelbrock later files with the SEC may update and supersede the information in this proxy statement. Edelbrock incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Edelbrock also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Edelbrock’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 filed September 28, 2004; and

•	Edelbrock’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2004 filed October 27, 2004.

      This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Edelbrock since the date of this proxy statement or that the information herein is correct as of any later date.

      Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Edelbrock has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [                    ], 2004. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than such date.

EXECUTION COPY

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 25, 2004

BY AND AMONG

EDELBROCK HOLDINGS, INC.,

EDELBROCK MERGER SUB, INC.

AND

EDELBROCK CORPORATION

TABLE OF DEFINED TERMS

Page

Acquisition	A-21
Acquisition Proposal	A-21
Adverse Recommendation Change	A-23
Agreement	A-7
Beneficial Ownership	1
Board	A-7
Closing	A-7
Closing Date	A-8
Company	A-7
Company Board Recommendation	A-25
Company Common Stock	A-8
Company Disclosure Schedule	A-13
Company SEC Documents	A-14
Company Stock Certificate	A-10
Company Stockholders’ Meeting	A-24
Consent	1
Contract	1
Delaware Law	A-7
Dissenting Shares	A-12
Edelbrock Entities	A-16
Effective Time	A-8
Encumbrance	A-14
Entity	A-20
Exchange Act	A-10
Financing	A-19
Financing Commitments	A-19
Financial Advisor	A-17
Governmental Authorization	1
Governmental Body	A-12
Indemnified Persons	A-26
Knowledge	A-16
Legal Proceeding	A-15
Legal Requirement	A-11
Material Adverse Effect	A-14
Merger	A-7
Merger Consideration	A-9
Merger Sub	A-7
Mr. Edelbrock	A-9
Option	A-9
Outside Termination Date	A-30
Parent	A-7
Paying Agent	A-10
Person	A-9

Page

Pre-Closing Period	A-19
Proprietary Assets	A-15
Proxy Statement	A-24
Representatives	A-19
Required Company Stockholder Vote	A-22
Schedule 13E-3	A-24
SEC	A-17
Securities Act	A-14
Special Committee	A-7
Stock Option Plans	A-9
Subsidiary	A-8
Superior Proposal	A-22
Surviving Corporation	A-7
Outside Termination Date	A-30
Warrants	A-9

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 25, 2004, by and among Edelbrock Holdings, Inc., a Delaware corporation (“Parent”); Edelbrock Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Edelbrock Corporation, a Delaware corporation (the “Company”).

      Certain capitalized terms used in this Agreement are defined in Exhibit A.

BACKGROUND

      A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “Delaware Law”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

      B. The respective boards of directors of Parent, Merger Sub and the Company have approved, adopted and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Law. The actions of the Company’s Board of Directors (the “Board”) were taken following the recommendation of a Special Committee of the Board (the “Special Committee”).

      C. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

STATEMENT OF AGREEMENT

      The parties to this Agreement hereby agree as follows:

ARTICLE 1.

THE MERGER

      1.1     Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate existence of Merger Sub shall cease.

      1.2     Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.3     Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Troy & Gould, 1801 Century Park East, Los Angeles, California 90067, at 9:00 a.m. Pacific Time, on a date to be designated by the parties (the “Closing Date”), which shall be as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the last unsatisfied or unwaived condition set forth in Articles 6 and 7 (other than those conditions set forth in Sections 6.1, 6.2, 7.1 and 7.2 of this Agreement that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) unless another time or date is agreed to by the parties. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the Delaware Law shall be duly executed by the Company and, concurrently with or as soon as practicable on the date of the Closing, filed with the Secretary of State of the State of Delaware. The

Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

      1.4     Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) Effective upon and as part of the Merger, the Certificate of Incorporation of the Company shall be amended in its entirety to be the same as the Restated Certificate of Incorporation that is attached to this Agreement as Exhibit B and, as so amended, shall be the Certificate of Incorporation of the Company following the Merger until thereafter amended in accordance with its terms and the terms of the Delaware Law;

(b) The Bylaws of the Company shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time except that the Company’s name shall be the name of the Surviving Corporation; and

(c) The directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time.

      1.5     Conversion of Shares.

      (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:

(i) Any and all shares of the common stock, $0.01 par value per share, of the Company (“Company Common Stock”) then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange for such shares;

(ii) Any and all shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange for such shares;

(iii) Except as provided in clauses (i) and (ii) above and subject to Section 1.5(b), each share of Company Common Stock then outstanding (other than Dissenting Shares as provided in Section 1.8) shall be converted into the right to receive Sixteen Dollars and Seventy-Five Cents ($16.75) in cash, without interest (the “Merger Consideration”); and

(iv) Each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

      (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be correspondingly adjusted to reflect such change.

      (c) The parties to this Agreement acknowledge and agree that (i) family trusts of which O. Victor Edelbrock, Jr. (“Mr. Edelbrock”) is a trustee will receive approximately $7,000,000 of Merger Consideration as a result of their ownership of Company Common Stock as of the Effective Time that they have not contributed to Parent, and (ii) the Company Common Stock that Mr. Edelbrock owns through the Company’s 401(k) plan will not be contributed to Parent and, as a result, will also be exchanged for Merger Consideration.

      1.6     Company Stock Options and Warrants.

      (a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Company Common Stock or preferred stock of the Company, whether or not then vested or fully exercisable, granted at any time to any current or former director, officer or employee of the Company or to any other Person, including, without limitation, stock options granted under the Company’s 1994 Incentive Equity Plan and the Company’s 1994 Stock Option Plan for Non-Employee Directors (jointly referred to in this Agreement as the “Stock Option Plans”). The outstanding warrants to purchase Company Common Stock granted by the Company to RICOR Racing and Development L.P., JG Engine Dynamics, Inc. and Automotive Systems Group, Inc. are referred to herein as the “Warrants.”

      (b) Immediately prior to the Effective Time, the Company shall take such action as is necessary to cause each unvested Option that is then outstanding to become fully vested and exercisable. Prior to the Closing Date, the Company shall use its reasonable efforts to (i) obtain the consent of each holder of Options to the written cancellation immediately prior to the Effective Time of each then-outstanding Option in exchange for an amount in cash (less any applicable withholding required by law) payable at or as soon as practicable after the Effective Time, equal to the product of (A) the total number of shares of Company Common Stock underlying such Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, and (ii) make any amendments to the Stock Option Plans and/or agreements relating to the Options that may be necessary or desirable to implement the foregoing.

      (c) The Company shall take such action as is necessary so that the Stock Option Plans shall terminate as of the Effective Time.

      (d) Prior to the Effective Time, the Company shall approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any dispositions by each officer or director of the Company who is subject to Section 16 of the Exchange Act of Company Common Stock to the Company (including, without limitation, derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement.

      1.7     Surrender of Stock Certificates; Stock Transfer Books.

      (a) At the Effective Time (i) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and, subject to Section 1.8, all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7(b)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged for the Merger Consideration as provided in this Section 1.7.

      (b) Prior to the Effective Time, Parent shall enter into an agreement with the Company’s registrar and transfer agent or with a reputable bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) pursuant to which the Paying Agent shall agree to receive and disburse the funds to which the holders of shares of Company Common Stock shall become entitled under Section 1.5 at the Effective Time and the funds to which holders of Options shall become entitled under Section 1.6. Prior to the Effective Time, Parent shall deposit with the Paying Agent an aggregate amount of cash sufficient to enable the Paying Agent to make payments pursuant to Section 1.5 to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time and pursuant to Section 1.6 to holders of Options outstanding immediately prior to the Effective Time.

      (c) As soon as reasonably practicable, and in no event later than three business days, after the Effective Time, the Paying Agent shall mail to the record holders of Company Common Stock entitled to receive the Merger Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including, without limitation, a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive, in exchange for each share of Company Common Stock previously represented by such Company Stock Certificate, the Merger Consideration with respect to each share of Company Common Stock represented by such Company Stock Certificate, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(c), each Company Stock Certificate other than Dissenting Shares (as defined in Section 1.8(c)) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration with respect to each share of Company Common Stock represented by such Company Stock Certificate. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

      (d) At any time following one year after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to the holders of Company Stock Certificates, and any holder of Company Stock Certificates who has not theretofore surrendered its Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of the Company Stock Certificates held by such holder.

      (e) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the shares represented by the Company Common Stock Certificate or Certificates surrendered in exchange, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

      (f) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All transfer, documentary, sales, use, registration and other such taxes (including, without limitation, any applicable real estate transfer or gains tax) and related fees (including, without limitation, penalties, interest, and additions to tax) incurred in connection with the Merger shall be paid by Parent or the Surviving Corporation.

      (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration that may be payable upon due surrender of any Company Stock Certificate that is delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any Company Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the cash amount that such Company Common Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      1.8     Dissenting Shares.

      (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.5, and each holder of Dissenting Shares shall be entitled only to such rights with respect to such Dissenting Shares as may be granted to such holder in Section 262 of the Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the Delaware Law, then such Dissenting Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Dissenting Shares) the Merger Consideration in accordance with Section 1.5.

      (b) The Company (i) shall give Parent prompt written notice of any demand received by the Company from any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to the Delaware Law, (ii) shall keep Parent informed as to, and permit Parent to participate in, negotiations and proceedings by the Company with such stockholder with respect to any such demand, and (iii) shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand for appraisal.

      (c) For purposes of this Agreement, “Dissenting Shares” refers to any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand, and who demand, appraisal of such Company Common Stock pursuant to Section 262 of the Delaware Law.

      1.9     Further Action. At and after the Effective Time, the Surviving Corporation shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered to Parent on or prior to the date of this Agreement (the “Company Disclosure Schedule”):

      2.1     Capitalization and Related Matters.

      (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, of which 5,485,392 shares have been issued and are outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, none of which have been issued and are outstanding as of the date of this Agreement. The Company holds 320,806 shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 2.1(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) the Company is not a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

      (b) As of the date of this Agreement, (1) 327,387 shares of Company Common Stock are subject to issuance pursuant to Options granted and outstanding under the Stock Option Plans, and (2) 154,000 shares of Company Common Stock are subject to issuance pursuant to the Warrants. Section 2.1(b) of the Company Disclosure Schedule sets forth the following information with respect to each Option that is outstanding as of the date of this Agreement: (i) the name of the optionee; (iii) the number of shares of Company Common

Stock subject to such Option; (iv) the exercise price of such Option; and (v) the date on which the Option was granted. In addition, Section 2.1(b) of the Company Disclosure Schedule shall identify any outstanding Option that was not granted pursuant to a Stock Option Plan of the Company. The Company has made available to Parent accurate and complete copies of all plans and agreements pursuant to which the Company has issued outstanding Options.

      (c) Except for Options referred to in Section 2.1(b), there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

      2.2     SEC Filings; Financial Statements.

      (a) The Company has filed all required reports, schedules, forms, statements and documents with the SEC since January 1, 2001 (the “Company SEC Documents”). All statements, reports, schedules, forms, and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002; and (ii) none of the Company SEC Documents when filed, and giving effect to any amendments or supplements filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) Except to the extent stated therein, the financial statements (including, without limitation, any related notes) contained in the Company SEC Documents: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments; and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby, except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments.

      2.3     Title to Assets.

      (a) The Company owns, and has good and valid title to, all tangible real property and personal property assets reflected on the balance sheet that is included in the Company’s Report on Form 10-Q filed with the SEC for the quarter ended March 25, 2004 (except for tangible assets sold or disposed of in the ordinary course of business since March 25, 2004) free and clear of any Encumbrances as defined in Section 2.3(b), except that such tangible assets may be subject to (i) liens for taxes not yet due and payable, (ii) Encumbrances listed in the Company Disclosure Schedule, (iii) Encumbrances relating to liabilities reflected in the financial statements (including, without limitation, any related notes) contained in the Company’s SEC documents, and (iv) Encumbrances that would not in the aggregate have a Material Adverse Effect on the Company.

      (b) For purposes of this Agreement, “Encumbrance” means any (i) lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or (ii) obligation to make any royalty payment, milestone payment success payment or maintenance fee.

      2.4     Intellectual Property. The Company owns and has good and valid title to, or has a right to use, license and otherwise exploit, all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications and trade secrets (collectively, “Proprietary Assets”) that are necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted, except where the failure to own, have good and valid title to, or have a right to use, license and otherwise exploit such Proprietary Assets would not individually or in the aggregate have a Material Adverse Effect on the Company.

      2.5     Undisclosed Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for (i) liabilities identified as such in the “liabilities” column of the Company’s balance sheet as of March 25, 2004 (or in the notes thereto) included in the Company’s Report on Form 10-Q filed with the SEC for the quarter ended March 25, 2004, (ii) normal and recurring current liabilities that have been incurred by the Company since March 25, 2004 in the ordinary course of business and consistent with past practices, (iii) liabilities described in Section 2.5 of the Company Disclosure Schedule, (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereunder, and (v) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      2.6     Compliance with Legal Requirements. The Company is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements would not individually or in the aggregate have a Material Adverse Effect on the Company.

      2.7     Legal Proceedings.

      (a) Except as set forth in Section 2.7(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding (i) that involves the Company or any of the assets owned or used by the Company that individually or in the aggregate would have a Material Adverse Effect on the Company if resolved adversely to the Company, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. Except in relation to litigation set forth in the Company Disclosure Schedule there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject which would have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (b) For purposes of this Agreement, (i) a “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including, without limitation, any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel located in or outside the United States, and (ii) the Company shall be deemed to have “Knowledge” of any fact or other matter if such fact or other matter is within the actual knowledge of any member of the Board or any executive officer of the Company listed on Section 2.7(b) of the Company Disclosure Schedule, excluding Mr. Edelbrock, Cathleen Edelbrock, Christina Edelbrock and/or Nancy Edelbrock.

      2.8     Authority; Inapplicability of Anti-Takeover Statutes; Binding Nature of this Agreement. The Company is a corporation duly organized, validly existing and in good standing under the Delaware Law. The Company has the requisite right, power and authority to enter into, and to perform its obligations under, this Agreement, subject to, with respect to the Merger, the adoption and approval of this Agreement by the Required Stockholder Vote. The Board has, upon the recommendation of the Special Committee and by the vote of the directors of the Company, (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are advisable and fair to, and in the best interests of, the

Company and the holders of Company Common Stock other than the Edelbrock Entities, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, in accordance with the requirements of the Delaware Law, (iii) authorized and approved the execution, delivery and performance of this Agreement by the Company, (iv) resolved to recommend that the stockholders of the Company approve and adopt this Agreement, and (v) to the extent necessary, taken all action necessary to ensure that Section 203 of Delaware Law does not apply to Parent or Merger Sub in connection with the Merger or any of the other transactions contemplated by this Agreement. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption and approval of this Agreement by the Required Stockholder Vote and the filing and recordation of the appropriate merger documents as required by the Delaware Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

      2.9     Non-Contravention; Consents. Except as would not individually or in the aggregate result in a Material Adverse Effect on the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (i) violate any of the provisions of the certificate of incorporation or bylaws of the Company, (ii) cause a violation by the Company of any Legal Requirement applicable to the Company, or (iii) cause a default on the part of the Company under any Contract. Except as may be required by the Exchange Act, the Delaware Law and the rules of the Nasdaq National Stock Market, Inc., the Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not individually or in the aggregate have a Material Adverse Effect on the Company.

      2.10     Absence of Certain Changes. Between March 25, 2004 and the date of this Agreement, the Company has not, individually or in the aggregate:

(a) Suffered any adverse change with respect to its business or financial condition which has had a Material Adverse Effect on the Company; or

(b) Suffered any loss, damage or destruction to any of its assets that has had a Material Adverse Effect on the Company.

      2.11     Opinion of the Financial Advisor; Recommendation of the Special Committee.

      (a) The Company has received the opinion of Kerlin Capital Group, LLC (the “Financial Advisor”) to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock (other than the Edelbrock Entities) is fair, from a financial point of view, to such holders (other than the Edelbrock Entities). The Company has received the Financial Advisor’s approval to include a copy of their written opinion in the Proxy Statement that is described in Section 5.1(a).

      (b) The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, the holders of Company Common Stock who will receive the Merger Consideration (other than the Edelbrock Entities), and (ii) recommended the approval and adoption of this Agreement and the Merger by the Board.

      2.12     Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      2.13     Proxy Statement and Schedule 13E-3. The Proxy Statement described in Section 5.1(a), as of the date it is mailed to the Company’s stockholders and at the time of the special meeting described in the Proxy Statement, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent or Merger Sub for inclusion in the Proxy Statement. None of the information provided by the Company specifically for use in the Schedule 13E-3 described in Section 5.1(a) that is required to be filed with the Securities and Exchange Commission (the “SEC”) under the Exchange Act in connection with the Merger will at the time the Schedule 13E-3 or any amendments thereto are so filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in the Schedule 13E-3 based on information supplied to the Company by Parent or Merger Sub for inclusion in the Schedule 13E-3.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company as follows:

      3.1     Valid Existence. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have the corporate power and authority to own, operate and lease their properties and to carry on their businesses.

      3.2     Authority; Binding Nature of Agreement. Parent and Merger Sub have the requisite right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of the holders of any of the outstanding shares of capital stock or any other securities of Parent is necessary to approve this Agreement or the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

      3.3     Non-Contravention; Consents. Except as would not result in a Material Adverse Effect on Parent or Merger Sub, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (i) violate any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub, or (iii) cause a default on the part of Parent or Merger Sub under any Contract.

      3.4     Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the holders of Company Common Stock or at any time between the time the Proxy Statement is mailed to the holders of Common Stock Company and the special meeting of stockholders contemplated by the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      3.5     Ownership of Merger Sub and Parent. Merger Sub is a wholly owned subsidiary of Parent. Mr. Edelbrock is Parent’s controlling stockholder. The capitalization of, and the identity of the persons who own the equity interests in, Parent is set forth on Schedule 3.5 hereto.

      3.6     Parent and Merger Sub’s Operations. Parent and Merger Sub were formed solely for the purpose of engaging in the Merger and have not engaged in any business activities or conducted any operations other than in connection with the Merger.

      3.7     Brokers. No broker, finder or investment banker (other than Banc of America Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

      3.8     No Knowledge of Breach or Inaccuracy. Neither Parent, Merger Sub nor any of their respective Representatives has actual knowledge of any breach of, or inaccuracy in, any of the representations or warranties of the Company in this Agreement.

      3.9     Financial Arrangements. Mr. Edelbrock has received, and previously delivered to the Company and the Special Committee, (i) copies of a fully executed commitment letter dated June 23, 2004 from Bank of America, N.A. and (ii) a copy of a fully executed commitment letter dated June 23, 2004 from City National Bank, pursuant to which such persons have agreed, subject to the terms and conditions set forth therein, to provide financing to Parent and Merger Sub in connection with the Merger and the transactions contemplated by this Agreement. The commitment letters referred to in the foregoing clauses (i) and (ii) are referred to herein as the “Financing Commitments.” The Financing Commitments are in full force and effect on the date hereof and have not been amended or modified in any respect. There are no facts and circumstances actually known to Parent, Merger Sub, any of the Edelbrock Entities or any of their respective Representatives that any of them believes is likely to (i) prevent the conditions described in the Financing Commitments from being satisfied, (ii) prevent Parent or Merger Sub from receiving financing pursuant to the terms of the Financing Commitments or (iii) make any of the assumptions set forth in the Financing Commitments unreasonable. The funds contemplated to be provided by the Financing Commitments, together with the Company’s available cash, will be sufficient to enable Parent and Merger Sub to pay the full amounts required to be paid pursuant to Sections 1.5 and 1.6 and all other amounts required to be paid by Parent or Merger Sub under this Agreement and to pay all of the related fees and expenses (such amount of funds, the “Financing”).

ARTICLE 4.

CERTAIN COVENANTS OF THE COMPANY

      4.1     Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), upon reasonable notice and during normal business hours, the Company shall, and shall cause its Representatives to (i) provide Parent’s Representatives with reasonable access to the Company Representatives, personnel, facilities and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, tax returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Any non-public document or other non-public information provided by the Company to Parent or Merger Sub under this Section 4.1 shall be subject to the terms of any written confidentiality agreement that may be entered into among Parent, Merger Sub and the Company.

      4.2     Interim Operations of the Company. During the Pre-Closing Period, the Company shall use its reasonable efforts to preserve its business and to preserve the goodwill of customers, suppliers and others having business relations with the Company. Furthermore, the Company agrees that, during the Pre-Closing

Period, except (i) to the extent Parent shall otherwise give its prior consent in writing, (ii) as contemplated or permitted by this Agreement, or (iii) as may be required to facilitate compliance with any Legal Requirement, the Company shall not:

(a) Conduct its business in a manner that departs materially from the manner in which such business was being conducted prior to the date of this Agreement;

(b) Amend its certificate of incorporation or bylaws;

(c) Split, combine or reclassify any shares of the Company’s capital stock;

(d) Declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock;

(e) Form any Subsidiary or acquire a greater than fifteen percent equity interest in any other Entity;

(f) Issue, sell or grant any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than in the ordinary course of business and other than Company Common Stock issuable upon exercise of Options that are outstanding as of the date of this Agreement;

(g) Transfer, lease or license to any third party, or encumber, any material assets other than (i) in the ordinary course of business, or (ii) as security for any borrowings permitted by Section 4.2(i);

(h) Repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, except for acquisitions of Company Common Stock for a purchase price per share that does not exceed the Merger Consideration;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings pursuant to existing credit facilities, or pursuant to any modifications, renewals or replacements of any such credit facilities, and (C) borrowings of up to $1,000,000 under any new credit facility which the Company may enter into;

(j) Adopt or materially amend any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation or other employee benefit agreements or plans, for the benefit of any director, officer or employee of the Company or (except for normal increases in the ordinary course of business that are consistent with past practices or that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing agreement or plan;

(k) Amend or prematurely terminate any Contracts or waive, release or assign any material rights or claims under any Contracts, except in the ordinary course of business or where the amendment or termination of the Contracts would not individually or in the aggregate have a Material Adverse Effect on the Company;

(l) Change any of its methods of accounting or accounting practices in any material respect, except as required or recommended by applicable law or generally accepted accounting principles;

(m) Make any material tax election, except for elections made in the ordinary course of business or consistent with the Company’s past practices;

(n) Make any capital expenditure which, when added to all other capital expenditures made since the date of this Agreement, would exceed $500,000 in the aggregate; or

(o) Enter into an agreement to take any of the actions described in clauses “(a)” through “(n)” of this Section 4.2.

      4.3     Acquisition Proposals; No Solicitation.

      (a) For purposes of this Agreement:

(i) An “Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the (A) direct or indirect acquisition or purchase of a business or assets that constitutes fifteen percent or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of fifteen percent or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes fifteen percent or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (C) a merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning fifteen percent or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes fifteen percent or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement (any of the transactions referred to in clauses (A) through (C) being referred to as an “Acquisition”);

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal that was not solicited by the Company or any of its Representatives that is made by a third party to purchase all or substantially all of the Company’s assets or up to all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer or merger on terms that the Special Committee and a majority of the Board determine in good faith to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by this Agreement and to any alternative transaction or changes to the terms of this Agreement proposed by Parent, after consultation with their financial advisors and after taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, and for which all requisite financing is likely to be obtained;

(iii) “Required Company Stockholder Vote” means the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder’s Meeting.

      (b) The Company agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement and except as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries shall (and the Company shall cause its Representatives not to) (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including, without limitation, by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions with, or disclose any non-public information relating to the Company or afford access to the properties, books or records of the Company to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement (including, without limitation, any letter of intent) other than a confidentiality agreement in circumstances contemplated in Section 4.3(c), that provides for or relates to an Acquisition Proposal or enter into any agreement (including, without limitation, any letter of intent) that would require, or would have the effect of causing, the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement.

      (c) Notwithstanding anything to the contrary in this Agreement, the Company, the Board and the Special Committee may conduct any actions described in Section 4.3(b)(ii) with respect to a third party if at any time prior to obtaining the Required Company Stockholder Vote (i) the Company receives an unsolicited written Acquisition Proposal from such third party, (ii) the Board or the Special Committee determines in good faith that such proposal constitutes, or is reasonably likely to result in, a Superior Proposal, after receiving the advice of its financial advisors (and such Acquisition Proposal was not solicited, knowingly encouraged or facilitated by the Company or any of Representatives), and (iii) the Board or the Special

Committee determines in good faith, after consultation with its outside counsel, that the failure to participate in such discussions or to furnish such information to such third party would be reasonably expected to result in a breach of the Board’s or the Special Committee’s fiduciary duties under applicable Legal Requirements, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement having customary terms and conditions. Nothing contained in this Section 4.3 shall prohibit the Company or the Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act.

      (d) Except as specifically permitted by Section 4.3(e), neither the Board nor the Special Committee shall directly or indirectly:

(i) Withdraw (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Board or the Special Committee of this Agreement, the Merger or the other transactions contemplated by this Agreement (an “Adverse Recommendation Change”);

(ii) Recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal; or

(iii) Approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any agreement (including, without limitation, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement, arrangement or understanding) (A) that constitutes or relates to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal other than a confidentiality agreement permitted pursuant to Section 4.3(c), or (B) that requires the Board, the Special Committee or the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

      (e) Notwithstanding Section 4.3(d), at any time prior to obtaining the Required Company Stockholder Vote, and subject to the Company’s compliance at all times with the provisions of this Section 4.3 and Section 5.1, the Board or the Special Committee may make an Adverse Recommendation Change if, but only if the Special Committee has determined, based on a material event or events relating to the Company, this Agreement (or the transactions contemplated by this Agreement) or a Superior Proposal occurring subsequent to the date hereof, after receipt of advice from its financial advisors and legal counsel, that the circumstances or the Board’s failure to make an Adverse Recommendation Change are reasonably likely to entail a breach of its or the Board’s fiduciary duties under applicable Legal Requirements.

      (f) Notwithstanding anything to the contrary in Section 4.3(e) or in any other provision of this Agreement, the receipt by the Board or the Special Committee of an Acquisition Proposal shall not (i) permit the Company to enter into any agreement with respect to an Acquisition Proposal other than a confidentiality agreement, or (ii) affect any other obligation of the Company under this Agreement.

      (g) The Company agrees that, in addition to the obligations of the Company set forth in the preceding paragraphs of this Section 4.3, as promptly as practicable after receipt of an Acquisition Proposal (but in no event more than the later of forty-eight hours after the receipt of the Acquisition Proposal by the Company, by the Board or by any member of the Special Committee), the Company shall advise Parent in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposal (including, without limitation, the identity of the parties and price involved and any changes to any terms and conditions thereof).

      (h) Within twenty-four hours after the execution and delivery of this Agreement, the Company shall, and shall instruct its Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 4.3 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on its behalf, as provided in such confidentiality agreement.

ARTICLE 5.

ADDITIONAL COVENANTS OF THE PARTIES

      5.1     Proxy Statement; Schedule 13E-3.

      (a) For purposes of this Agreement, (i) the “Proxy Statement” means the proxy statement (including all amendments and supplements thereto) that is to be sent to the holders of Company Common Stock in connection with a meeting of such holders to be held to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”), and (ii) the “Schedule 13E-3” means the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including all amendments and supplements thereto) that is to be filed with the SEC in connection with the Merger and this Agreement.

      (b) As promptly as practicable after the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. The Company agrees to provide Parent and its counsel with copies of any comments that the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof. The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable. Parent shall promptly furnish to the Company all information concerning Parent, Merger Sub, the Edelbrock Entities and their affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Parent shall use all reasonable efforts to ensure that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If Parent becomes aware of any information relating to Parent, Merger Sub, the Edelbrock Entities or their affiliates that should be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and each supplement or amendment to the Proxy Statement or response to comments with respect thereto prior to its being filed with or delivered to the SEC, and the Company shall consider any such comments in good faith.

      (c) Concurrently with the filing of the Proxy Statement with the SEC, Parent and its affiliates (to the extent required by Legal Requirements) shall prepare and file with the SEC, together with the Company, the Schedule 13E-3. Parent shall use all reasonable efforts to cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent agrees to provide the Company and its counsel with copies of any comments that Parent or its counsel may receive from the staff of the SEC promptly after receipt thereof. The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading. The Company shall use all reasonable efforts to ensure that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time the Sched-

ule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. In any such event, Parent shall take all reasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC, and Parent shall consider any such comments in good faith.

      5.2     Company Stockholders’ Meeting.

      (a) The Company shall promptly take all action reasonably necessary under all applicable Legal Requirements to call, give notice of and hold the Company Stockholders’ Meeting. The Company Stockholders’ Meeting shall be held on a date selected by the Company in consultation with Parent as promptly as practicable after the Proxy Statement and the Schedule 13E-3 are cleared by the staff of the SEC.

      (b) (i) The Proxy Statement shall include a statement to the effect that the Board and the Special Committee recommend that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Proxy Statement shall include a statement to the effect that the Board and the Special Committee have determined that the Merger is fair to the Company’s stockholders other than the Edelbrock Entities; (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; and (iv) the Board and the Company’s officers shall use their reasonable efforts to solicit and obtain the Required Company Stockholder Vote. The Company Stockholders’ Meeting shall be held as provided in Section 5.2(a), and this Agreement shall be submitted by the Board to the Company’s stockholders for approval at the Company Stockholders’ Meeting.

      5.3     Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party generally informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such Legal Proceeding each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

      5.4     Indemnification of Officers and Directors.

      (a) The Surviving Corporation shall honor all of the Company’s obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former directors and officers of the Company (the “Indemnified Persons”) in respect of acts or omissions occurring prior to the Effective Time to the fullest extent required by the Delaware Law and the Company’s certificate of incorporation and/or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and the Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, and such obligations shall survive the Merger and shall continue in full force and effect from the Effective Time until the date that is six years after the Effective Time.

      (b) The provisions of this Section 5.4 are intended for the benefit of, and are enforceable by, each Indemnified Person, who shall be a third-party beneficiary of the provisions of this Section 5.4.

      5.5     Additional Agreements. Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions that are necessary or advisable to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) that are required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent that is required to be obtained pursuant to any applicable Legal Requirement or Contract or otherwise by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger and each of the other transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

      5.6     Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (i) the other parties hereto shall have approved such disclosure, which approval shall not be unreasonably withheld or delayed, or (ii) Parent or the Company, respectively, shall have determined after consultation with its outside legal counsel that such disclosure is required by applicable Legal Requirements.

      5.7     Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of the discovery by such party of (i) any material inaccuracy in any representation or warranty of any party hereto, (ii) any material failure on the part of any party hereto to comply with any of its covenants contained in this Agreement, or (iii) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely on or prior to the Outside Termination Date (as defined in Section 8.1(a)).

      5.8     Agreement with the Edelbrock Entities. Concurrently with the execution of this Agreement, Parent and the Edelbrock Entities entering into an Agreement with the Company in the form attached hereto as Exhibit C regarding certain matters related to the Merger and this Agreement.

      5.9     Stockholder Litigation. Each party to this Agreement shall give the other parties the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Parent or Merger Sub (or their directors or officers) relating to the Merger or this Agreement. No party to this Agreement shall settle any such litigation without the prior written consent of the other two parties, which shall not be unreasonably withheld. The Company and its Representatives shall not voluntarily cooperate with any third party that seeks to restrain or prohibit or otherwise oppose the Merger.

      5.10     Financing.

      (a) Parent and Merger Sub agree to use their reasonable efforts to complete the transactions contemplated by the Financing Commitments and to obtain the Financing prior to the Effective Time. Without limiting the generality of the foregoing, in the event that at any time any or all of the Financing is not or has not been, or is not reasonably likely to be, obtained or made available pursuant to and on the terms set forth in the Financing Commitments so as to enable Parent or Merger Sub to proceed with the Closing in a timely manner, each of Mr. Edelbrock, Parent and Merger Sub shall (i) use his or its reasonable efforts to obtain alternative funding in an amount at least equal to the Financing on terms and conditions substantially comparable to those provided in the Financing Commitments and (ii) shall continue to comply with all of his or its other obligations that are contained in this Agreement or in the agreement with the Edelbrock Entities that is referred to in Section 5.8.

      (b) Following the date hereof, any information which becomes actually known to Mr. Edelbrock, Parent, Merger Sub or their respective Representatives which makes it reasonably unlikely that the Financing will be obtained on the terms set forth in the Financing Commitments shall be promptly disclosed to the Special Committee. None of Mr. Edelbrock, Parent, Merger Sub or any of their respective Representatives will knowingly attempt, directly or indirectly, to induce or encourage the lenders under the Financing Commitments to not fund the Financing as provided for in the Financing Commitments.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

      The obligations of Parent and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, provided that any of such conditions may be waived in writing by Parent and Merger Sub unless prohibited by applicable Legal Requirements:

      6.1     Accuracy of Representations. The representations and warranties of the Company that are contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties for purposes of this Section 6.1, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent and Merger Sub shall have received a certificate from the Company’s Executive Vice President and Corporate Secretary to the effect that the conditions described in this Section 6.1 and in Section 6.2 have been satisfied.

      6.2     Performance of Obligation. Each obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects or the compliance therewith or performance thereof shall have been waived in the sole discretion of Parent.

      6.3     Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

      6.4     Consents. Except for those Consents the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Consents identified in the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

      6.5     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or events which individually or in the aggregate had or would have a Material Adverse Effect on the Company other than any Material Adverse Effect resulting from any stockholder litigation that has been filed as of the date of this Agreement or any other proceeding relating to the proposed transactions, the Merger, and this Agreement that has been filed as of the date of this Agreement.

      6.6     No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement that makes consummation of the Merger illegal.

      6.7     Financing. Parent shall have received the cash proceeds of the Financing, in an amount that is sufficient to pay the full amounts required to be paid by Parent and Merger Sub pursuant to Sections 1.5 and 1.6 and all other amounts required to be paid by Parent or Merger Sub under this Agreement and to pay all of the related fees and expenses; provided that this condition shall be deemed satisfied (and Parent and Merger Sub shall be obligated to consummate the Merger) in the event that the Financing is not available because any of Mr. Edelbrock, Parent, Merger Sub or any of their respective Representatives is in breach of Section 3.9 or 5.10 of this Agreement.

      6.8     Dissenting Shares. The total number of Dissenting Shares shall not exceed ten percent of the outstanding Company Common Stock as of the Effective Time.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

      The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions, provided that any of such conditions may be waived in writing by the Company unless prohibited by applicable Legal Requirements:

      7.1     Accuracy of Representations. The representations and warranties of Parent and Merger Sub that are contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not have, a Material Adverse Effect on the Company. The Company shall have received a certificate from the Chief Executive Officer and Corporate Secretary of Parent and Merger Sub to the effect that the conditions described in this Section 7.1 and in Section 7.2 have been satisfied.

      7.2     Performance of Obligations. All of the obligations that Parent and Merger Sub that are required to be complied with or performed at or prior to the Closing shall have been complied with and performed in all material respects.

      7.3     Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

      7.4     No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement that makes consummation of the Merger by the Company illegal.

      7.5     Insurance. Prior to the Effective Time, the Company shall have purchased and paid for in full directors’ and officers’ liability insurance for a period of six years from the Effective Time (which policy shall be of at least the same coverage, with carriers comparable to the Company’s existing carriers, containing terms and conditions which are no less favorable to those covered in the Company’s existing directors’ and officers’ liability policy), to cover the Indemnified Persons with respect to those matters covered by the Company’s directors’ and officers’ liability policy in effect on the date hereof.

ARTICLE 8.

TERMINATION

      8.1     Termination.

      (a) Optional Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(i) By the mutual written consent of Parent and the Company;

(ii) By either Parent or the Company if the Merger shall not have been consummated on or before the date which is nine months after the date of this Agreement (the “Outside Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by such date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(iii) By either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(iv) By either Parent or the Company if this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(v) By Parent if the Company or any of its Representatives breach any material provision of Section 4.3;

(vi) By Parent if (A) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the Closing Date such that the condition set forth in Section 6.1 would be incapable of being satisfied on or before the Outside Termination Date, or (B) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would be incapable of being satisfied on or before the Outside Termination Date; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(a)(vi) on account of such inaccuracy or breach; and

(vii) By the Company if (A) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the Closing Date, such that the condition set forth in Section 7.1 would be incapable of being satisfied on or before the Outside Termination Date, or (B) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would be incapable of being satisfied on or before the Outside Termination Date; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(a)(vii) on account of such inaccuracy or breach.

      Any action by the Company to terminate this Agreement pursuant to this Section 8.1(a) shall require Board approval following the recommendation of the Special Committee.

      (b) Automatic Termination. This Agreement shall automatically terminate if the Board or the Special Committee makes an Adverse Recommendation Change pursuant to Section 4.3(e).

      8.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3, Section 8.4 and Article 9 (other than Section 9.6) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or agreement that is contained in this Agreement.

      8.3     Termination Fee.

      (a) If this Agreement terminates pursuant to Section 8.1(b) and the Company enters into a definitive Agreement with respect to a Superior Proposal and the Acquisition that is the subject of such Superior Proposal is consummated within twelve months following such termination of this Agreement, the Company shall pay to Parent the sum of Two Million Dollars ($2,000,000) less any amounts paid by the Company to Parent in accordance with Section 8.4.

      (b) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay any amounts owing pursuant to this Section 8.3 when due, the Company shall in addition thereto pay to Parent all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent at the prime rate of Citibank, N.A. as in effect from time to time during such period.

      8.4 Expenses.

      (a) Except as set forth in this Section 8.4, all fees and expenses that are incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

(i) The Company shall pay all fees and expenses, other than the fees and expenses of Parent’s counsel and other advisors, that are incurred in connection with (A) the preparation, filing, printing and mailing of the Proxy Statement and the Schedule 13E-3 and (B) the Company Stockholders’ Meeting; and

(ii) If this Agreement is terminated by Parent pursuant to Section 8.1(a)(v) or 8.1(a)(vi) or this Agreement automatically terminates pursuant to Section 8.1(b) at a time when there is no breach by Parent, Merger Sub or any of the Edelbrock Entities of any of their representations, warranties or covenants in this Agreement or the Stockholders Support Agreement, the Company shall pay to Parent an amount equal to Parent’s actual, documented out-of-pocket expenses (including all attorneys’ fees and advisors’ fees) incurred in connection with this Agreement and the transactions contemplated by this Agreement, within five business days after the termination of this Agreement, provided that the Company’s obligation pursuant to this Section 8.4(a)(ii) shall not exceed One Million Dollars ($1,000,000).

      (b) If the Company fails to pay when due any amounts that are owed to Parent under Section 8.4(a), the Company shall in addition thereto pay to Parent all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent at the prime rate of Citibank, N.A. as in effect from time to time during such period.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

      9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that (i) in the case of the Company, the Board and the Special Committee have approved such amendment in writing, and (ii) after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.2 Waiver.

      (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.3 No Survival of Representations and Warranties. The representations and warranties that are contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall terminate as of the Effective Time and shall have no further force or effect. Except for the agreements set forth in Article 1 and Sections 5.4, 8.3 and 8.4, and Article 9 (other than Section 9.6), the agreements of the parties hereto (including the Surviving Corporation after the Merger) shall terminate as of the Effective Time and shall have no further force or effect.

      9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that any confidentiality agreement executed by Parent and the Company prior to the date of this Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      9.5 Applicable Law; Jurisdiction; Specific Performance. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (ii) each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8. The parties to this Agreement agree that irreparable damage would occur in the event of a breach of any provision of this Agreement, and that the non-breaching parties shall be entitled to specific performance of the provisions of this Agreement in addition to other available legal and equitable remedies.

      9.6 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate sections corresponding to the numbered and lettered sections contained in Section 2, provided that any disclosure set forth in any particular section of the Company Disclosure Schedule as an exception to a specific representation or warranty contained in Section 2 will be deemed to be an exception to other representations or warranties contained in Section 2 to the extent that it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other representations or warranties.

      9.7 Assignment of this Agreement; Parties in Interest.

      (a) This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by such party without such consent shall be void and of no effect.

      (b) Except as provided in Section 5.4 regarding the Surviving Corporation’s indemnification and insurance obligations and except as provided in Section 9.7(a), nothing in this Agreement, express or implied, is intended to, or shall, confer upon any Person other than Parent, Merger Sub or the Company any rights, benefits or remedies of any nature.

      9.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one business day after being sent by courier or express delivery service or by facsimile, or (iii) two business days after being sent by first-class certified mail, return receipt requested, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:	Edelbrock Holdings, Inc. c/o Edelbrock Corporation 2700 California Street Torrance, California 90503 Attn: O. Victor Edelbrock, Jr. Tel: (310) 972-2700 Fax: (310) 320-3964

With a copy to:	Troy & Gould 1801 Century Park East Los Angeles, California 90067 Attn: Lawrence Schnapp Marc Brown Tel: (310) 553-4441 Fax: (310) 201-4746

If to the Company:	Edelbrock Corporation 2700 California Street Torrance, California 90503 Attn: Jeffrey L. Thompson Tel: (310) 972-2701 Fax: (310) 320-3964

With a copy to:	The Special Committee of
the Board of Directors of
Edelbrock Corporation
c/o Ralph Hellmold, Chairman
689 Fifth Avenue, 14th Floor
New York, New York 10022
Tel: (212) 399-6555 Ext. 210
Fax: (212) 424-1904

and

Jones Day 2882 Sand Hill Road, Suite 240 Menlo Park, California 94025 Attn: Robert T. Clarkson Sean M. McAvoy Tel: (650) 739-3939 Fax: (650) 739-3900

and

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 Attn: Nick P. Saggese Michael V. Gisser Tel: (213) 687-5550 Fax: (213) 687-5600

      9.9 Severability. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      9.10 Construction.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

      (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

      (e) The bold-faced headings that are contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

EDELBROCK HOLDINGS, INC.

By:	/s/ O. VICTOR EDELBROCK, JR.

O. Victor Edelbrock, Jr.
Chief Executive Officer

EDELBROCK MERGER SUB, INC.

By:	/s/ O. VICTOR EDELBROCK, JR.

O. Victor Edelbrock, Jr.
Chief Executive Officer

EDELBROCK CORPORATION

By:	/s/ JEFFREY L. THOMPSON

Jeffrey L. Thompson
Executive Vice President and Chief
Operating Officer

Signature Page to Merger Agreement

EXHIBIT A

CERTAIN DEFINITIONS

      For purposes of the Agreement (including, without limitation, this Exhibit A):

      Beneficial Ownership. The phrase “beneficially owning” securities and similar phrases shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

      Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including, without limitation, any Governmental Authorization).

      Contract. “Contract” means any written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking.

      Edelbrock Entities. “Edelbrock Entities” means Mr. Edelbrock, his wife, his children and funds and trusts of which he is a trustee and which own Company Common Stock.

      Entity. “Entity” means any corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, limited liability company, joint stock company, firm or other enterprise, association or organization.

      Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      Governmental Authorization. “Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      Governmental Body. “Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction located in the United States and its territories, (ii) federal, state, local, municipal, foreign or other government located in or outside the United States, or (iii) governmental or quasi-governmental authority of any nature (including, without limitation, any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal) located in or outside the United States.

      Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Stock Market, Inc.).

      Material Adverse Effect. “Material Adverse Effect” means (i) with respect to the Company, an effect which (A) is materially adverse to the business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than resulting from changes in general industry conditions or changes in general economic conditions, except, in each case, to the extent any such condition affects the Company to a greater extent than other similarly situated companies generally or (B) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) with respect to Parent or Merger Sub, any circumstance, change, event or effect which materially impairs the ability of Parent or Merger Sub to consummate the transactions contemplated by the Agreement.

      Person. “Person” means any individual, Entity or Governmental Body.

      Representatives. “Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

      Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board or directors or other governing body, or (ii) at least fifty percent of the outstanding equity interests or such Entity.

EXHIBIT B

COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT C

STOCKHOLDERS SUPPORT AGREEMENT

EXHIBIT B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

DELAWARE CODE

TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
SECTION 262 APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT C

June 25, 2004

Special Committee of the Board of Directors

Edelbrock Corporation
2700 California Street
Torrance, CA 90503

Members of the Special Committee:

      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Shares”), of Edelbrock Corporation (the “Company”), other than (i) shares held by or contributed in the Merger (as defined below) to Edelbrock Holdings (the “Acquiror”), (ii) 2,628,529 shares by family trusts of which O. Victor Edelbrock, Jr. (“Mr. Edelbrock”) is a trustee and (iii) 177,537 shares that Mr. Edelbrock owns through the Company’s 401(k) plan, of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 25, 2004 (the “Agreement”), among the Company, the Acquiror, and Edelbrock Merger Sub Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). The Agreement provides, among other things, for the merger (the “Merger”) of the Company with the Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of the Company Shares not owned by the Acquiror or the Merger Sub, except as provided in the Agreement, will be converted into the right to receive $16.75 in cash (the “Consideration”).

      In connection with rendering our opinion, we have, among other things:

1. Reviewed certain publicly available business and financial information relating to the Company that we believed to be relevant;

2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

3. Conducted discussions with members of senior management of the Company regarding 1) and 2) above;

4. Reviewed historical market prices, trading activity, results of operations and valuation multiples for the Company and compared them with those of publicly traded companies that we believed to be relevant;

5. Reviewed summary information extracted from MAI Appraisals, in draft form, of the Company’s real estate properties that were made available to us;

6. Reviewed the financial terms, to the extent available, of certain comparable public transactions and compared them to the proposed terms of the Merger;

7. Participated in discussions and negotiations among representatives of the Company, the Special Committee (as defined below) and the Acquiror;

8. Reviewed the Agreement and Plan of Merger, capital commitment letters and other documents related to the transaction; and

Kerlin Capital Group, LLC

515 South Figueroa Street, Suite 1275, Los Angeles, CA 90071
Telephone (213) 627-3300-Fax (213) 627-2134

C-1

9. Conducted other examinations and analyses we deemed appropriate, including our assessment of general economic and market conditions.

      In connection with our review, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and its representatives, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information. We have been furnished with summary information extracted from an independent evaluation and appraisal of the real estate properties of the Company, but we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed, with your consent, that the Merger will be consummated substantially in accordance with the terms of the Agreement, without waiver, amendment or modification of any material term, condition or agreement therein and that in the course of obtaining any necessary regulatory and third party approvals and consents for the Merger, no delay, limitation, restriction or condition will be imposed that will have an adverse effect on the contemplated benefits of the Merger.

      Our opinion is necessarily based upon the information available to us and financial, economic, market, and other conditions as they exist and can be evaluated on the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

      In connection with the preparation of this opinion, we have not been authorized by the Special Committee of the Board of Directors of the Company (“Special Committee”) or otherwise to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company as of the date hereof. Our opinion does not address the relative merits of the Merger as compared to other transactions or business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

      We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee from the Company for our services, significant portions of which are payable upon delivery of this opinion and upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

      It is understood that this opinion is for the use and benefit of the Special Committee and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act in any matter relating to the proposed Merger. It is further understood that, other than its inclusion in its entirety in material that may be provided to the public holders of the Company Shares and filed with the Securities Exchange Commission, this letter may not be publicly disclosed or otherwise publicly referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair to such holders, other than the Acquiror and its affiliates, from a financial point of view.

Very truly yours,

KERLIN CAPITAL GROUP, LLC

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Proxy Card

EDELBROCK CORPORATION

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE EDELBROCK CORPORATION

BOARD OF DIRECTORS

      The undersigned hereby appoints [Jeffrey L. Thompson] as proxy for the undersigned with full power of substitution, and hereby authorizes him to represent and to vote all shares of Edelbrock common stock that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Edelbrock to be held at the Edelbrock facility located at 510 Madrid Avenue, Torrance, California 90505 on [          ]day, [                    ], 2004, at [          ][                     ].m. or at any adjournment(s) thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

      PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AND WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

SPECIAL MEETING OF STOCKHOLDERS OF

EDELBROCK CORPORATION
[                    ], 2004

Please date, sign and mail

your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in

the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 25, 2004, by and among Edelbrock Holdings, Inc. and Edelbrock Merger Sub, Inc. and Edelbrock Corporation and the merger of Edelbrock Merger Sub, Inc. with and into Edelbrock Corporation, pursuant to which stockholders of Edelbrock Corporation will receive $16.75 in cash in exchange for each share of Edelbrock Corporation common stock, and Edelbrock Corporation will become a privately-held company.	For ☐	Against ☐	Abstain ☐

2. To grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the Agreement and Plan of Merger and the merger if there are not sufficient votes for approval and adoption of the Agreement and Plan of Merger and the merger at the special meeting.	For ☐	Against ☐	Abstain ☐

3. To adjourn or postpone the special meeting, if necessary to permit further solicitation of proxies as may be deemed appropriate by the proxy holders in their discretion.	For ☐	Against ☐	Abstain ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT THEREOF. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

      Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.